EXHIBIT 2.1

STOCK AND ASSET PURCHASE AGREEMENT

by and between

STANDARD MANAGEMENT CORPORATION

and

CAPITAL ASSURANCE CORPORATION

Dated as of February 9, 2005

i

INDEX OF SCHEDULES*

Schedule 1.01(b)	Surplus Relief Treaties
Schedule 2.05(a)(iv)	Company Licensing Status
Schedule 2.05(a)(vi)	Dixie Licensing Status
Schedule 3.02	Authorization
Schedule 3.03	Governmental Consents and Approvals – Seller
Schedule 3.04(a)	Stock Ownership of the Company
Schedule 3.04(c)	Equity Ownership by the Company
Schedule 3.05	Actions Pending
Schedule 3.06	No Conflict or Violation
Schedule 3.07(a)	Insurance Licenses and Permits
Schedule 3.07(b)	Exceptions to Insurance Licenses and Permits
Schedule 3.08(a)	Contracts
Schedule 3.08(b)	Exceptions to Contracts
Schedule 3.09	Compliance with Applicable Law
Schedule 3.10(a)	Intellectual Property
Schedule 3.10(b)	Intellectual Property: Licenses
Schedule 3.10(d)	Intellectual Property: Actions and Payments
Schedule 3.10(h)	Intellectual Property: Licensed Intellectual Property
Schedule 3.10(l)	Intellectual Property: Disclosed Information
Schedule 3.11(c)	SAP Statements
Schedule 3.11(d)	Undisclosed Liabilities
Schedule 3.11(e)	Guaranty Fund Assessments
Schedule 3.12	Taxes
Schedule 3.13(a)	Plans under which Seller has Liability to Covered Employees
Schedule 3.13(b)	All Benefit Plans
Schedule 3.13(c)	Multiemployer Plan
Schedule 3.13(e)	Commitments
Schedule 3.13(g)	Plan Litigation
Schedule 3.13(i)	Extended Coverage
Schedule 3.13(k)	Severance
Schedule 3.15	Insurance Issued by the Company or Dixie
Schedule 3.16(a)	Assets
Schedule 3.16(b)	Investment Assets
Schedule 3.16(d)	Sufficiency
Schedule 3.17	Environmental Matters
Schedule 3.18	Regulatory Filings
Schedule 3.19(a)	Owned Property
Schedule 3.19(b)	Leased Property
Schedule 3.20	Conduct of Business; Absence of Certain Changes
Schedule 3.21	Insurance Coverage
Schedule 3.22	Market Conduct
Schedule 3.23	Producers
Schedule 3.24 (a)	Labor Disputes
Schedule 3.24(b)	Labor Complaints
Schedule 3.24(c)	Classification of Employees

v

Schedule 3.25	Third Party Reinsurance Agreements
Schedule 3.26	Unrecorded Funds and Material Assets
Schedule 3.27	Security Deposits
Schedule 3.28	Bank Accounts
Schedule 3.34	Surplus Debentures
Schedule 4.03	Governmental Consents and Approvals — Buyer
Schedule 4.04	No Conflict or Violation
Schedule 4.07	Buyer Financing Commitments
Schedule 4.13	List of Assets and Liabilities of Buyer
Schedule 5.02(b)	Conduct of Business
Schedule 5.07	Intercompany Obligations
Schedule 5.12	Excluded Assets
Schedule 5.26	Agreements to be Terminated
Schedule 9.03(b)	Certain Marks
Schedule 11.08	Tax Losses

*	Pursuant to Item 601(b)(2) of Regulation S-K, the Schedules listed above have not been filed with this Agreement. The Registrant will furnish supplementally a copy of any omitted Schedule to the Commission upon request.

INDEX OF EXHIBITS

Exhibit A	—	Statutory Accounting Practices
Exhibit B	—	Cash Consideration
Exhibit C	—	Series A Certificate of Designations
Exhibit D	—	Lease Agreement
Exhibit E	—	Assumption Agreement
Exhibit F	—	Bill of Sale, General Assignment and Allonge
Exhibit G	—	Shareholders Agreement
Exhibit H	—	Pledge Agreement

STOCK AND ASSET PURCHASE AGREEMENT

          This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 9, 2005, is entered into by and between Standard Management Corporation, an Indiana corporation (“Seller”) and Capital Assurance Corporation, a Delaware corporation (the “Buyer”).

W I T N E S S E T H:

          WHEREAS, Seller owns 897,033 shares (the “Shares”) of common stock, par value $3.00 per share (the “Company Common Stock”), of Standard Life Insurance Company of Indiana, an Indiana life insurance company (the “Company”), constituting all of the issued and outstanding shares of capital stock of the Company;

          WHEREAS, the Company owns 1,491,869 shares of common stock, par value $1.00 per share (the “Dixie Common Stock”), of Dixie National Life Insurance Company, an Indiana life insurance company (“Dixie”), constituting 99.5% of the issued and outstanding shares of capital stock of Dixie;

          WHEREAS, Seller is the holder of three Surplus Debentures (as defined below) issued by the Company;

          WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Shares and the Surplus Debentures, upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises, the mutual promises, representations, warranties, covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

     Section 1.01. Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

          “Action” means any formal legal, administrative or arbitration proceeding, suit or governmental or regulatory investigation.

          “Acquisition Proposal” has the meaning set forth in Section 5.10(a).

          “Administrative Services Agreements” has the meaning set forth in Section 3.08(a)(viii).

          “Affiliate” means, with respect to any Person (other than any individual), at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of the foregoing, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          “Affiliate Plan” has the meaning set forth in Section 3.13(d).

          “Agreement” has the meaning set forth in the first paragraph of this Agreement.

          “Allocated Tax Losses” has the meaning set forth in Section 11.08.

          “Amended and Restated Trust Agreement of the Trust” means the Amended and Restated Trust Agreement of the Trust dated as of August 9, 2001 among Standard Management Corporation, Bankers Trust Company and bankers Trust (Delaware).

          “Ancillary Agreements” means the Assumption Agreement, the Lease Agreement, the Shareholder Agreement, the Transfer Documents and the Pledge Agreement.

          “Annuity Contract” means any annuity contract, funding agreement, guaranteed investment contract or similar Contract, and forms with respect thereto, issued, assumed or reinsured by the Company or Dixie.

          “Applicable Law” means any domestic or foreign federal, state or local statute, law, ordinance or code, or any rules, regulations, administrative interpretations, or orders issued by any Governmental Entity pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree applicable to a Person or any such Person’s subsidiaries, properties, assets, officers, directors, employees or agents (with respect to officers, directors, employees or agents, solely in their respective capacities as such).

          “Assets” means all rights, titles, franchises and interests in and to every type of property, real, personal and mixed, and choses in action thereunto belonging to the Company or Dixie, as applicable, including, but not limited to, Books and Records, Investment Assets, Intellectual Property, Contracts, licenses, leaseholds, privileges and all other assets whatsoever, tangible or intangible, whether or not reflected in the SAP Statements.

          “Assumption Agreement” means the Assumption Agreement between Seller and Buyer substantially in the form of Exhibit E hereto.

          “Audits” has the meaning set forth in Section 3.12(a).

          “Basket Amount” has the meaning set forth Section 11.01(a).

          “Benefit Plans” has the meaning set forth in Section 3.13(b).

          “Bill of Sale, General Assignment and Allonge” means the Bill of Sale, General Assignment and Allonge between Seller and Buyer substantially in the form of Exhibit F hereto.

          “Books and Records” means, collectively, the Company Books and Records and the Dixie Books and Records.

          “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the States of New York or Indiana are permitted or obligated by law to be closed.

          “Buyer” has the meaning set forth in the first paragraph of this Agreement.

          “Buyer Financing” has the meaning set forth in Section 4.07.

          “Buyer Indemnified Party or Parties” has the meaning set forth in Section 11.01(a).

          “Buyer Loss or Losses” has the meaning set forth in Section 11.01(a).

          “Buyer Preferred Shares” has the meaning set forth in Section 2.02(b)(i).

          “Calculation Date” has the meaning set forth in Section 2.02(c).

          “Cap” has the meaning set forth in Section 11.01(a).

          “Cash Consideration” has the meaning set forth in Section 2.02(c).

          “Change in Board Recommendation” has the meaning set forth in Section 5.10(d).

          “Change of Control” means any (i) merger, consolidation or other business combination involving Seller or the Company to the extent that Seller or the Company, as applicable, does not continue to control at least a majority of the voting power of the resulting entity, (ii) the acquisition of at least a majority of the outstanding capital stock of Seller or Company or (iii) the issuance by Seller or the Company of debt or equity securities in a total amount in excess of $20 million in one or a series of transactions, provided that (A) a bona fide offer to purchase such securities has been either received by Seller or the Company or publicly announced prior to the date of the Seller’s Stockholder Meeting and (B) in the event of debt securities, such offer either (x) contemplates a pledge of the stock of the Company to secure such indebtedness or (y) contemplates an acceleration of such indebtedness in the event of a sale of the Company or, in the event of equity securities, such offer is conditioned on a retention of ownership of the Company by Seller.

          “CIT Group” means The CIT Group/Equipment Financing, Inc.

          “Claims Notice” has the meaning set forth in Section 11.02.

          “Closing” means the closing of the transactions contemplated by this Agreement.

          “Closing Agreement” means a written and legally binding agreement with a Governmental Entity with respect to Taxes.

          “Closing Date” means the earliest date practicable (but not later than the tenth Business Day) following the satisfaction of the last of the conditions to Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing)

provided, however, the Closing Date shall be no earlier than 30 days following the date on which Buyer is allowed access to the Employees pursuant to Section 5.09 hereof; provided, further, that if such date is not a Business Day, the Closing Date shall be the immediately succeeding Business Day; provided, further, that the Closing may occur on such other day as the parties may agree to in writing.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Common Securities” has the meaning set forth in the Indenture.

          “Company” has the meaning set forth in the recitals to this Agreement.

          “Company Books and Records” means originals or copies of all of the Company’s books and records, documents, data and databases, administrative records, claim records, complaint logs, policy forms and files, sales records and files, records relating to regulatory matters, customer lists, policy information, correspondence with regulatory authorities, reinsurance records, underwriting records, financial, Tax and accounting records and all other records, data, databases and information (in whatever form maintained, including computer generated, recorded or stored) relating to the assets, properties, business, conduct and operations of the Company, including all Permits held by the Company and all such items relating to the Company’s legal existence, stock ownership, corporate management or other such corporate records, in each case, to the extent in the possession or under the control of Seller, the Company or any Affiliate of Seller.

          “Company Common Stock” has the meaning set forth in the recitals to this Agreement.

          “Competing Business” has the meaning set forth in Section 5.11(a).

          “Consolidated Tax Returns” has the meaning set forth in Section 6.02.

          “Contract” means a contract, policy, agreement, guarantee, commitment, undertaking, indenture, note, bond, mortgage, or assignment, whether written or oral.

          “Controlling Party” has the meaning set forth in Section 6.03(e).

          “Confidentiality Agreement” means the confidentiality agreement dated January 22, 2004 between Capital Prospects, LLC and Raymond James & Associates, Inc. on behalf of and for the benefit of Seller, the Company and Dixie.

          “Continuing Employees” means any Employees who become employees of Buyer.

          “Covered Employees” has the meaning set forth in Section 3.13(a).

          “Credit Agreement” has the meaning set forth in Section 2.05(a)(xvii).

          “Direct Claim” has the meaning set forth in Section 11.04.

          “Dixie” has the meaning set forth in the recitals to this Agreement.

          “Dixie Books and Records” means originals or copies of all of Dixie’s books and records, documents, data and databases, administrative records, claim records, complaint logs, policy forms and files, sales records and files, records relating to regulatory matters, customer lists, policy information, correspondence with regulatory authorities, reinsurance records, underwriting records, financial, Tax and accounting records and all other records, data, databases and information (in whatever form maintained, including computer generated, recorded or stored) relating to the assets, properties, business, conduct and operations of Dixie, including all Permits held by Dixie and all such items relating to Dixie’s legal existence, stock ownership, corporate management or other such corporate records, in each case, to the extent in the possession or under the control of Seller, Dixie or any Affiliate of Seller.

          “Dixie Common Stock” has the meaning set forth in the recitals to this Agreement.

          “Dixie Shares” has the meaning set forth in Section 3.04(b).

          “Employees” means the employees of the Company or Dixie.

          “Enforceability Exceptions” has the meaning set forth in Section 3.02.

          “Environmental Laws” means any and all local, state and federal laws, regulations, codes, decrees, orders, judgments, principles of common law and binding judicial or administrative interpretation thereof pertaining to: (a) the protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, drinking water, natural resources and biota); or (b) the presence, use, processing, generation, management, storage, treatment, recycling, disposal, discharge, release, threatened release, investigation or remediation of Hazardous Materials, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act and the Federal Clean Air Act and their implementing regulations as well as state analogues, each as may be amended from time to time.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” has the meaning set forth in Section 3.13(c).

          “Estimated Cash Consideration” has the meaning set forth in Section 2.04(a).

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Excluded Assets” shall mean the assets set forth on Schedule 5.12

          “Excluded Liabilities” has the meaning set forth in Section 5.12.

          “Filing Party” has the meaning set forth in Section 6.02(a).

          Final Cash Consideration” has the meaning set forth in Section 2.04(e).

          “GAAP” means generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

          “Governmental Entity” means any agency, administrative division or department (or administrative subdivision), commission, regulatory authority, Taxing or administrative authority, guaranty fund association, court or other judicial body or legislature of the government of the United States or of any state, city, municipality, county or town thereof, or of any foreign jurisdiction.

          “Guarantee Agreement” means the Guarantee Agreement dated as of August 9, 2001 between Seller and Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company.

          “Hazardous Materials” means any substance, material or waste that is presently regulated, classified, or defined under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive” or words of similar meaning or regulatory effect, including petroleum and its by-products, asbestos, lead based paint, polychlorinated biphenyls, radon and urea-formaldehyde insulation.

          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          “Indemnified Party or Parties” has the meaning set forth in Section 11.01(c).

          “Indemnifying Party” means the party against whom indemnity is sought.

          “Indenture” means that certain Junior Subordinated Indenture dated as of August 9, 2001 by and between Seller and Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company.

          “Indiana Department” means the Indiana Department of Insurance.

          “Information” has the meaning set forth in Section 5.06.

          “Insurance Contract” means any Contract of insurance or reinsurance (and any certificates thereunder) and forms with respect thereto, including any Life Insurance Contract or Annuity Contract, issued, assumed or reinsured by the Company or Dixie.

          “Insurance Licenses” has the meaning set forth in Section 3.07.

          “Insurance Regulators” means the Indiana Department and each other insurance regulatory authority that is a Governmental Entity that regulates the insurance operations of the Company or Dixie.

          “Intellectual Property” means all intellectual property rights including, but not limited to, patent and patent applications, inventions (whether or not patentable), designs, Trademarks, copyrights, copyright registrations and applications, technology, computer programs and software applications (including source code, object code, executables and utilities, patches, fixes and upgrades and all related documentation including operator and user manuals and training manuals), mask works, trade secrets, know-how, confidential information, proprietary processes and formulae, algorithms, methods, data, databases and documentation, forms, Internet and intranet content, moral rights (if any), and all similar intellectual and industrial property rights of any sort throughout the world along with any tangible embodiments of the foregoing.

          “Intercompany Obligations” has the meaning set forth in Section 5.07.

          “Investment Assets” means the investment assets of the Company and Dixie including, without limitation, bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership interests, caps, swaps, derivatives and other similar arrangements and all other equity interests (including, but not limited to, equity or other interests in Subsidiaries), real estate and interests therein, certificates issued by or interests in trusts, and cash on hand and on deposit.

          “Knowledge” means (i) with respect to the knowledge of Seller, (a) the actual knowledge of Ronald D. Hunter, P.B. Pheffer, Stephen M. Coons, Marc Novotney, Michael Kilkenny, Geoff Endris, Gerald R. Hochgesang, Bob Schnell, Michael Berry, Holbrook Hankinson, Michael Quaranta or Jim McWilliams; and (b) all facts any of such individuals (other than with respect to Jim McWilliams) could reasonably be expected to have known with respect to the matter at hand in the ordinary course of the Company’s business; and (ii) with respect to the knowledge of Buyer, (x) the actual knowledge of any of the officers of Buyer; and (y) all facts any such individuals could reasonably be expected to have known with respect to the matter at hand in the ordinary course of Buyer’s business.

          “Lease Agreement” means the Lease Agreement between Seller and the Company substantially in the form of Exhibit D, in respect of the property located at 10689 N Pennsylvania Street, Indianapolis, Indiana.

          “Leases” means all leases or subleases of space at the Leased Property, all other occupancy agreements affecting the Leased Property, and all amendments, renewals, replacements, extensions, substitutions and modifications of any of the foregoing, together with any guarantees executed in connection with any such leases or occupancy agreements.

          “Leased Property” means all real property leased or subleased by the Company or Dixie.

          “Liability” means any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, whether or not accrued, including but not limited to liabilities under Insurance Contracts.

          “Licensed Computer Programs” means computer programs, software tools, data and databases, licensed by either (or both of) the Company or Dixie and used primarily by, for or in support of, the business of the Company and/or Dixie.

          “Lien” means any lien, pledge, mortgage, security interest, encumbrance, claim, charge or defect of title of any kind or nature whatsoever, other than a Stock Restriction, or any agreement to give or grant or permit any of the foregoing. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          “Life Insurance Contract” means any life insurance contract, and forms with respect thereto, issued, assumed or reinsured by the Company or Dixie.

          “Losses” and “Loss” have the meanings set forth in Section 11.01(c).

          “Market Conduct Activities” means the marketing, solicitation, application, underwriting, acceptance, sale, purchase, operation, retention, administration, or replacement by means of surrender, partial surrender, loans respecting, withdrawal and/or termination of any Insurance Contract, including without limitation any or all of the acts, omissions, facts, matters, transactions, occurrences, or any oral or written statements or representations made in connection with any of the foregoing, including without limitation those relating to: (A) the vanishing premium concept; (B) race based underwriting; (C) “modal” premium claims; (D) the nature, characteristics, terms, appropriateness, suitability, descriptions and operation of any Insurance Contract; (E) whether any Insurance Contract was, would operate or could function as a pension or retirement plan, investment or savings account, tuition-funding or mortgage-protection plan or other type of investment, savings or thrift vehicle; (F) the fact that a part of the premiums paid would not be credited toward an investment or savings account or the Insurance Contract’s cash value, but would be used to offset the insurer’s commission, sales, administration or mortality expenses; (G) the use of an existing Insurance Contract’s cash value or cash-surrender value by means of a surrender, withdrawal, partial surrender or loan to purchase or maintain a policy; (H) the insurer’s dividend, interest, crediting and cost of insurance and administrative charge policies; dividend scales, illustrations of dividend values, cash values or death benefits; or any other matters relating to dividends, interest crediting rates or cost of insurance and administrative charges; (I) the failure to disclose surrender charges; (J) the providing of tax advice or (K) the providing of Medicaid eligibility advice.

          “Material Adverse Effect” means (i) any event, change, condition, or occurrence which has or would be reasonably likely to have a material adverse effect on (A) the Assets, business, condition (financial or otherwise), or results of operations of the Company and Dixie taken as a whole, or (B) the ability of Seller, the Company or Dixie to timely perform their respective material obligations under this Agreement or any Ancillary Agreement to which Seller, the Company or Dixie is a party or to consummate the transactions contemplated hereby or thereby; or (ii) Seller shall be or shall have become insolvent or shall be the subject of any voluntary or involuntary bankruptcy, insolvency, liquidation, rehabilitation, conservation, supervision, dissolution or similar proceeding and such proceeding, if an involuntary proceeding, is not dismissed on or before the earlier of (A) the date which is 90 days from the commencement of such proceeding or (B) the date on which the other conditions set forth in Articles VII and VIII (other than those conditions designating instruments, certificates or other documents to be delivered at Closing) shall be satisfied or waived in accordance with this Agreement. Without limiting the generality of the foregoing, the following shall be deemed to be a Material Adverse Effect: (y) a downgrade of the rating of the Company by A.M. Best Company, Inc. or an announcement that such rating is under review with negative implications, excluding, however, any such downgrade or announcement that occurs primarily as the result of any action taken by Buyer or any Affiliate of Buyer or (z) a reduction of five percent (5%) or more in the total admitted assets of the Company from the amount of such admitted assets as reflected on the SAP Statement of the Company for the quarter ended September 30, 2004.

          “Material Contract” has the meaning set forth in Section 3.08(a).

          “90-Day Treasury Rate” means the annual yield rate, on the date to which the 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).

          “Non-Controlling Party” has the meaning set forth in Section 6.03(e)(i).

          “Notice of Disagreement” has the meaning set forth in Section 2.04(d).

          “Owned Computer Programs” means all computer programs, software tools, data and databases owned by the Company or Dixie and used by, for or in support of, the business of the Company and/or Dixie.

          “Owned Property” means the real property owned by the Company or Dixie.

          “Payment Default” has the meaning set forth in Section 3.16(b)(ii).

          “Permits” means any required licenses, permits, approvals, authorization or certificates of any Governmental Entity.

          “Permitted Liens” means each of the following: (a) Liens for current taxes and assessments not yet due and payable or which are being contested in good faith; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other statutory Liens arising in the ordinary course of business so long as the obligations to which such Liens relate are not delinquent and also so long as the amount of any such Liens, individually or in the aggregate, does not exceed $75,000; (c) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been made available to Buyer, provided the same do not materially interfere with the current use of the applicable Property, render title to any Property unmarketable or materially interfere with the present use of, any Property; (d) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity; (e) such other imperfections in title, charges, easements, restrictions and encumbrances that do not materially detract from the value of, render unmarketable or materially interfere with the present use of, any Leased Property or Owned Property subject thereto or affected thereby.

          “Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

          “Plan” and “Plans” have the meanings set forth in Section 3.13(a).

          “Pledge Agreement” means the Stock Pledge Agreement between Seller and Buyer substantially in the form of Exhibit H hereto.

          “Post-Closing Tax Period” has the meaning set forth in Section 6.01(a).

          “Pre-Closing Tax Period” has the meaning set forth in Section 6.01(a).

          “Producers” has the meaning set forth in Section 3.23.

          “Proposed Cash Consideration” has the meaning set forth in Section 2.04(b).

          “Proxy Statements” has the meaning set forth in Section 5.14.

          “Purchase Price” has the meaning set forth in Section 2.02(a).

          “Qualified Plans” has the meaning set forth in Section 3.12(n).

          “SAP” means statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners and the Indiana Department consistently applied for the period(s) covered thereby, including, without limitation, the accounting practices set forth on Exhibit A.

          “SAP Statements” has the meaning set forth in Section 3.11(c).

          “SCOR Life Treaty” means the reinsurance agreement between the Company and SCOR Life U.S. Insurance Company effective January 1, 1995.

          “SEC” means the Securities and Exchange Commission.

          “Securities Act” means the Securities Act of 1933, as amended.

          “Seller” has the meaning set forth in the first paragraph of this Agreement.

          “Seller’s Consolidated Group” has the meaning set forth in Section 3.12(b).

          “Seller Indemnified Party or Parties” has the meaning set forth in Section 11.01(c).

          “Seller Licensed Computer Programs” means all computer programs, software tools, data and databases licensed by Seller or any Affiliate or Subsidiary of Seller (other than the Company or Dixie) and used primarily in the conduct of or in support of the business of the Company and/or Dixie, including without limitation, the Software Transfer and Royalty Agreement.

          “Seller Losses” has the meaning set forth in Section 11.01(c).

          “Seller Reports” has the meaning set forth in Section 3.11(a).

          “Seller Stockholder Approval” means the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of capital stock of Seller at the Seller’s Stockholder Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement and the transactions contemplated hereby.

          “Seller’s Stockholder Meeting” has the meaning set forth in Section 5.15.

          “Series A Certificate of Designations” means the Certificate of Designations, Voting Powers and Rights of Series A Preferred Stock filed with the Secretary of State of the State of Delaware on or prior to the Closing Date, providing for designation, voting power and other rights of the Buyer Preferred Shares in the form attached hereto as Exhibit C.

          “Series A Preferred Stock” means the Series A Preferred Stock, par value $100 per share, of Buyer created pursuant to and having the terms and conditions set forth in the Series A Certificate of Designations.

          “Settlement Auditor” has the meaning set forth in Section 2.04(e).

          “Severance Payments” has the meaning set forth in Section 5.09(c).

          “Shareholders Agreement” means a shareholders agreement entered into by and among Buyer, Seller and the holders of the common stock of Buyer with respect to the Buyer Preferred Shares substantially in the form attached hereto as Exhibit G.

          “Software Transfer and Royalty Agreement” means that agreement between Seller and Financial Marketing Environments, Inc. dated May 30, 2000 and June 4, 2000, respectively, and any amendments thereto.

          “Shares” has the meaning set forth in the recitals to this Agreement.

          “Stock Restriction” means, with respect to the capital stock or other equity securities of a Person, any option, right of first refusal or restriction of any kind, including any restriction on voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership, but specifically excluding any restrictions imposed by Applicable Law.

          “Subsidiary” means, with respect to any Person on a given date, any other Person of which a majority of the voting power or the power to otherwise direct the management or policies is held directly or indirectly by such Person.

          “Superior Proposal” has the meaning set forth in Section 5.10(e).

          “Surplus Debentures” means the surplus debentures issued by the Company to Seller, consisting of (i) the $13,000,000 original principal amount surplus debenture dated November 8, 1996, (ii) the $8,000,000 original principal amount surplus debenture dated

December 31, 1998 and (iii) the $6,000,000 original principal amount surplus debenture dated December 31, 1998.

          “Surplus Relief Treaties” means the Third Party Reinsurance Agreements set forth on Schedule 1.01(b) hereto.

          “Tax Attribute” means any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute, including additions to basis of property, which could reduce liability for Taxes including, without limitation, deductions, credits, or alternative minimum net operating loss carryforwards related to alternative minimum Taxes.

          “Taxes” (or “Tax” as the context may require) means (i) federal, state, county, local, foreign and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Entity, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, production, customs, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, workers compensation, unemployment, disability, environmental (including, without limitation all taxes under Code Section 59A), alternative minimum, add-on, value-added, capital taxes, withholding and other taxes, assessments, deficiencies, charges, duties, fees, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax and penalties (civil or criminal), additional amounts imposed by any Governmental Entity and interest on or in respect of a failure to comply with any requirement relating to such taxes or any Tax Return and expenses incurred in connection with the determination, settlement or litigation of any tax liability and (ii) any liability of any Person for the payment of amounts with respect to payments of a type described in clause (i) above as a result of being a member of a consolidated group, or as a result of any obligation of such Person under any Tax sharing arrangement or Tax indemnity, in each case as described in clauses (i) and (ii), whether imposed or assessed directly on a Person (or the business, assets, operations or items of income, gain or losses of Person), or as a transferee, successor, by contract or otherwise.

          “Tax Contest” has the meaning set forth in Section 6.03(a).

          “Tax Detriment” means an increase in Liability for Taxes or a reduction of a refund for Taxes or other Tax attributes.

          “Tax Loss” has the meaning set forth in Section 6.01(a).

          “Tax Indemnifying Party” has the meaning set forth in Section 6.02(b).

          “Tax Indemnitee” has the meaning set forth in Section 6.03(a).

          “Tax Return” means any return, declaration, report, claim for refund, estimated payment return or information return or statement relating to Taxes, including any schedule or attachment thereto (and including any amendment thereof) and including, where permitted or required, combined, consolidated, unitary or any similar returns for any group of entities.

          “Tax Ruling” means a written ruling of a Governmental Entity relating to Taxes.

          “Tax Sharing Agreement” means any written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits that may exist as of the Closing Date between the Company or Dixie and any Person (other than any indemnity provided pursuant to this Agreement).

          “Third Party Claim” has the meaning set forth in Section 11.02.

          “Third Party Confidentiality Agreements” has the meaning set forth in Section 5.08.

          “Third Party Reinsurance Agreements” has the meaning set forth in Section 3.25.

          “Trademarks” means all United States and foreign trademarks (including service marks, trademarks and trade names, whether registered or at common law), registrations and applications therefor, domain names, URLs and addresses (and registrations therefor), trade dress, logos and designs, together with the goodwill of the business associated therewith owned and used at any time in the last five (5) years, and any and all (i) renewals thereof and (ii) rights to sue for past, present and future infringement or misappropriation thereof.

          “Transfer Documents” means the Bill of Sale, General Assignment and Allonge, and such other documents and instruments as Buyer may reasonably request in order to transfer all of the right, title and interest of Seller in the Surplus Debentures to Buyer.

          “Transfer Taxes” has the meaning set forth in Section 6.05.

          “Treasury Regulations” means the Treasury Regulations (including temporary regulations) promulgated by the United States Treasury Department with respect to the Code or other federal tax statutes.

          “Trust” means SMAN Capital Trust I, a Delaware business trust.

          “Trust Preferred Securities” means the preferred securities issued by the Trust.

          “Trust Preferred Securities Consent” means the consent of the holders of a majority of the aggregate liquidation amount of the outstanding Trust Preferred Securities to amend the Indenture to permit the transactions contemplated by this Agreement.

          “Trust Preferred Securities Consent Solicitation” means the solicitation of the Trust Preferred Securities Consent from the holders of the Trust Preferred Securities.

          “Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or accounts as shall have been designated by written notice to the paying party.

ARTICLE II.

TRANSFER AND ACQUISITION OF ASSETS AND STOCK

     Section 2.01. Transfer and Acquisition. Upon the terms and subject to the conditions of this Agreement, at the Closing:

     (i) Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Liens and Stock Restrictions.

     (ii) Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the Surplus Debentures, free and clear of all Liens. All sales, assignments and transfers of the Surplus Debentures shall be effected by the Transfer Documents.

     Section 2.02. Consideration; Delivery of Shares.

          (a) The aggregate consideration (the “Purchase Price”) for the Shares and the Surplus Debentures shall consist of (i) the Cash Consideration (as defined in Section 2.02(c) below), (ii) the Buyer Preferred Shares, and (iii) assumption by Buyer of certain Intercompany Obligations;

          (b) At the Closing, Buyer shall pay an estimate of the Purchase Price as follows:

     (i) Buyer shall issue to Seller 5,000 shares of Series A Preferred Stock having an initial aggregate liquidation preference of $5,000,000 (the “Buyer Preferred Shares”), free from all Liens, together with all rights which may become attached to the Buyer Preferred Shares at or after the Closing;

     (ii) Buyer shall assume the obligations of Seller as of the Closing Date for amounts lent by the Company to Seller which, as of December 31, 2004, amounted to approximately $20,740,000 of principal, plus such other Intercompany Obligations as Buyer may choose to assume, in its sole discretion, upon written notice by Buyer to Seller delivered at least five Business Days prior to the Closing Date; and

     (iii) Buyer shall pay to Seller the Estimated Cash Consideration.

          (c) The “Cash Consideration” shall be an amount equal to the difference between (i) $79,500,000, as adjusted in accordance with Exhibit B hereto to reflect the items specified therein occurring from October 1, 2004 to the Closing Date or the last day of the month preceding the Closing Date if the Closing Date is not the last day of a month (the last day of such period shall be referred to herein as the “Calculation Date”) plus an amount equal to any accrued interest under the Surplus Debentures that is unpaid as of the Closing Date, and (ii) the sum of (A) $5,000,000 (the initial aggregate liquidation preference of the Buyer Preferred Shares) plus (B) the amount of indebtedness of Seller assumed by Buyer pursuant to Section 2.02(b)(ii);

provided however, there shall be no adjustment to the Purchase Price for any recapture of the SCOR Life Treaty pursuant to Section 5.13(b), the termination of the Surplus Relief Treaties pursuant to Section 5.13(a) or the closing of the sale of the life insurance business of the Company and Dixie pursuant to Section 5.13(c).

     Section 2.03. Place and Date of Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby abandoned pursuant to Article XII, and subject to satisfaction or waiver of all the conditions set forth in Articles VII and VIII hereof, the Closing shall take place at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, New York, on the Closing Date, or at such other location upon which the parties shall mutually agree.

     Section 2.04. Estimated Cash Consideration and Adjustment.

          (a) On or prior to the Closing Date, Seller will deliver to Buyer an estimate of the Cash Consideration as of the Closing Date or the Calculation Date, as applicable, prepared in accordance with the Books and Records and SAP and otherwise in accordance with the terms and conditions of this Agreement (the “Estimated Cash Consideration”), together with a calculation in reasonable detail of the Estimated Cash Consideration.

          (b) As soon as practicable (and in any event within 60 days) after the Closing Date, Buyer shall cause to be prepared (at its sole cost) and delivered to Seller a calculation in reasonable detail of the actual Cash Consideration as of the Closing Date or the Calculation Date, as applicable, prepared in accordance with the Books and Records and SAP and otherwise in accordance with the terms and conditions of this Agreement (the “Proposed Cash Consideration”).

          (c) Following the delivery of the Proposed Cash Consideration, Buyer will cooperate with, and be reasonably available to, Seller and Seller’s auditors for the purpose of providing such written or other information as Seller or Seller’s auditors may reasonably request concerning the preparation of the Proposed Cash Consideration, including making the Books and Records available to Seller and Seller’s auditors. Seller will pay (or cause to be paid) the fees and expenses of Seller’s auditors.

          (d) In the event that Seller has any disagreement with the Proposed Cash Consideration, Seller shall give written notice of all such disagreements (a “Notice of Disagreement”) to Buyer within 60 days after the Proposed Cash Consideration is delivered to Seller. Any Notice of Disagreement shall set forth each item in disagreement and shall provide reasonable specificity as to the basis for each disagreement and shall specify (to the extent possible) the total adjustment to the Proposed Cash Consideration as proposed by Seller as a result of such items in disagreement.

          (e) If Seller does not deliver a Notice of Disagreement to Buyer within such 60 day period, the Proposed Cash Consideration shall be final and binding upon the parties hereto and shall constitute the final calculation of the Cash Consideration. If Seller delivers a Notice of Disagreement to Buyer within such 60 day period, the parties shall (and shall cause their respective auditors to) negotiate in good faith to resolve all disagreements as promptly as practicable. Any changes in the Proposed Cash Consideration that are agreed to by Buyer and Seller within 30 days of receipt by Buyer of the Notice of Disagreement shall be incorporated into a final calculation of the Cash Consideration. If the parties are unable to resolve all disagreements within 30 days of receipt by Buyer of the Notice of Disagreement, then all unresolved disagreements will be submitted to an independent certified public accounting firm of national standing and reputation as Seller and Buyer shall jointly select and retain (the “Settlement Auditor”) for resolution in accordance herewith. The parties shall, and shall cause their respective Affiliates and auditors to, cooperate in good faith with the Settlement Auditor and shall give the Settlement Auditor access to all Books and Records, work papers and other information requested by the Settlement Auditor for purposes of such resolution. The Settlement Auditor shall, within 60 days after its engagement, deliver to Seller and Buyer a conclusive written resolution of all disagreements submitted to it, which shall be in accordance with this Agreement and shall be final and binding upon the parties hereto and shall be so reflected in the calculation of the Cash Consideration. Seller and Buyer shall each pay one-half of the fees and expenses of the Settlement Auditor. The “Final Cash Consideration” shall mean, as applicable: (i) the Proposed Cash Consideration if Seller does not deliver a Notice of Disagreement within 30 days after the Proposed Cash Consideration is delivered to Buyer, (ii) the Proposed Cash Consideration as adjusted to incorporate any changes that are agreed to by Buyer and Seller within 30 days of receipt by Buyer of the Notice of Disagreement or (iii) the Proposed Cash Consideration as adjusted in accordance with the final report of the Settlement Auditor.

          (f) In the event that the Estimated Cash Consideration is less than the Final Cash Consideration, Buyer shall pay to Seller cash in the amount of such shortfall, together with interest thereon from and including the Closing Date to but not including the date of such transfer computed at an annual rate equal to the 90-Day Treasury Rate in effect on the Closing Date. In the event that the Estimated Cash Consideration is greater than the Final Cash Consideration, Seller shall pay to Buyer cash in the amount of such excess, together with interest thereon from and including the Closing Date to but not including the date of such transfer computed at the annual rate specified above. Any transfer of cash required under this Section 2.04(f) shall be made within 30 days of Buyer’s delivery of the Proposed Cash Consideration to Seller unless there is a disagreement as contemplated in Sections 2.04(d) and 2.04(e), in which event, such payments shall be made within three Business Days of the resolution of all such disagreements.

          (g) All cash transferred pursuant to Section 2.04 shall be transferred by Wire Transfer.

     Section 2.05. Closing Deliveries. At the Closing, the parties hereto shall take the following actions:

          (a) Seller shall deliver (or, with respect to Section 2.05(a)(xiv) make available) to Buyer:

     (i) a receipt evidencing receipt by Seller and payment by Buyer of the Estimated Cash Consideration;

     (ii) a receipt evidencing receipt by Seller of the Buyer Preferred Shares;

     (iii) certificates representing all of the Shares, duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and accompanied by all requisite stock Transfer Tax stamps;

     (iv) good standing and compliance certificates (or their equivalent), dated as of a date not more than thirty days prior to the Closing Date, as to the Company’s good standing and licensing status in the State of Indiana and in each other state set forth on Schedule 2.05(a)(iv), together with a copy, dated as of a date not more than ten Business Days prior to the Closing Date, of the Articles of Incorporation of the Company certified by the Indiana Secretary of State;

     (v) By-Laws of the Company, together with all amendments thereto or restatements thereof, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date;

     (vi) good standing and compliance certificates (or their equivalent), dated as of a date not more than thirty days prior to the Closing Date, as to Dixie’s good standing and licensing status in the State of Indiana and each other state set forth on Schedule 2.05(a)(vi), together with a copy, dated as of a date not more than ten Business Days prior to the Closing Date, of the Articles of Incorporation of Dixie certified by the Indiana Secretary of State;

     (vii) By-Laws of Dixie, together with all amendments thereto or restatements thereof, certified by the Secretary or Assistant Secretary of Dixie as of the Closing Date;

     (viii) resolutions of the Board of Directors of Seller, certified by the Secretary or Assistant Secretary of Seller, approving and authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby;

     (ix) a certificate of the Secretary or Assistant Secretary of Seller, as to the incumbency of the officers executing this Agreement, and the genuineness of their signatures;

     (x) the certificate contemplated in Section 7.01;

     (xi) copies of all regulatory approvals obtained by Seller in connection with the transactions contemplated by this Agreement;

     (xii) resignations, effective as of the Closing, of all of the directors and officers of the Company; other than Ronald D. Hunter;

     (xiii) resignations, effective as of the Closing, of all directors and officers of Dixie;

     (xiv) the Books and Records, in accordance with the provisions of Section 7.08;

     (xv) the Surplus Debentures, together with the Transfer Documents;

     (xvi) evidence of the termination of Intercompany Obligations pursuant to Section 5.07;

     (xvii) evidence of the termination and release of Seller’s debt obligations to CIT Group under that certain Credit Agreement by and between Seller and CIT Group dated November 13, 2003 (the “Credit Agreement”);

     (xviii) fully executed original copies of the Lease Agreement, the Assumption Agreement, the Bill of Sale, General Assignment and Allonge, the Shareholders Agreement and the Pledge Agreement; and

     (xix) such other documents, instruments or certificates as Buyer may reasonably request.

          (b) Buyer shall deliver to Seller:

     (i) a receipt evidencing receipt by Buyer of the Shares;

     (ii) a receipt evidencing receipt by Buyer of the Surplus Debentures;

     (iii) certificates representing all of the Buyer Preferred Shares;

     (iv) the Estimated Cash Consideration, by Wire Transfer payable as follows: (A) to an account designated not later than three Business Days prior to the Closing Date by CIT Group in the amount required to satisfy in full Seller’s debt obligations under the Credit Agreement with CIT Group and (B) to Seller in an amount equal to the difference between the Estimated Cash Consideration and the amount payable to CIT Group as provided in (A) above;

     (v) resolutions of the Board of Directors of Buyer, certified by the Secretary or Assistant Secretary of Buyer, approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

     (vi) a certificate of the Secretary or Assistant Secretary of Buyer as to the incumbency of the officers executing this Agreement and the genuineness of their signatures;

     (vii) the certificate contemplated in Section 8.01;

     (viii) fully executed original copies of the Assumption Agreement, the Bill of Sale, General Assignment and Allonge, the Shareholders Agreement and the Pledge Agreement;

     (ix) copies of all regulatory approvals obtained by Buyer in connection with the transactions contemplated by this Agreement, including without limitation any necessary approvals or non-disapprovals from the Indiana Commissioner of Insurance with respect to the acquisition of control of the Company and Dixie by Buyer;

     (x) a release executed by Buyer, the Company and Dixie as contemplated by Section 8.10 releasing Seller from any liability with respect to the indebtedness of Seller to be assumed by Buyer pursuant to Section 2.02(b)(ii); and

     (xi) such other documents, instruments or certificates as Seller may reasonably request.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as follows:

     Section 3.01. Organization and Standing; Corporate Power; Minute Books.

          (a) Each of Seller, the Company and Dixie is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has full corporate power and authority to conduct its business as currently conducted and to own, lease and operate all its properties and assets in the manner currently operated by it. Each of Seller, the Company and Dixie is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or assets makes such qualification or licensing necessary, except to the extent that failure to be so qualified or licensed would not, individually or in the aggregate, result in a Material Adverse Effect.

          (b) The minute books of the Company and Dixie have previously been made available to Buyer and accurately reflect in all material respects all formal actions taken at all meetings and all consents in lieu of meetings of the stockholders and of the Board of Directors (including all committees thereof) of the Company and Dixie. The stock certificate books and the stock record books of the Company and Dixie that have previously been made available to Buyer constitute all of the stock ownership records of the Company and Dixie. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-Laws. Dixie is not in default under or in violation of any provision of its Articles of Incorporation or By-Laws. Seller has previously made available to Buyer true and complete copies of the Articles of Incorporation and By-Laws of the Company and Dixie.

     Section 3.02. Authorization. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each of Seller, the Company and Dixie has full corporate power and authority to execute and deliver each of the Ancillary Agreements to which it is a party and to perform its obligations thereunder. Except as set forth on Schedule 3.02, the execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder have been duly and validly authorized and approved by all requisite corporate action of Seller and no other acts or proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby. Except as set forth on Schedule 3.02, the execution and delivery by each of Seller, the Company and Dixie of the Ancillary Agreements to be executed by it and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all requisite corporate action of Seller, the Company or Dixie, as applicable, and no other acts or proceedings on the part of Seller, the Company or Dixie, as applicable, are necessary to authorize the execution, delivery and performance of the Ancillary Agreements to which each of Seller, the Company and Dixie is a party or to consummate the transactions contemplated thereby. This Agreement constitutes a legal, valid and binding obligation of Seller, and is and will be enforceable against Seller in accordance with its terms, except (i) as enforcement may be limited by applicable bankruptcy, insolvency, rehabilitation, moratorium or similar laws affecting creditors’ rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and (ii) for the limitations imposed by general principles of equity. The foregoing exceptions set forth in clauses (i) and (ii) of this Section 3.02 are hereinafter referred to as the “Enforceability Exceptions.” As of the Closing Date, assuming the due authorization and execution of each of the Ancillary Agreements to which Seller, the Company or Dixie is a party, each such Ancillary Agreement will constitute a legal, valid and binding obligation of Seller, the Company or Dixie, as applicable, and will be enforceable against Seller, the Company or Dixie, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

     Section 3.03. Governmental Consents and Approvals. Except as set forth in Schedule 3.03 hereto, no consent, approval, non-disapproval, authorization, ruling, order of, notice to, or registration or filings with, any Governmental Entity, is required on the part of Seller, the Company or Dixie in connection with (i) the execution and delivery by Seller of this Agreement, (ii) the execution and delivery by each of Seller, the Company and Dixie of the Ancillary Agreements, or (iii) the consummation by Seller, the Company and Dixie of the transactions contemplated by this Agreement or the Ancillary Agreements.

     Section 3.04. Stock Ownership; Subsidiaries.

          (a) The authorized capital stock of the Company consists solely of 1,200,000 shares of Company Common Stock, of which 897,033 shares are issued and outstanding and constitute the Shares. Except as set forth on Schedule 3.04(a), Seller owns beneficially and of record all of the Shares, free of any Lien or Stock Restriction of any kind or character whatsoever, and Seller has the full and unrestricted power to sell, assign, transfer and deliver the Shares to Buyer upon the terms and subject to the conditions of this Agreement free of any Liens or Stock Restrictions. The Shares are not subject to any restriction with respect to their transferability other than those regulatory approvals and consents referred to in Section 3.03. Upon the transfer and delivery of the Shares to Buyer at Closing, as contemplated herein, Buyer will acquire record and beneficial ownership of the Shares, free of any Lien or Stock Restriction of any kind or character whatsoever. All of the Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. There is no outstanding option, warrant, right, subscription, call, convertible or exchangeable security or other agreement, instrument, commitment or right of any kind (other than this Agreement) pursuant to which Seller or the Company is obligated to issue, sell, purchase, return or redeem any shares of capital stock of, other securities of, or other ownership interests in, the Company, and there are no equity securities of the Company reserved for issuance for any purpose, nor is there any agreement providing for an amendment to the Company’s Articles of Incorporation so as to increase the amount of authorized capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company. There are no restrictions on the ability of the Company after the Closing to declare and pay dividends, other than those imposed by applicable state laws and regulations.

          (b) The authorized capital stock of Dixie consists solely of 5,000,000 shares of Common Stock, of which 1,500,000 shares are issued and outstanding (the “Dixie Shares”). The Company owns beneficially and of record 1,491,869 of the Dixie Shares, free of any Lien or Stock Restriction of any kind or character whatsoever. The Dixie Shares are not subject to any restriction with respect to their transferability other than those regulatory approvals and consents referred to in Section 3.03. All of the Dixie Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. There is no outstanding option, warrant, right, subscription, call, convertible or exchangeable security or other agreement, instrument, commitment or right of any kind (other than this Agreement) pursuant to which Seller, the Company or Dixie is obligated to issue, sell, purchase, return or redeem any shares of capital stock of, other securities of, or other ownership interests in, Dixie, and there are no equity securities of Dixie reserved for issuance for any purpose, nor is there any agreement providing for an amendment to Dixie’s Articles of Incorporation so as to increase the amount of authorized capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Dixie, except for traditional participating policies and the charter policies. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Dixie. There are no restrictions on the ability of Dixie after the Closing to declare and pay dividends, other than those imposed by applicable state laws and regulations.

          (c) Except for Dixie, the Company does not own, directly or indirectly, any Subsidiaries, and except for portfolio investments made in the ordinary course of business consistent with past practices or as otherwise set forth on Schedule 3.04(c), there are no corporations, partnerships or other entities or Persons in which the Company or Dixie owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire the same.

     Section 3.05. Actions Pending. Except as set forth on Schedule 3.05:

          (a) there are no Actions pending against the Company or Dixie, their respective businesses, properties or Assets (including Investment Assets), or, to the Knowledge of Seller, any current or former officer, Employee or director acting in his or her respective capacity as an officer, Employee or director of the Company or Dixie;

          (b) to the Knowledge of Seller, there are no Actions or series of related Actions threatened against the Company or Dixie, their respective businesses, properties or Assets (including Investment Assets), or, to the Knowledge of Seller, any current or former officer, Employee or director acting in his or her respective capacity as an officer, Employee or director of the Company or Dixie that could reasonably be expected to have an effect or series of related effects on the business, Assets, liabilities, condition (financial or otherwise) or results of operations of the Company or Dixie, in excess of $100,000;

          (c) there is no injunction, order, judgment, decree, award or regulatory restriction imposed upon Seller, the Company, Dixie or any of their respective properties or Assets which (i) restricts the ability of the Company or Dixie to conduct its business in the ordinary course of business consistent with past practices or (ii) has had or reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.06. No Conflict or Violation. Except as set forth on Schedule 3.06, the execution, delivery and performance by Seller of this Agreement do not, and the execution, delivery and performance by Seller, the Company and Dixie of the Ancillary Agreements to which it is a party will not, and the consummation by Seller, the Company and Dixie of the transactions contemplated by this Agreement and by such Ancillary Agreements in accordance with the terms and conditions hereof and thereof, will not (i) violate any provision of the Articles of Incorporation or By-Laws of Seller, the Company or Dixie; (ii) result in the creation of any Lien on any of the Shares or on any of the Assets or properties of the Company or Dixie; (iii) assuming that the consents and approvals referred to in Section 3.03 are duly obtained, result in the breach of the terms and conditions or cause an impairment of any Insurance License of the Company or Dixie; (iv) require the consent or other action by any Person under, violate or result in the breach of any of the terms of, result in any modification of or loss of a benefit under, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate or cancel, or constitute (with or without notice or lapse of time, or both) a default under, any Material Contract to which Seller, the Company or Dixie is a party or by or to which Seller, the Company or Dixie or any of their respective Assets or properties is subject; (v) violate any order, judgment, injunction, award or decree of any Governmental Entity or arbitrator against, or binding upon, or any agreement with, or condition imposed by, any Governmental Entity or arbitrator with respect to Seller, the Company or Dixie; or (vi) assuming that the consents and approvals referred to in Section 3.03 are duly obtained, violate any Applicable Law.

     Section 3.07. Licenses and Permits. Except as set forth on Schedule 3.07(b), (i) each of the Company and Dixie has all Permits necessary to engage in the life insurance and annuities lines of business in each jurisdiction set forth on Schedule 3.07(a) (collectively, the “Insurances Licenses”), and (ii) each of the Company and Dixie has all other Permits necessary to conduct their businesses in the manner and in the areas in which it is conducting its businesses, which Permits are set forth on Schedule 3.07(a). Seller has delivered to Buyer true, correct and complete copies of all Insurance Licenses and all other material Permits held by the Company and Dixie (and at the Closing Seller will deliver, as part of the Books and Records, the originals or certified copies of all Insurance Licenses and all other Permits held by the Company and Dixie). Neither the Company nor Dixie has transacted any insurance business in any jurisdiction requiring it to have an Insurance License or other Permit therefor in which it did not possess such Permit. All such Insurance Licenses and other Permits are in full force and effect without suspension, revocation, restriction, amendment or nonrenewal, and there are no pending or, to the Knowledge of Seller, threatened suits or proceedings with respect to the suspension, revocation, restriction, amendment or nonrenewal of any Insurance License or other Permit, and, to the Knowledge of

Seller, no event which (whether with notice or lapse of time or both) would result in a suspension, revocation, restriction, amendment or nonrenewal of any such Insurance License or other Permit has occurred.

     Section 3.08. Contracts.

          (a) Schedule 3.08(a) contains a true and complete list of all the following Contracts currently in force or terminated but pursuant to which the Company or Dixie continues to have Liabilities or receive certain benefits, in each case excluding Insurance Contracts, to which the Company or Dixie is a party or by which any Assets of the Company or Dixie are bound, as such Contracts may have been amended to the date hereof (collectively, the “Material Contracts”):

          (i) all Contracts with any present or former officer, director or trustee of the Company or Dixie (including, but not limited to, employment Contracts and Contracts evidencing loans or advances to any such Person or any Affiliate of such Person);

          (ii) all Contracts with any Person including, but not limited to, any Governmental Entity, containing any provision or covenant (A) limiting the ability of the Company or Dixie to engage in any line of business, to sell any products or services, to compete with any Person in any geographical area, to do business with any Person or in any location or to employ any Person or (B) limiting the ability of any Person to compete with, or obtain or provide products or services from or to, the Company or Dixie in any line of business or in any geographical area;

          (iii) (A) all Contracts relating to the borrowing of money by the Company or Dixie (other than the Surplus Debentures and any Intercompany Obligations created in the ordinary course of business) or the direct or indirect guarantee by the Company or Dixie of any obligation of any Person for borrowed money or other financial obligation of any Person or other liability of the Company or Dixie in respect of indebtedness for borrowed money or other financial obligations of any Person, including, but not limited to, lines of credit or similar facilities and (B) any Contract involving the deferred purchase price of property to the extent in excess of $25,000;

          (iv) all Contracts (other than Insurance Contracts) with any Person containing any provisions or covenant relating to the indemnification or holding harmless by the Company or Dixie which have had or reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (v) all Contracts relating to the future disposition (including, but not limited to, restrictions on transfer or rights of first refusal) of any Assets of the Company or Dixie other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase or use any Assets of the Company or Dixie other than, in the case of each of the foregoing, any Contracts for the sale of Investment Assets in the ordinary course of business;

          (vi) any partnership, joint venture, joint marketing, strategic alliance or similar Contracts;

          (vii) any form of Contract that the Company or Dixie has entered into with a Producer, provided that all Contracts entered into with Producers are materially comparable to the forms of Producer Contracts set forth on Schedule 3.08(a);

          (viii) any Contract for the provision of any administrative services with respect to any Insurance Contract, including any such Contracts with third party administrators or managing general agents (the “Administrative Services Agreements”);

          (ix) all outstanding powers of attorney or similar delegations of authority of the Company or Dixie;

          (x) all Contracts relating to the acquisition by the Company or Dixie of any operating business or the capital stock of any other Person entered into on or after January 1, 2000;

          (xi) all Contracts under which the Company or Dixie has made advances or loans to any other Person other than Intercompany Obligations created in the ordinary course of business;

          (xii) all Contracts providing for severance, retention, change of control or other similar payments; and

          (xiii) all other Contracts (other than (i) Contracts regarding the purchase or sale of Investment Assets entered into in the ordinary course of business, (ii) Contracts otherwise required to be set forth on Schedules 3.13 (a), (b), (c), (e), (g), (i) and (k) or Schedule 3.24 and (iii) other Contracts which are expressly excluded under any other subsection of this Section 3.08) that (A) involve or are reasonably likely to involve the payment pursuant to the terms of such Contracts by or to the Company or Dixie of $50,000 or more within any 12 month period and are not terminable on 60 days or less notice without the payment of any penalty by, or any other material consequence to, the Company or Dixie, (B) between the Company or Dixie, on the one hand, and an Affiliate of the Company or Dixie, on the other hand, or (C) are otherwise material to the business of the Company or Dixie.

          (b) Except as set forth on Schedule 3.08(b), each of the Material Contracts, is in full force and effect and constitutes a legal, valid and binding obligation of the Company or Dixie to the extent that it is party thereto, and, to the Knowledge of Seller, of each other Person that is a party thereto. Except as set forth on Schedule 3.08(b), each of the Company and Dixie is not, and to the Knowledge of Seller, no other party to such Material Contract is, in material breach or default of any such Material Contract or, with or without notice or lapse of time or both, would be, in material breach or default of any such Material Contract. None of such Material Contracts have been terminated or, to the Knowledge of Seller, threatened in writing to be terminated, except for those Material Contracts that terminate in the ordinary course and except as described in Schedule 3.08(b).

          (c) True and complete copies of each of the Material Contracts, including all amendments, supplements and modifications to each Material Contract, have been provided to Buyer. In the case of any Material Contract which is not written, Seller has provided to Buyer a written description of such Material Contract.

     Section 3.09. Compliance with Applicable Law. Except as set forth on Schedule 3.09, each of the Company and Dixie has conducted its business in material compliance with all Applicable Law in each jurisdiction in which it has conducted its business and is in material compliance with the requirements of each applicable Governmental Entity to file reports, registrations, filings or submissions with respect to the conduct of its business in each such jurisdiction. Except as set forth on Schedule 3.09, since January 1, 2000, neither Seller, the Company nor Dixie has received any written notice of, and Seller has no Knowledge of the occurrence of, any material violation of Applicable Law with respect to the Company’s or Dixie’s business.

     Section 3.10. Intellectual Property.

          (a) Schedule 3.10(a) contains a list of all patents and patent applications, registered trademarks and trademarks normally used by Seller, the Company or Dixie with a notice of trademark usage (whether federal, state, common law or otherwise), registered copyrights and software applications (other than commercially available off-the-shelf software applications which have not been modified as used in the business of the Company or Dixie except as permitted by the relevant license) (i) owned by the Company or Dixie, which list shall include all product names, specifying as to each, as applicable: (A) the owner of such Intellectual Property; (B) the jurisdictions, if any, by or in which such Intellectual Property right has been issued or registered by the Company or Dixie or in which an application for such issuance or registration has been filed and (C) the registration or application numbers, if any, and (ii) licensed or otherwise used by or for the benefits of the Company or Dixie, to the extent such licenses or use are material or necessary to carry on the business of the Company or Dixie, as currently conducted, which list shall include the product names and the licensor or grantors of use.

          (b) Schedule 3.10(b) sets forth a list of all licenses, sublicenses and other agreements granted by the Company or Dixie pursuant to which any Person other than the Company or Dixie is authorized to use any Intellectual Property owned or licensed by or licensed for use by the Company or Dixie.

          (c) Each of the Company and Dixie owns or, to the Knowledge of Seller, possesses or has enforceable rights and licenses to use all Intellectual Property that is necessary to carry on the business, respectively, of the Company and Dixie, as currently conducted.

          (d) Except as set forth on Schedule 3.10(d), (i) neither Seller nor any Affiliate is a defendant in any Action relating to, and neither has been notified of, any alleged claim of infringement or contributory infringement of any Intellectual Property owned, licensed or used by, or used in support of, the business of the Company or Dixie, and the use of any Intellectual Property by the Company or Dixie in the conduct of its respective business does not breach, violate, infringe, or contribute to the infringement of any Intellectual Property of any third party and (ii) neither Seller nor any Affiliate has any outstanding claim or suit for, and Seller has no

Knowledge of, any continuing infringement by any other Person of any Intellectual Property used by or for the benefit of, owned or licensed by, the Company or Dixie. Except with respect to license agreements for the use of commercially available off-the-shelf software (which software has not been modified for use by the Company or Dixie except as permitted by the relevant license), data and forms, no Intellectual Property owned by the Company or Dixie is subject to any outstanding Lien, judgment, injunction, order, decree or agreement of any kind restricting or permitting the restriction (now or in the future) of the use by, or benefit to, the Company or Dixie, or restricting the licensing thereof by the Company or Dixie to any Person and no third party possess any right, title or interest in such Intellectual Property owned by the Company or Dixie. Except with respect to license agreements for the use of commercially available off-the-shelf software (which software has not been modified for use by the Company or Dixie except as permitted by the relevant license), data and forms, to the Knowledge of Seller no Intellectual Property licensed or otherwise used by the Company or Dixie is subject to any outstanding Lien, judgment, injunction, order, decree or agreement of any kind restricting or permitting the restriction (now or in the future) of the use by, or benefit to, the Company or Dixie. Neither the Company nor Dixie has entered into any agreement to indemnify any other Person (other than the relevant licensor with respect to particular Intellectual Property licensed by or on behalf of the Company or Dixie from such licensor) against any charge of infringement of any of the Intellectual Property owned, licensed or used by the Company or Dixie.

          (e) Each of the Seller, the Company and Dixie are subject to internal policies and practices regarding the protection of trade secrets and other confidential information and proprietary know-how, ideas and information used or necessary for the businesses of Seller and its Affiliates (including the Company and Dixie). Each Employee of the Seller, the Company and Dixie is notified of such policies and has agreed to be bound by them. To the Knowledge of Seller, no Employee is in breach of any such policies.

          (f) Within the six months prior to the date of this Agreement, none of Seller, the Company or Dixie has sold, assigned, leased, terminated, abandoned, transferred, authorized the encumbrance of or otherwise disposed of or granted any security interest or other interest in and to any item of Intellectual Property owned, licensed or otherwise used by the Company or Dixie, in whole or in part, provided that it shall not be a breach of this Section 3.10(f) if Seller, the Company or Dixie terminates or fails to renew a license for Intellectual Property so long as Seller, at its expense, licenses or otherwise obtains rights in other Intellectual Property (i) that provides a substantially similar benefit to the Company and Dixie as the Intellectual Property that was terminated or not renewed and (ii) that does not degrade or diminish the quality of the business of the Company or Dixie as conducted before the termination or failure to renew.

          (g) The business and operations of the Company and Dixie as currently conducted do not infringe upon any Intellectual Property rights of any third party. There are no present or, to the Knowledge of Seller, threatened infringements or violations by any third party with respect to any Intellectual Property that is owned by the Company or Dixie.

          (h) Except as set forth on Schedule 3.10(h), neither the Company nor Dixie is a party to or bound by any agreement pursuant to which the Company or Dixie has licensed or granted to a third party any Intellectual Property on an exclusive basis.

          (i) None of Seller, the Company or Dixie has received any written opinion of counsel regarding the infringement by the Company or Dixie of any third party patents or other third party Intellectual Property used by the Company or Dixie.

          (j) To the Knowledge of Seller, all software that is not owned by the Company or Dixie is free of all viruses, worms, Trojan horses, back doors, spyware, malware and other infections or harmful routines and contains no bugs, errors, or problems in each case that would be likely to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. To the Knowledge of Seller, all Owned Computer Programs are free of all viruses, worms, Trojan horses, back doors, spyware, malware and other infections or harmful routines and contains no bugs, errors or problems in each case that would be likely to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems.

          (k) The Company and Dixie have established and are in compliance with a security program, including technology, practices and procedures generally consistent with common practice in their industry, that is designed to protect (i) the integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate; (ii) the security, confidentiality and integrity of data housed in their systems; (iii) the security, confidentiality and integrity of data as to which they have permitted access by third party service providers; and (iv) against unauthorized access to their systems and the systems of such third party service providers which have access to their data.

          (l) Except as set forth on Schedule 3.10(l), none of Seller, the Company or Dixie has disclosed or delivered, or permitted the disclosure or delivery, to any escrow holder or other third party, all or any part of the source code (including any algorithm or documentation contained in, or relating to, any source code) of any Intellectual Property owned by the Company or Dixie.

          (m) The Company and Dixie have complied with and are in compliance with the terms of all privacy policies adopted by the Company or Dixie and applicable to personal, customer and other information received, processed or maintained by the Company or Dixie.

          (n) All registrations, applications therefor, filings, issuances and other actions with respect to any Intellectual Property owned by or exclusively licensed to the Company or Dixie, including without limitation patents, Trademarks, service marks, copyrights and domain names are, and remain, in full force and effect at the United States Patent and Trademark Office, the United States Copyright Office, and applicable domain name registrar, or any other filing offices, domestic or foreign. No action (including without limitation payment of any registration, maintenance or renewal fees or the filing of any responses, documents, applications or certificates) must be taken within 180 days following the Closing which, if not taken, would result in the loss or prejudice of any right, or the incurrence of any incremental cost, with respect to any registrations, applications, issuances and other actions regarding any Intellectual Property (i) owned by or exclusively licensed to the Company or Dixie (including without limitation patents, Trademarks, service marks, copyrights and domain names) or (ii) owned by or exclusively licensed to Sellers and used by or for the benefit of the Company and/or Dixie, (including without limitation patents, Trademarks, service marks, copyrights and domain names.

          (o) The Software Transfer and Royalty Agreement (i) has not been terminated (by change of control or otherwise) and remains in full force and effect, including, without limitation, in its grant of rights to Seller for licenses to LIFEfit, the SMC Enhancements and the SMC Enhanced Software (as defined therein) and (ii) has not been transferred, assigned or amended by the parties thereto.

          (p) There are no computer programs, software tools, data or databases owned by Seller or any Affiliate or Subsidiary of Seller (other than the Company or Dixie) which is used by, for or in support of, the business of the Company and/or Dixie.

     Section 3.11. SEC Reports; Financial Statements; Liabilities.

          (a) Since December 31, 2001, Seller has filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Securities Act or the Exchange Act (collectively, the “Seller Reports”). Seller has heretofore made available to Buyer true copies of all the Seller Reports, together with all exhibits thereto, that Buyer has requested. Included in such Seller Reports are (i) audited consolidated balance sheets of Seller and its Subsidiaries at December 31, 2003, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended, and the notes thereto and (ii) the unaudited balance sheets of Seller and its Subsidiaries at September 30, 2004, and the related unaudited statements of income, stockholders’ equity and cash flows for the periods then ended and the notes thereto, each consolidated to the extent indicated therein.

          (b) All of the financial statements included in the Seller Reports since December 31, 2001, presented fairly in all material respects the consolidated financial position of Seller and its Subsidiaries as at the dates mentioned and the consolidated results of operations, changes in stockholders’ equity and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis (subject, in the case of unaudited statements, to normal, recurring audit adjustments as may be permitted by Form 10-Q of the SEC). As of their respective dates, the Seller Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent reflected on the balance sheet included in Seller’s Annual Report on Form 10-K for the year ended December 31, 2003, or quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 neither Seller nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of the type required to be reflected in financial statements prepared in accordance with GAAP, except for liabilities or obligations which, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect.

          (c) Seller has previously made available to Buyer true, complete and correct copies of the statutory financial statements and all amendments thereto of the Company and Dixie as filed with the Indiana Department and the Mississippi Department of Insurance (as applicable) for the years ended December 31, 2003, 2002 and 2001 and for the quarterly period ended

September 30, 2004, together with all exhibits and schedules thereto, and Seller will promptly furnish to Buyer the audited statutory financial statements of the Company and Dixie for the year ending December 31, 2004 and all other statutory financial statements filed with the Indiana Department after the date hereof but prior to the Closing Date (collectively, the “SAP Statements”). Except as set forth on Schedule 3.11(c), each of the SAP Statements presents or will present fairly, in all material respects, the statutory financial condition of the Company and Dixie, at the respective dates thereof, and the statutory results of operations for the periods then ended in accordance with SAP, applied on a consistent basis throughout the periods indicated except as otherwise specifically noted therein.

          (d) There are no Liabilities (including, without limitation, any Liens other than Permitted Liens) of the Company or Dixie other than (i) Liabilities reflected or reserved against in the September 30, 2004 SAP Statements, not heretofore discharged, (ii) policyholder benefits payable or other Liabilities arising after September 30, 2004 in the ordinary course of business consistent with past practice and in amounts consistent with past practice, or (iii) Liabilities disclosed in Schedule 3.11(d).

          (e) The Company and Dixie have paid in full or established reserves reflected in the SAP Statements for all guaranty or other similar state governmental fund assessments required by any Governmental Entity to be paid by them prior to the date of this Agreement. As of the date of this Agreement and except as and to the extent paid prior to September 30, 2004 or reserved against in the SAP Statements or set forth on Schedule 3.11(e), the Company and Dixie have not received any guaranty fund assessments.

     Section 3.12. Taxes. Except as provided in Schedule 3.12:

          (a) (i) All Tax Returns required to be filed on or before the Closing Date by or with respect to the Company or Dixie have been or will be timely filed (taking into account permitted extensions) with the appropriate Governmental Entity in the manner prescribed by Applicable Law; (ii) such Tax Returns are true, correct and complete in all material respects and will be true, correct and complete in all material respects for the periods covered thereby; (iii) Seller, the Company and Dixie have timely paid (or there has been paid on their behalf) all Taxes shown as due and payable on any such Tax Return or that are otherwise due and payable, in each case, in the manner prescribed by Applicable Law; (iv) no Liens (other than Permitted Liens) for Taxes on the Shares, the Company’s Assets or Dixie’s Assets exist; (v) neither Seller, the Company nor Dixie has requested nor is any of them currently the beneficiary of any extension of time within which to file any Tax Return; (vi) as of the date of the SAP Statements, to the extent that any material Tax liabilities and assessments have accrued but not yet become payable, such Tax liabilities and assessments have been reflected as liabilities in accordance with SAP on the SAP Statements and adequate reserves have been established for the payment thereof and no difference exists between the amount recorded on the SAP Statements and the amount of such Tax liability as determined by the appropriate Governmental Entity; (vii) no written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or Dixie does not file Tax Returns that the Company or Dixie is or may be subject to taxation by that jurisdiction; (viii) there is no action, suit, investigation, audit, claim, administrative or court proceeding, or assessment (“Audits”)

pending or proposed or, threatened with respect to Taxes of the Company, or Dixie or Seller’s Consolidated Group; (ix) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns of the Seller’s Consolidated Group, the Company or Dixie have been paid in full; (x) except as required by Applicable Law, since December 31, 2003, neither the Company nor Dixie has: (A) made or changed any election concerning any Taxes, (B) filed any amended Tax Return, (C) settled any Tax Claim or assessment, or (D) surrendered any right to claim a refund of any Taxes, in each case, to the extent such action would materially affect the Taxes or any Tax benefit of the Company or Dixie following the Closing Date; (xi) there are no Tax Rulings, request for Tax Rulings, or Closing Agreements relating to the Company, Dixie or Seller’s Consolidated Group which could affect Buyer’s (or any Affiliate thereof), Company’s or Dixie’s liability for Taxes for any period (or portion thereof) commencing after the Closing Date; (xii) neither the Company nor Dixie (or any Person on behalf of the Company or Dixie): (A) has agreed to or is required to make any adjustments pursuant to Sections 481(a) or 807(f) of the Code (or any predecessor provision) or any similar provision of foreign, state or local law by reason of a change in accounting method initiated by any such person, (B) has Knowledge that any Governmental Entity has proposed in writing any such adjustment or change in accounting method, or (C) has made any written application pending with any Governmental Entity requesting permission for any change in accounting method that relates to the business or operations of the Company or Dixie; (xiii) as a result of any agreement with a Governmental Entity, neither the Company nor Dixie will be required to include any material item of income in, or exclude any material Tax credit or item of deduction from, any taxable period beginning on or after the Closing Date; (xiv) other than with respect to the obligations assumed pursuant to Section 2.02(b)(ii), no intercompany obligation (as described in Treas. Reg. § 1.1502-13(g)) between the Company or Dixie, on the one hand, and any other member of Seller’s Consolidated Group (including either the Company or Dixie), on the other hand, will remain outstanding following the Closing and the Company and Dixie have not engaged in any transaction with Seller or any of its Affiliates which could result in the recognition of income by the Company or Dixie with respect to such transaction for any period ending on or after the Closing Date; (xv) no power of attorney currently in force has been granted with respect to any matter relating to the Taxes of the Company or Dixie; (xvi) no indebtedness of the Company or Dixie is “corporate acquisition indebtedness” within the meaning of Code Section 279(b); (xvii) no property of the Company or Dixie is property that the Company or Dixie or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is tax-exempt use property within the meaning of Code Section 168; (xviii) neither the Company nor Dixie has (A) filed a consent pursuant to Code Section 341(f) or (B) agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)(4)) owned by the Company or Dixie and (xix) the Company or Dixie has not been at any time a partner or member of any entity that is classified as a partnership for U.S. Tax purposes, a joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

          (b) The Company and Dixie are members of an affiliated group of which Seller is the common parent, within the meaning of Section 1504(a) of the Code (the “Seller’s Consolidated Group”). The Company and Dixie became members of the Seller’s Consolidated Group beginning with the tax year beginning on January 1, 2001. Except with respect to any liability under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) that directly results from the Company and Dixie being a member of Seller’s Consolidated Group, the Company and Dixie will not have as of the Closing Date any liability for Taxes of any other Person (i) as a transferee or successor, (ii) by contract (including any Tax Sharing Agreements), (iii) by operation of Applicable Law, or (iv) otherwise.

          (c) The Company and Dixie have complied (and until Closing will comply) with all Applicable Law relating to the payment and withholding of Taxes and each of them has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, foreign person, or other third party.

          (d) Seller has delivered or made available to Buyer correct and complete copies of all Tax Returns filed by or relating to the Seller’s Consolidated Group, the Company or Dixie and all examination reports and other relevant written materials with respect to Audits (whether proposed, threatened, pending or concluded) related to the three taxable years ending prior to the Closing Date.

          (e) Neither the Company nor Dixie has engaged in any transaction that may result in the recognition of income by the Company or Dixie in any Tax period (or portion thereof), other than potential gains and/or losses associated with derivatives provided to support the Equity Indexed Products, beginning after the Closing Date (including, but not limited to, transactions subject to Code section 355).

          (f) Neither the Company nor Dixie has executed any waiver or comparable consents regarding any statute of limitations in respect of Taxes or requested or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (g) Neither the Company nor Dixie (or Seller with respect to the Company or Dixie) has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder (without regard to any cumulative or aggregate effect), (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder.

          (h) The Company and Dixie each satisfy the definition of a “life insurance company” for purposes of the Code and all reinsurance contracts entered into by the Company or Dixie are insurance contracts for U.S. federal income tax purposes.

          (i) The insurance reserves set forth in the Tax Returns filed by or including the Company and Dixie have been determined in all respects in accordance with Section 807 or 846 of the Code, as applicable.

          (j) To the Knowledge of Seller, with respect to reinsurance contracts to which the Company or Dixie is a party, no facts, circumstances or basis exists under which the IRS could make any reallocation, recharacterization or other adjustment under Section 845(a) of the Code, or make any adjustment arising from a determination that any reinsurance contract had or has a significant tax avoidance effect under Section 845(b) of the Code.

          (k) Neither the Company nor Dixie has any existing policyholder surplus accounts as defined in Code Section 815.

          (l) All Life Insurance Contracts issued, assumed, modified, exchanged or sold by the Company or Dixie which are subject to Sections 101(f) or 7702 of the Code qualify (and have qualified since issuance) as “life insurance contracts” within the meaning of Sections 101(f) or 7702(a) of the Code, as applicable. No Life Insurance Contract issued, assumed, modified, exchanged or sold by the Company or Dixie is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for those Life Insurance Contracts that the Company or Dixie is administering as modified endowment contracts and with respect to which the Company or Dixie has notified the policyholder, before the date hereof, that the contract constitutes a “modified endowment contract.”

          (m) All Annuity Contracts issued, assumed, modified, exchanged or sold by the Company or Dixie that are subject to Section 72(s) of the Code contain (and have contained since issuance) all of the necessary provisions of Section 72(s) of the Code and all Annuity Contracts that are represented as qualifying under Sections 130, 403(a), 403(b) or 408(b) of the Code contain (and have contained since issuance) all provisions required for qualification under such sections of the Code.

          (n) All Life Insurance Contracts and Annuity Contracts marketed by the Company or Dixie, its agents, or any Person from which the Company or Dixie acquired such Contract, as, or in connection with, plans that are intended to qualify under sections 401, 403, 408, or 457 of the Code (“Qualified Plans”) comply (and have complied since issuance) with the requirements of such sections. All Qualified Plans marketed or administered by the Company or Dixie are marketed and administered in compliance with relevant provisions of the Code.

          (o) In providing record keeping and administrative services in the ordinary course with respect to customers’ Insurance Contracts whether individual or group retirement or deferred compensation plans or arrangements, and with respect to any Life Insurance Contracts or Annuity Contracts issued, assumed, modified, exchanged or sold by the Company or Dixie as of the Closing Date, the Company and Dixie are in compliance with the applicable administrative requirements of the Code, including sections 72, 401(a), 401(k), 403(b), 408(k), 408(p), 457(b), 3405, 6047, 7702 and 7702A

of the Code and the rules and regulations hereunder, and, to the extent applicable, the requirements of Parts 2, 3 and 4 of Title I of ERISA.

          (p) Other than the Tax Sharing Agreement between the Company and Dixie, neither the Company nor Dixie is a party to any Tax Sharing Agreement.

     Section 3.13. Employee Benefit Matters.

          (a) Set forth in Schedule 3.13(a) is a complete and correct list of any retirement, pension, savings, profit-sharing, bonus, incentive compensation, deferred compensation, stock option or stock compensation, welfare benefit, severance or termination, retiree medical, dental, life or disability insurance, supplemental retirement, or other material employee benefit plans, programs, or arrangements, including but not limited to “employee benefit plans” within the meaning of Section 3(3) of ERISA (each, a “Plan,” and collectively, “Plans”) as to which Seller, the Company or Dixie has any Liability for current or former employees or directors of the Company or Dixie (the “Covered Employees”). Seller has previously provided to Buyer a true and correct list of the Covered Employees, along with their current compensation, dates of hire and dates of termination, if applicable.

          (b) Set forth on Schedule 3.13(b) is a complete and correct list of all Plans covering the Covered Employees that are currently in effect. With respect to all such Plans (the “Benefit Plans”), true and complete copies of the following items relating to each Benefit Plan, where applicable, have heretofore been provided to Buyer: (i) the Plan document and all amendments thereto (or a description of such Plan if there is no plan document); (ii) the most recent determination letter issued by the IRS; (iii) the most recent summary plan description and all summaries of material modifications to such summary plan description; (iv) the three most recent annual reports (Form 5500), including all schedules and audited financial statements; and (v) the most recent actuarial valuation report. No Benefit Plans are maintained or sponsored by the Company or Dixie.

          (c) No liability under Subtitle C or D of Title IV of ERISA has been incurred and not satisfied, and no condition exists that presents a material risk that Liability would be incurred by the Company or Dixie, with respect to any ongoing, frozen, or terminated Plan currently or formerly maintained or contributed to by the Company or Dixie, or any Person that would be now or at the applicable time considered a member of the Company’s or Dixie’s “controlled group” within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(a)(14) of ERISA (an “ERISA Affiliate”), and no withdrawal liability has been incurred and not satisfied under Subtitle E of Title IV of ERISA or is anticipated that could result in a liability to the Company or Dixie. No Notice of Reportable Event (within the meaning of Section 4043 of ERISA) has been filed or required to be filed for any Plan within the six years preceding the date of this Agreement. Except as set forth on Schedule 3.13(c), no Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither Seller, the Company or Dixie are entering into the transactions contemplated by this Agreement for the principal purpose of evading liability within the meaning of Section 4069 of ERISA.

          (d) No Plan of an ERISA Affiliate (an “Affiliate Plan”) has an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), and none of the Company, Dixie or any ERISA Affiliate has any outstanding funding waiver.

          (e) Except as set forth on Schedule 3.13(e), neither Company nor Dixie has any formal plan or express or implied commitment to employ any Covered Employees or to create any Plan that would be maintained by them or to contribute to or participate in any Plan maintained by any ERISA Affiliate.

          (f) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of Seller, no event or condition has occurred or will occur that would reasonably be expected to have an adverse effect on the qualified status of any such Benefit Plan. Each Benefit Plan complies in all material respects with its terms and with the requirements prescribed by any and all Applicable Law, including but not limited to the Code and ERISA.

          (g) Except as disclosed in Schedule 3.13(g), no liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the Knowledge of Seller, threatened (other than routine claims for benefits) with respect to any Benefit Plan.

          (h) None of Seller, the Company, Dixie, any ERISA Affiliate, any of the Plans, any trust created thereunder, nor to Seller’s Knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Seller, the Company, Dixie or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.

          (i) Except as set forth on Schedule 3.13(i), no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for the Covered Employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Applicable Law, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the Employee or former employee or director of the Company or Dixie (or his beneficiary).

          (j) Neither the Company nor Dixie (i) has made any payments, (ii) is obligated to make any payments, or (iii) is a party to any agreement, contract or arrangement that under certain circumstances could obligate it to make any payments that have resulted or will result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

          (k) Except as set forth on Schedule 3.13(k), the consummation of the transactions contemplated by this Agreement will not (i) entitle any Covered Employee to severance pay, unemployment compensation, retention pay or any other payment from the Company or Dixie, except as expressly provided in this Agreement, or (ii) except to the extent, if any, required by law, with respect to any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, accelerate the time of payment or vesting, or increase the amount of compensation from the Company or Dixie due to any such Covered Employee.

     Section 3.14. No Brokers. Other than Raymond James & Associates, Inc., all the fees and expenses of which will be paid by Seller, no investment banker, broker, finder or other intermediary has acted directly or indirectly for Seller, the Company, Dixie or their Affiliates, and the Company and Dixie have not and will not incur any obligation to pay any brokerage or finder’s fee or other commission, in connection with the transactions contemplated by this Agreement.

     Section 3.15. Insurance Issued by the Company or Dixie. Except as set forth on Schedule 3.15:

          (a) Since January 1, 2002, all benefits claimed by any Person under any Insurance Contract have in all material respects been paid (or provision for payment thereof has been made) in accordance with the terms of the Contracts under which they arose and such payments were not materially delinquent and were paid (or will be paid) without fines or penalties, except for any such claim for benefits for which the Company or Dixie reasonably believes that there is a reasonable basis to contest payment and is taking such action;

          (b) Seller has made available to Buyer true, complete and correct copies of all underwriting manuals (including each amendment thereto) utilized by the Company and Dixie with respect to the Insurance Contracts. The underwriting standards utilized and rates and rating factors and criteria applied by the Company and Dixie with respect to the Insurance Contracts outstanding as of the date hereof conformed in all material respects to those contained in the Company’s or Dixie’s applicable underwriting manuals as in effect at the times such Insurance Contracts were underwritten and, with respect to any Insurance Contract reinsured in whole or in part, conform in all material respects to the standards and ratings required pursuant to the terms of the related reinsurance, coinsurance, modified coinsurance or other similar Contracts;

          (c) To the Knowledge of Seller, (i) each Producer, at the time such Producer solicited, negotiated, wrote, sold or produced business for the Company or Dixie, to the extent required by Applicable Law as then in effect, was duly and appropriately appointed by the Company or Dixie to act as a Producer for the Company or Dixie and was duly and appropriately licensed as a Producer (for the type of business solicited, negotiated, written, sold or produced by such Producer), in each case, in the particular jurisdiction in which such Producer solicited, negotiated, wrote, sold or produced such business for the Company or Dixie; (ii) no such Producer violated any material term or provision of any Applicable Law as then in effect applicable to any aspect (including, but not limited to, the soliciting, negotiating, marketing, sale or production) of the Company’s or Dixie’s products; (iii) no such Producer has materially breached the terms of any agency or broker Contract with or for the benefit of the Company or Dixie (excluding engaging in “twisting” activities); and (iv) no Producer designated by the Company as Regional General Agent 2 has engaged in “twisting” activities.

          (d) Seller has previously made available to Buyer true, correct and complete copies of all Insurance Contract forms applicable to in-force Insurance Contracts including, without limitation, any and all state variations, riders and other related forms. Each Insurance Contract policy or certificate form, as well as any related application form, written advertising material (including such material placed on the Company’s or Dixie’s website) and rate or rule currently or previously marketed, filed or otherwise utilized by the Company or Dixie, the use or issuance of which requires filing or approval, has been appropriately filed and, if required, approved by the applicable Governmental Entities in each jurisdiction requiring such filing or approval. To the Knowledge of Seller, all such policies and certificates, forms, applications, advertising materials and rates or rules are or were, as applicable, in compliance with, and utilized in compliance with, Applicable Law and within the scope of the approvals received therefor;

          (e) No provision in any in-force Insurance Contract gives the holder thereof or any other Person the right to receive dividends, distributions or other benefits based on the revenue, earnings or profits of the Company or Dixie, except for traditional participating policies and charter policies. Except as set forth on Schedule 3.15, neither the Company nor Dixie is a party to any agreement providing for the collection of insurance premiums payable to the Company or Dixie by any other Person other than agreements that allow the Producer to collect the initial premium payment in the form of a remittance made payable to the Company or Dixie;

          (f) Except as set forth on Schedule 3.15, since December 31, 2002, no customer or related group of customers, and no Producer, in either case which accounted for (i) one percent or more of the aggregate annuity considerations or deposits collected by the Company or Dixie during the 10 month period ended October 31, 2004 or during the years ended December 31, 2003 or 2002, or (ii) one percent or more of the aggregate reserves of the Company and Dixie under Annuity Contracts as reflected on the SAP Statements for the years ended December 31, 2003 or 2002, has or have at its or their initiative, terminated or threatened in writing to terminate its or their relationship with the Company or Dixie;

          (g) All amounts to which the Company or Dixie is entitled under the Third Party Reinsurance Agreements (including without limitation amounts based on paid and unpaid losses) are collectible, except as otherwise reflected in the SAP Statements of the Company or Dixie previously delivered to Buyer;

          (h) As of January 31, 2005, there were 47,936 Life Insurance Contracts and 44,339 Annuity Contracts in force; and

          (i) The financial strength or claims-paying ability of (i) the Company is rated “B” or higher and (ii) Dixie is rated “B” or higher in each case by A.M. Best Company, Inc. as of the date hereof and, as of the date hereof, A.M. Best Company, Inc. has not informed Seller, the Company or Dixie that it has placed the Company or Dixie under surveillance or that it has placed the respective ratings of the Company or Dixie under review with negative implications.

     Section 3.16. Assets.

          (a) Except as set forth on Schedule 3.16(a) and except for Assets disposed of since September 30, 2004 in the ordinary course of business or otherwise in accordance with the terms of this Agreement, the Company and Dixie have good and marketable title to all Assets that are disclosed or otherwise reflected in the September 30, 2004 SAP Statements and all Assets acquired thereafter, and except as set forth on Schedule 3.16(a), all such Assets are owned by the Company or Dixie free and clear of all Liens, other than Permitted Liens.

          (b) Except as set forth on Schedule 3.16(b), with respect to Investment Assets disclosed or otherwise reflected in the September 30, 2004 SAP Statements or acquired thereafter:

     (i) to the Knowledge of Seller, all are realizable in accordance with their terms except to the extent otherwise appropriately reflected as an impairment or an investment reserve in such SAP Statements;

     (ii) there are no Payment Defaults, or to the Knowledge of Seller, any other defaults with respect to which the prospect of a Payment Default is more than remote (as used herein, “Payment Default” shall mean a default (or an event which, with notice or lapse of time or both, would constitute a default) in the payment on any of the bonds, notes, mortgages, debentures and other evidences of indebtedness that constitute Investment Assets);

     (iii) Seller does not have any Knowledge of any pending or threatened bankruptcy, reorganization, insolvency, moratorium or similar event or proceeding by any issuer, guarantor or other Person responsible for making payment with respect to any such Investment Asset as of the date hereof; and

     (iv) neither Seller, the Company, Dixie nor any Person on its or their behalf, has taken, or omitted to take, any action which would cause any such Investment Asset to be subject to any valid offset, defense or counterclaim against the right of the Company or Dixie to enforce the terms of such Investment Asset.

          (c) Since September 30, 2004, the Investment Assets, in the aggregate, have retained the following characteristics: (i) a credit quality of not less than “Aa3” (ii) portfolio duration between 4 and 5 years and (iii) convexity of not more negative than negative 0.6.

          (d) Except as set forth on Schedule 3.16(d), the Company and Dixie own, have a valid leasehold interest in or have a valid right under Contract to use, all tangible personal property that is material to the conduct of their respective businesses, free and clear of all Liens, other than Permitted Liens.

          (e) The Assets (other than Intellectual Property which is covered by Section 3.10) owned or leased by the Company and Dixie are sufficient for the Company and Dixie to conduct their business from and after the Closing without interruption and in the ordinary course of business as they are being conducted on the date hereof.

     Section 3.17. Environmental Matters. Except as set forth on Schedule 3.17: (i) the Company and Dixie have operated their current and former businesses in compliance, in all material respects, with all applicable Environmental Laws and Permits required thereunder; (ii) to the Knowledge of Seller, there are no events, conditions or circumstances that would result in any action, claim or allegation by any Person against the Company or Dixie under applicable Environmental Laws or related to Hazardous Materials nor has Seller, the Company or Dixie received any notice that any of the Company’s or Dixie’s businesses or Assets is in violation of any Environmental Laws or that the Company or Dixie is responsible (or potentially responsible) for the investigation, cleanup, monitoring or other remediation of any Hazardous Materials on, at or under any property; (iii) the Company and Dixie have not assumed or retained, contractually or by operation of law, from any Person any liability under Environmental Laws or related to Hazardous Materials; and (iv) Seller has made available to Buyer all environmental reports, assessments, audits or studies of the Company and Dixie in their possession or control.

     Section 3.18. Regulatory Filings. Seller has made available for inspection by Buyer all reports, statements, documents, registrations, filings and submissions made by or with respect to the Company or Dixie with any Governmental Entity, and reports of examinations issued by any such Governmental Entity, since December 31, 2001, including but not limited to correspondence with the Florida Insurance Department regarding the suspension of new writings in the State of Florida. Except as set forth on Schedule 3.18, the Company and Dixie have timely filed, or caused to be timely filed, all material reports, statements, documents, registrations, filings, applications or submissions required to be filed by or on behalf of the Company or Dixie with any Governmental Entity in connection with the business conducted by the Company or Dixie, the Company and Dixie are acting in compliance in all material respects with all such reports, statements, documents, registrations, filings, applications and submissions, and all required regulatory approvals in respect thereof are in full force and effect. Except as disclosed in Schedule 3.18, (i) all such reports, statements, documents, registrations, filings, applications and submissions were in compliance in all material respects with Applicable Law when filed or as amended or supplemented and there were no material omissions therefrom, and (ii) no material deficiencies have been asserted by any Governmental Entity with respect to such reports, statements, documents, registrations, filings, applications or submissions that have not been satisfied.

     Section 3.19. Real Property; Leases. (a) Schedule 3.19(a) hereto sets forth a summary description of the Owned Property. The Owned Property is presently in material compliance with all Applicable Law relating to the use and operation of the Owned Property (including but not limited to building codes and zoning laws). All material Permits required by any Governmental Entity in order to own and operate the Owned Property have been obtained and are in full force and effect and the certificates of occupancy for the Owned Property permit its current uses in all material respects. The Company or Dixie have good and marketable fee title to all Owned Property, free and clear of all Liens, other than Permitted Liens.

          (b) Schedule 3.19(b) hereto sets forth a true and complete list and summary description of all Leased Property, including whether any consent of the lessor or other third party is required to maintain the effectiveness of the Leases in connection with the transactions contemplated hereby. Seller has delivered to Buyer true, correct and complete copies of the Leases. All of such Leases are valid and in full force and effect in all material respects and all rents and additional rents and other material assessments due to date on each such Lease have been paid. Neither of the Company or Dixie is in default in any material respect under any of such Leases and, to the Knowledge of Seller, no lessor is in default under any of such Leases. No material waiver, indulgence or postponement of the obligations of any of the Company or Dixie under such Leases has been granted by the lessor, and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default thereunder by any of the Company or Dixie. To the Knowledge of Seller, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default thereunder by any lessor. The Owned Property together with the Leased Property constitutes all interests in real property currently used or currently held for use in connection with the business of the Company and Dixie and which are necessary for the continued operation of the business of the Company and Dixie as it is now being conducted.

          (c) The Company and Dixie enjoy peaceful and undisturbed possession in all material respects under all Leases, none of which contain any provisions that will materially impair or adversely affect its ability to continue to use the premises leased thereunder as it currently does. To the Knowledge of Seller, (i) no notice of violation of any law, ordinance or administrative regulation (including any zoning or building law) has been received by Seller, the Company or Dixie with respect to any Leased Property or Owned Property and (ii) neither the Company nor Dixie has received notice that any Lease will not be renewed upon its expiration date, or notice that such Lease will be renewed but upon terms and conditions which, taken as a whole, will differ in a material adverse manner from existing terms under such Lease. To the Knowledge of Seller, if the consents specified in Schedule 3.19(b) are obtained, the continuation, validity and effectiveness of such Leases under the current terms thereof will not be materially affected by the consummation of the transactions contemplated herein. The property leased or subleased by the Company and Dixie in respect of their respective businesses is in a state of reasonable maintenance and repair. To the Knowledge of Seller, neither the whole nor any portion of any real property leased or subleased by the Company or Dixie in respect of their respective businesses is being condemned or otherwise taken by any public authority, nor is any such condemnation or taking threatened or contemplated. Neither the whole nor any portion of any real property leased or subleased by the Company or Dixie in respect of their respective businesses has been damaged in any material respect or destroyed by fire or other casualty. All work required to be performed by the lessor at any premises leased or subleased by the Company or Dixie is materially complete.

     Section 3.20. Conduct of Business; Absence of Certain Changes. Except as set forth on Schedule 3.20 or as permitted or contemplated by this Agreement, since September 30, 2004, (i) the Company and Dixie have conducted their respective businesses in the ordinary course of business consistent with past practices and the Company and Dixie have not taken any action that would have constituted a violation of Section 5.02, if Section 5.02 had applied since September 30, 2004 and (ii) the Company and Dixie have not experienced any change, event or condition which has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.21. Insurance Coverage. Schedule 3.21 sets forth a true, complete and correct list of insurance policies and fidelity bonds covering the Company and Dixie, including the amounts and coverages. All such policies and fidelity bonds are in full force and effect as of the date of this Agreement. Neither Seller, the Company, Dixie nor any of their Affiliates are in default under any such policy or bond and, to the Knowledge of Seller, no other party to such policy or bond is in default thereof. To the Knowledge of Seller, there are no material claims under such insurance policies as to which the insurers have denied liability.

     Section 3.22. Market Conduct. Except as set forth on Schedule 3.22; neither Seller, the Company, Dixie, Seller’s Affiliates nor, to the Knowledge of Seller, the Producers have engaged in any Market Conduct Activities which violate Applicable Law or otherwise enables any third party to recover damages from the Company or Dixie.

     Section 3.23. Producers. Except as set forth on Schedule 3.23, the Company and Dixie enjoy good relations, and are not involved in any material dispute, with any of their respective agents, general agents, brokers, reinsurance intermediaries, consultants, producers, financial institutions or other Persons which market its products (collectively, “Producers”). Schedule 3.23 contains a list of the standard forms of contract or contracts with such Producers and contains a true and correct description of the compensation arrangements of the Company and Dixie with such Producers, including any Contract or arrangement with any Person that provides for compensation outside the prevailing industry practice.

     Section 3.24. Labor Matters. (a) Except as set forth on Schedule 3.24(a), with respect to the Employees (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of Seller, threatened against the Company or Dixie, (ii) no union claims to represent the Employees and to the Knowledge of Seller, there are no current union organizing activities among such Employees, and (iii) none of Seller, the Company or Dixie is a party to or bound by any collective bargaining, labor union contract or similar agreement with any labor organization applicable to any Employees.

          (b) To the Knowledge of Seller, with respect to the Employees, each of Seller, the Company and Dixie is and has been, in material compliance with all Applicable Law respecting employment and employment practices, terms and conditions of employment, age and sex discrimination, wages and hours, and neither the Company nor Dixie has engaged in or is engaged in any unfair labor practices. Except as set forth on Schedule 3.24(b) hereto, with respect to the Employees, no unfair labor practice complaints have been filed against the Company or Dixie with any Governmental Entity and neither the Company nor Dixie has received any notice or communication reflecting an intention or threat to file any such complaint. No Person has made any claim, against the Company or Dixie arising out of any statute, ordinance or regulation relating to discrimination with respect to the Employees, or employment practices with respect to the Employees.

          (c) To the Knowledge of Seller, and except as set forth on Schedule 3.24(c), the Company and Dixie have at all times properly classified each of their respective Employees as employees and as exempt or non-exempt for overtime pay, and have properly classified each of their independent contractors as independent contractors, as applicable, and have treated each person classified by them consistently with such status.

     Section 3.25. Third Party Reinsurance. Schedule 3.25 sets forth a true, complete and correct list of (a) all reinsurance and retrocession treaties and agreements in force as of the date of this Agreement to which the Company or Dixie is either a ceding or an assuming party, and (b) any such treaty or agreement that is terminated or expired but under which the Company or Dixie may be either obligated to make payments or eligible to continue to receive benefits (collectively, the “Third Party Reinsurance Agreements”), and for each such treaty or agreement described in (a) or (b), Schedule 3.25 indicates (i) the effective date of such treaty or agreement and the termination date of any such treaty or agreement which has a definite termination date and (ii) whether such agreement or treaty relates to Annuity Contracts or Life Insurance Contracts. Each Third Party Reinsurance Agreement is in full force and effect to the respective dates noted on the Schedule and is a valid and binding obligation of the Company or Dixie and, to the Knowledge of Seller, each other party thereto, subject to the Enforceability Exceptions. The Company and Dixie

are not in default in any material respect as to any provision of any Third Party Reinsurance Agreement, and have not failed to meet in any material respect the underwriting standards required for any business reinsured thereunder, and there are no material outstanding disputes with regard to any Third Party Reinsurance Agreement. No Third Party Reinsurance Agreement contains any provision providing that the other party thereto may terminate such treaty or agreement by reason of the transactions contemplated by this Agreement or the Ancillary Agreements.

     Section 3.26. Improper Payments. Since December 31, 2001:

          (a) no funds or Assets of the Company or Dixie have been used for any illegal purpose;

          (b) except as set forth on Schedule 3.26, no unrecorded fund of the Company or Dixie has been established for any purpose and no unrecorded material Asset of the Company or Dixie exists;

          (c) no accumulation or use of the corporate funds of the Company or Dixie has been made without being properly accounted for on the Books and Records of the Company or Dixie;

          (d) all payments by or on behalf of the Company and Dixie have been duly and properly recorded and accounted for on the Books and Records of the Company and Dixie;

          (e) no false or artificial entry has been made on the Books and Records of the Company or Dixie for any purpose or reason whatsoever;

          (f) no payment has been made by or on behalf of the Company or Dixie with the understanding that all or any part of such payment is to be used for a purpose other than as described in the documents supporting such payment;

          (g) neither the Company nor Dixie has made, directly or indirectly, any illegal contribution to a political party or candidate, either domestic or foreign; and

          (h) neither the Company nor Dixie has made any improper foreign payment as that term is defined in the Foreign Corrupt Practices Act.

     Section 3.27. Security Deposits. Schedule 3.27 sets forth a true, complete and correct list of all securities deposited by the Company and Dixie with Governmental Entities as of the date hereof.

     Section 3.28. Bank Accounts. Schedule 3.28 sets forth a true, complete and correct list of bank accounts and investment accounts maintained by the Company and Dixie, including the name of each bank or other institution, account numbers and a list of signatories to such account. Neither the Company nor Dixie has commingled any such account with Seller or any Affiliate of Seller.

     Section 3.29. Books and Records. The Books and Records are true, complete and correct in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described.

     Section 3.30. Investment Representations. Seller represents and warrants to Buyer as of the Closing Date as follows:

          (a) It is acquiring the Buyer Preferred Shares for its own account for investment purposes only and not for purposes of, with a view to, or for offer or sale in connection with, any distribution. It agrees that the certificates representing the Buyer Preferred Shares may bear legends to the effect that the Buyer Preferred Shares have not been registered under the Securities Act or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

          (b) It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in Buyer as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of Buyer concerning the terms and conditions of this Agreement and the purchase of the Buyer Preferred Shares contemplated hereby.

          (c) It understands the Buyer Preferred Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that it may have to hold the Buyer Preferred Shares, and bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or exempt from registration.

          (d) It is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

          (e) Neither Seller, the Company nor Dixie is a “registered investment company” or a company “controlled” by a “registered investment company” (in each case, as defined in the Investment Company Act of 1940, as amended).

     Section 3.31. Proxy Statement. None of the information supplied or to be supplied by Seller for inclusion in the Proxy Statements will cause the Proxy Statements, when first mailed to the holders of the Trust Preferred Securities and the stockholders of Seller and at the time of the Seller’s Stockholder Meeting, to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 3.32. Indenture. The Indenture is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms. No Event of Default has occurred under the Indenture and Seller has not exercised its rights under the Indenture to defer the payment of interest under the Securities (as defined in the Indenture). All junior subordinated debentures issued pursuant to the terms of the Indenture are held by the Trust. Seller has delivered to Buyer a true and complete copy of the Indenture and each junior subordinated debenture issued pursuant thereto.

     Section 3.33. Common Securities. Seller owns beneficially and of record all Common Securities issued by the Trust, free of any Lien or Stock Restriction of any kind or character whatsoever (except for the restrictions on transfer set forth in the Amended and Restated Trust Agreement of the Trust), and Seller has the full and unrestricted power to sell, assign, transfer and deliver the Common Securities to Buyer upon the terms and subject to the conditions of this Agreement free of any Lien or Stock Restrictions (except for the restrictions on transfer set forth in the Amended and Restated Trust Agreement of the Trust).

     Section 3.34. Opinion of Raymond James & Associates, Inc. The Board of Directors of Seller has received a final opinion of Raymond James & Associates, Inc. dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be received by Seller in connection with the transactions contemplated by this Agreement is fair, from a financial point of view, to Seller’s stockholders. A true, correct and signed copy of such final opinion has been delivered to Buyer and such opinion has not been withdrawn.

     Section 3.35. Surplus Debentures. Except as set forth on Schedule 3.34, Seller owns the Surplus Debentures free and clear of all Liens. Each Surplus Debenture is in full force and effect in all respects and constitutes a legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms. Seller has delivered to Buyer a true and complete copy of each of the Surplus Debentures.

     Section 3.36. Solvency. Seller is not insolvent, as such term is defined in Title 11 of the United States Code, and will not be insolvent at any time during the 90 days immediately preceding the Closing Date.

     Section 3.37. Full Disclosure. Neither the representations or warranties made by Seller in this Agreement or in any Schedule hereto, nor any certificate, report, statement, memorandum or other document furnished or required to be furnished to Buyer pursuant hereto contains any untrue statement of a material fact or, omits to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances in which they were made.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby makes the following representations and warranties to Seller as of the date hereof and as of the Closing Date.

     Section 4.01. Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its business as currently conducted and to own, lease and operate all its properties and assets.

     Section 4.02. Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Ancillary Agreements by Buyer and the performance by Buyer of its obligations hereunder and thereunder have been duly and validly authorized and approved by all requisite corporate action of Buyer, and no other acts or proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement and each of the Ancillary Agreements or the transactions contemplated hereby and thereby. Assuming due authorization and execution of the Agreement by Seller, this Agreement constitutes a legal, valid and binding obligation of Buyer, and is enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions. Assuming due authorization and execution of the Ancillary Agreements by Seller, the Company and Dixie, as applicable, each of the Ancillary Agreements will constitute a legal, valid and binding obligation of Buyer, and will be enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

     Section 4.03. Governmental Consents and Approvals. Except as set forth on Schedule 4.03 hereto, no consent, approval, non-disapproval, authorization, ruling, order of, notice to, or registration with, any Governmental Entity, is required on the part of Buyer in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby and thereby.

     Section 4.04. No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement does not, and the consummation by Buyer of the transactions contemplated by this Agreement in accordance with the terms and conditions hereof will not (i) violate any provision of Buyer’s Articles of Incorporation, By-Laws or other charter or organizational documents; (ii) except as disclosed in Schedule 4.04, require the consent or other action by any Person under, violate, conflict with or result in the breach of any of the terms of, result in any modification of or loss of a benefit under, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate or cancel, or constitute (with or without notice or lapse of time, or both) a default under, any Contract to which Buyer is a party or by or to which its assets or properties may be subject; (iii) violate any order, judgment, injunction, award or decree of any Governmental Entity or arbitrator against, or binding upon, or any agreement with, or condition imposed by, any Governmental Entity or arbitrator with respect to Buyer; or (iv) assuming that the consents and approvals referred to in Section 4.03 are duly obtained, violate any Applicable Law, except, in the case of clause (ii) of this Section 4.04, as could not impair the ability of Buyer to perform its obligations under this Agreement.

     Section 4.05. Actions Pending. There are no Actions pending against or, to the Knowledge of Buyer, threatened against Buyer or any businesses, properties or assets of Buyer, and there is no injunction, order, judgment, decree, award or regulatory restriction imposed upon Buyer or any properties or assets of Buyer, which could impair the ability of Buyer to perform its obligations under this Agreement, or which has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Action currently pending to which Buyer is a party and, as of the date hereof, Buyer has no intention of initiating an Action.

     Section 4.06. Brokers. No broker, investment banker, financial advisor or other Person, other than Fletcher Financial, Inc., the fees and expenses of which will be paid by Buyer, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

     Section 4.07. Commitments. Buyer has previously provided to Seller a true, correct and complete copy of the financing commitments to Buyer described on Schedule 4.07 (the “Buyer Financing”). The Buyer Financing will be sufficient, subject to the satisfaction of the conditions of the Buyer Financing, to provide the funds required by Buyer to pay the Purchase Price hereunder, including payment of all of the Intercompany Obligations to be assumed by Buyer pursuant to Section 2.02(b)(ii), and to pay all fees and expenses required to be paid by Buyer in connection with the transactions contemplated by this Agreement.

     Section 4.08. Investment Intent. The Shares to be acquired under this Agreement will be acquired by Buyer for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer will refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act or any applicable state securities law regulating the disposition thereof.

     Section 4.09. Capitalization.

          (a) On the Closing Date, the authorized share capital of Buyer will consist solely of 65,000 shares of common stock par value $0.01 per share and 5,000 shares of Preferred Stock, par value $1,000 per share.

          (b) On the Closing Date, the issued and outstanding capital stock of Buyer will consist of not more than 65,000 shares of common stock and 5,000 shares of Series A Preferred Stock; and all of the issued and outstanding Preferred Stock will be owned by Seller.

          (c) Upon issuance, sale and delivery as contemplated by this Agreement, the Buyer Preferred Shares will constitute duly authorized, validly issued, fully paid and non-assessable shares of capital stock of Buyer, free of all preemptive or similar rights, and entitled to the rights described in the Series A Certificate of Designations. The shares of Buyer’s stock into which the Buyer Preferred Shares are exchangeable have been duly and validly reserved for issuance.

     Section 4.10. Operations of Buyer. Buyer was formed on February 8, 2005 for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any other activities.

     Section 4.11. Proxy Statement. None of the information supplied or to be supplied by Buyer for inclusion in the Proxy Statements will cause the Proxy Statements, when first mailed to the holders of the Trust Preferred Securities and the stockholders of Seller and at the time of the Seller’s Stockholder Meeting, to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.12. Compliance with Laws. Buyer has conducted its business in material compliance with all Applicable Law and is in material compliance with the requirements of each applicable Governmental Entity to file reports, registrations, filings or submissions with respect to the conduct of its business in each jurisdiction in which it has conducted its business. Buyer has not received any written notice of, and Buyer has no Knowledge of the occurrence of, any material violation of Applicable Law with respect to the operation of its business.

     Section 4.13. List of Assets and Liabilities. Schedule 4.13 sets forth a true and complete list of all of Buyers Assets and Liabilities as of the date of this Agreement.

ARTICLE V.

COVENANTS

     Section 5.01. Right of Access and Inspection. Buyer shall have the right, through its officers, employees, consultants, accountants, actuaries, attorneys and other designated agents and representatives, upon reasonable advance notice to Seller, during normal business hours and in a manner so as not to disrupt the orderly conduct of business of the Company, to (i) inspect (and make copies of) such of the Books and Records as Buyer may reasonably request and (ii) make such reasonable investigation of the Assets, liabilities, financial condition, business and operations of the Company and Dixie as Buyer may reasonably deem necessary or appropriate, and solely for such purposes to have access to the Contracts and facilities of the Company and Dixie, and solely for such purposes (excluding, in all events, the purposes set forth in Section 5.09(a)) to have access to the personnel of the Company, Dixie, Seller and Seller’s Affiliates that perform work for, or have knowledge of facts relating to the Company and Dixie, provided, that Buyer will maintain the confidentiality of all Books and Records in accordance with Section 5.06. Seller shall, and shall cause the Company, Dixie and Seller’s Affiliates, and their respective officers, employees, agents and representatives, including their respective counsel and independent public accountants (both current and former), to cooperate fully with Buyer in connection with such investigation, access and examination, including, without limitation, making available relevant accountant work papers. Seller agrees that Buyer may also discuss the business and operations of the Company with such regulators, rating agencies, lenders and Producers as determined by Buyer upon reasonable advance notice to Seller and the right of Seller to participate in any such discussions. Seller shall furnish promptly to Buyer (i) each written report on examination of financial condition, market conduct or similar matters (whether in draft or final form) of the Company and Dixie issued by any applicable Governmental Entity, (ii) all material filings with state insurance regulators made by the Company or Dixie under the insurance holding company statutes and regulations of the State of Indiana, (iii) all material correspondence or communications with state insurance regulatory authorities concerning the Company or Dixie, including without limitation such items relating to rehabilitation, insolvency, liquidation, supervision, or other comparable state proceedings, (iv) all reports prepared by or provided to Seller, the Company or Dixie regarding the Investment Assets and (v) all other material information and documents concerning the Assets, business, properties, management, Books and Records and personnel of (or who perform work for) the Company or Dixie as Buyer may reasonably request.

     Section 5.02. Conduct of Business.

          (a) From the date hereof until the Closing Date, except as otherwise permitted by this Agreement, Seller shall cause the Company and Dixie to conduct their respective businesses in the ordinary course of business consistent with past practice, and to use commercially reasonable efforts to (i) preserve intact its present organization, business and franchise; (ii) preserve and maintain in effect all of its Permits and other licenses, approvals, qualifications, registrations and authorizations; (iii) preserve the rights, franchises, goodwill and relationships with personnel of Seller’s Affiliates who perform work for the Company and Dixie, its Producers, other distribution sources, customers, lenders, suppliers, regulators, rating agencies and others having business relationships with it; (iv) continue its advertising and promotional activities, pricing and purchasing policies, operations and business plan implementation consistent with past practice; (v) continue in full force and effect without modification all existing policies or binders of insurance currently maintained in respect of its Assets, properties, business, operations, employees, officers or directors except as required by Applicable Law; (vi) not engage in any business initiatives, other than those involving the underwriting of retail annuity business of the Company, unless such initiatives can be terminated by the Company within 30 days following the Closing Date without material cost to the Company or any of its Affiliates; (vii) keep available the services of its or its Affiliates’ (as applicable) present officers, employees, consultants and agents that perform work for the Company and Dixie; (viii) defend and protect its Assets from infringement or usurpation; (ix) perform all of its obligations under all Contracts relating to or affecting its Assets or its business; (x) maintain its Books and Records in the usual manner consistent with past practice; (xi) comply in all material respects with all Applicable Law; and (xii) operate and maintain the Owned Property and Leased Property in the manner currently operated (including, but not limited to, maintaining in full force and effect, all insurance relating to the Owned Property and Leased Property currently maintained or required to be maintained under any lease or mortgage).

          (b) Without limiting the generality of Section 5.02(a), except as set forth on Schedule 5.02(b) and except as otherwise expressly permitted in this Agreement, without the prior written consent of Buyer, from the date hereof until the Closing Date the Company and Dixie shall not, and Seller shall cause the Company and Dixie not to:

     (i) create, incur, assume, guarantee, or otherwise become liable for any Liability other than in the ordinary course of business and consistent with past practice but in no event (other than the issuance of Insurance Contracts in the ordinary course of business) in excess of $25,000;

     (ii) sell, transfer, convey or otherwise dispose of Assets of the Company or Dixie, other than in the ordinary course of business in accordance with past practices;

     (iii) waive any right to receive any direct or indirect payment or other benefit under any Liability owing to it other than in the ordinary course of business consistent with past practice;

     (iv) split, combine or reclassify any of its capital stock, authorize or issue any shares of or change the number of authorized shares of its capital stock (or any interest therein) or enter into any Contract or grant any option, warrant, call, commitment, or right calling for the authorization or issuance of any shares of capital stock of the Company or Dixie (or any interest therein) or any securities convertible into such shares, or enter into any other agreement of any kind or character relating to its capital stock or any securities convertible into such shares, or create or issue any securities directly or indirectly convertible into or exchangeable for any such shares (or any interest therein), issue any options, warrants, or rights to purchase any such convertible securities (or any interest therein), purchase, redeem or otherwise acquire any shares of outstanding capital stock of the Company or Dixie or any rights, warrants or options to acquire any such shares, or amend any terms of any outstanding security of the Company or Dixie;

     (v) amend their respective Articles of Incorporation, By-Laws or other comparable charter or organizational documents;

     (vi) make any material change in any marketing relationship between the Company or Dixie and any Person through which the Company or Dixie sells Insurance Contracts;

     (vii) make any loans, advances or capital contributions to, or investments in, any Person or pay any fees or expenses to Seller or any director, officer, partner, stockholder or Affiliate of Seller other than the payment of fees and expenses to Seller and loans and advances to Seller, in either event in the ordinary course of business consistent with past practices;

     (viii) acquire, dispose, lease, assign, transfer, convey, mortgage, pledge, subject to any Lien or otherwise encumber any Asset, other than acquisitions or dispositions in accordance with the provisions of Section 5.14 or make or commit to make any capital expenditure in excess of $25,000, in the aggregate;

     (ix) change any of the accounting, hedging, investing, underwriting, pricing actuarial, tax, administrative, marketing or agency principles, practices, methods or policies (including but not limited to any reserving methods, methods of calculating and bad debt, contingency insurance or other reserve for financial reporting purposes or for any other accounting or Tax purposes) employed with respect to the Company or Dixie, except as may be required to comply with Applicable Law, including SAP; provided, however, that Seller shall make such changes as are required to comply with the accounting practices set forth on Exhibit A.

     (x) enter into any new or amend any existing employment contracts, severance arrangements or consulting contracts, or establish, adopt, enter into, alter, amend or increase, award or pay any employee bonus, insurance, severance or similar agreement, termination, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plans, or otherwise increase the compensation payable to or to become payable to any of the Employees or any directors, or officers, agents or representatives of the Company or Dixie, except salary increases as may be required by Applicable Law, and salary increases and bonus payments in the ordinary course of business consistent with past practice;

     (xi) enter into, modify, terminate or amend any agreement, Permit, concession, franchise, license or similar instrument to which the Company or Dixie is a party or which is used or held for use by the Company or Dixie or in connection with the Company’s or Dixie’s business, except in any case to the extent entered into, modified, terminated or amended in the ordinary course of business consistent with past practice, or enter into any Contract (other than any Contract with a Producer or any Insurance Contract, in either case entered into in the ordinary course of business) that contemplates the payment pursuant to the terms of such Contract, by or to the Company or Dixie of more than $25,000 in any 12 month period and which is not terminable within 90 days by the Company or Dixie without premium or penalty;

     (xii) change the commission rates or structures, salary, wages or benefits of any of the Producers of the Company or Dixie except, in any case (A) as may be required under the terms of the contractual relationships between such Persons and the Company or Dixie (copies of which have been provided to Buyer), or (B) in the ordinary course of business consistent with past practice;

     (xiii) establish, adopt, enter into or assume any labor or collective bargaining agreement or establish, adopt, assume or amend any Plan, except as may be required by Applicable Law;

     (xiv) pay, declare or set aside any dividend or make any other distribution of any kind (whether in cash, stock or property, or any combination thereof) to stockholders or in respect of its capital stock or otherwise, except with respect to the payment of interest on the Surplus Debentures;

     (xv) permit any merger of or consolidation of the Company or Dixie with any other Person or permit the Company or Dixie to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the Assets of, or by any other manner (including by way of reinsurance), any business or any Person or division thereof or otherwise agree to acquire any Assets which would be material, individually or in the aggregate, to the Company or Dixie;

     (xvi) enter into any Contract with any Producer that provides for exclusivity (including, without limitation, by territory, product or distribution) or enter into any non-competition or other agreement which restricts the Company’s or Dixie’s ability to compete with any Person or to engage in any type of business or to operate in any geographic territory;

     (xvii) (A) make or rescind any express or deemed election relating to Taxes, (B) settle or compromise any claim relating to Taxes, (C) make a request for a Tax Ruling or enter into a Closing Agreement, or settle or compromise any Audit or other controversy relating to Taxes, to the extent such action results in a Tax Detriment to the Company or Dixie for any Post Closing Tax Period, (D) change any of its methods of reporting income, deductions or accounting for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 2003, except as may be required by Applicable Law or (E) file any Tax Return in a manner that is inconsistent with past custom and practice, except as may be required by Applicable Law;

     (xviii) enter into, amend or terminate any reinsurance, coinsurance, modified coinsurance Contract (including without limitation, any surplus relief or financial reinsurance contract), whether as reinsurer or reinsured, except as provided under Section 5.13;

     (xix) enter into any joint venture, joint marketing, strategic alliance or partnership Contracts of any kind; provided, however, that Seller may proceed with the Marketing Initiatives set forth in Section 5.18.

     (xx) fail to maintain the credit quality, duration and convexity characteristics of the Investment Assets set forth in Section 3.16(c);

     (xxi) agree in writing or otherwise to take any of the actions described above in this Section 5.02.

          (c) Without limiting the generality of Section 5.02(a), except as otherwise expressly permitted in this Agreement or required by Applicable Law or a Governmental Entity or to the extent of any loans or advances made by the Company to Seller in accordance with Section 5.02(b)(vii), without the prior written consent of Buyer, from the date hereof until the Closing Date Seller shall not make any payments to the Company or Dixie with respect to the obligations of Seller to be assumed by Buyer pursuant to Section 2.02(b)(ii).

          (d) Seller shall cause the Company and Dixie to not purchase any Investment Asset whose rating is at the time of purchase lower than NAIC -2.

          (e) Prior to Closing, Seller shall notify Buyer promptly of any event or occurrence which could reasonably be expected to have a Material Adverse Effect.

          (f) Without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Seller will not, and will not permit the Company or Dixie to (i) take or omit to take any action that, individually or in the aggregate, would or would be reasonably likely to result in a Material Adverse Effect; or (ii) take any action that would prevent or materially impair the ability of Seller to consummate the transactions contemplated by this

Agreement or any Ancillary Agreement, including, without limitation, actions that would be reasonably likely to prevent the receipt of any consent, registration, approval, permit or authorization, that is necessary in connection with the execution and delivery of this Agreement or any Ancillary Agreement and the consummation of the transactions contemplated hereby or thereby.

     Section 5.03. Cooperation. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of Seller and Buyer shall, and shall cause their respective Affiliates to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assert and cooperate with each other in doing, all things necessary, proper or advisable to, satisfy all conditions precedent to, and to, consummate the transactions contemplated by this Agreement.

     Section 5.04. Consents and Approvals.

          (a) Without limiting the generality of Section 5.03, each of Seller and Buyer shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to obtain promptly all Governmental Entity and third party approvals required to be obtained by Seller, the Company, Dixie, or Buyer or by any Affiliate of Seller, the Company, Dixie or Buyer in order to consummate or permit the transactions contemplated by this Agreement or any Ancillary Agreement, including without limitation, the necessary approvals from the Indiana Commissioner of Insurance with respect to the acquisition of control of the Company and Dixie by Buyer and the other consents and approvals required under Sections 3.03, 3.06, 4.03 and 4.04. Seller and Buyer shall make, and shall cause their respective Affiliates to make, all necessary filings, applications and submissions as soon as practicable, including, without limitation, those required by the HSR Act and applicable insurance laws including, without limitation, the filing of Form A with the Indiana Department, in order to facilitate prompt consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Seller and Buyer shall each pay one-half of the filing fee with respect to the filings required by Seller and Buyer under the HSR Act and Buyer shall pay all costs and expenses of the parties, including without limitation, attorneys’ fees, relating to or arising out of the preparation, review and filing of Form A. Seller and Buyer shall use, and shall cause their respective Affiliates to use, commercially reasonable efforts to provide such information and communications to Governmental Entities and third parties as such Governmental Entities or third parties may reasonably request. Seller and Buyer shall, and shall cause their respective Affiliates to, furnish to each other all necessary information and reasonable assistance as any of them may request in connection with its preparation of any filing, application or submission to be made in accordance with this Section 5.04. Each of Seller and Buyer shall keep the other parties apprised of the status of all applications to, and proceedings before, Governmental Entities in connection with the transactions contemplated by this Agreement.

     Section 5.05. Notification of Changes. From the date hereof through the Closing Date, each party shall give each other prompt notice after it has obtained Knowledge of (i) any fact or circumstance which renders untrue, incorrect or misleading in any material respect any of the representations and warranties made by it in this Agreement (or, with respect to any such representation or warranty qualified as to materiality, in any respect), whether as of the date such representation and warranty was made or as of the date such Knowledge was obtained, (ii) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement which it is to comply with or satisfy under this Agreement (or, with respect to any such covenant, condition or agreement qualified by materiality, in any respect), (iii) any event, condition or change affecting its ability to perform its obligations under this Agreement or any Ancillary Agreement, (iv) any Action pending and known to it or, to its Knowledge, threatened which challenges or seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, (v) any notice or other communication from any Governmental Entity that if made prior to the date of this Agreement would be required to be disclosed pursuant to this Agreement and (vi) any Action pending or threatened that if pending or threatened prior to the date of this Agreement would be required to be disclosed pursuant to this Agreement; provided, however, that for purposes of determining the rights and obligations of the parties under this Agreement, any such supplemental or amended disclosure by any party shall be deemed to update the representation or warranty to which it relates; provided, further, that no such supplemental or amended disclosure shall cure any breach or inaccuracy of a representation, warranty, covenant, condition or agreement that existed as of the date of this Agreement.

     Section 5.06. Confidentiality of Information. All books, records, data and information (collectively, the “Information”) furnished by Seller, the Company or Dixie, on the one hand, or Buyer, on the other hand, to each other in connection with the transactions contemplated by this Agreement shall (i) remain and be deemed to be the exclusive property of the party furnishing the Information unless and until the Closing occurs and (ii) be held in strict confidence by the other party to the extent such Information is not publicly available and shall not be used by such other party for any purpose other than consideration of the transactions contemplated by this Agreement and obtaining Governmental Entity and third party consents and approvals for such transactions. In the event that the transactions contemplated by this Agreement are not consummated, each party shall return all Information in its possession which is deemed to be the exclusive property of the other party, together with all copies thereof, and shall continue to hold such Information in strict confidence and not use such Information for any purpose whatsoever. All Information shall be deemed to be covered by, and shall be treated in accordance with, the Confidentiality Agreement. Information provided by or on behalf of Buyer to Seller, the Company or any of their Affiliates, shall be treated by Seller, the Company or such Affiliates, as if it were the recipient under the Confidentiality Agreement.

     Section 5.07. Intercompany Obligations and Agreements. Subject to the provisions of Article VI with respect to the matters covered thereby, except with respect to the obligations of Seller to be assumed by Buyer pursuant to Section 2.02(b)(ii) and as set forth on Schedule 5.07, all intercompany accounts, loans, advances, payables (including any payable accounts with negative balance), and receivables whether or not currently due and payable between the Company or Dixie, on the one hand, and Seller and its Affiliates (other than the Company or Dixie), on the other hand (collectively, the “Intercompany Obligations”), shall be settled in full at or prior to the Closing Date in accordance with past practices and all commitments with respect thereto shall have been terminated at or prior to the Closing Date and in each case, the Company and Dixie shall be fully released from all Liability with respect thereto. Except as otherwise contemplated in this Agreement and the Ancillary Agreements, and except as set forth on Schedule 5.07, Seller, the Company and Dixie shall, and shall cause their respective Affiliates to, cause any agreements or arrangements between the Company or Dixie, on the one hand, and Seller or any of its respective Affiliates, on the other hand, to be terminated and cancelled as of the Closing, and the Company and Dixie to be fully released from all Liability with respect thereto.

     Section 5.08. Third Party Confidentiality Agreements. Seller shall use commercially reasonable efforts to assign or cause the assignment to Buyer, effective upon the Closing, of (to the extent permitted under the terms thereof but solely to the extent such terms affect the Company or Dixie) Seller’s or Seller’s Affiliates’ rights under any confidentiality agreement or similar agreement pursuant to which information or due diligence items that relate to the Company or Dixie were provided to any Person (collectively the “Third Party Confidentiality Agreements”). Seller has previously provided to Buyer copies of all such Third Party Confidentiality Agreements. To the extent any such rights cannot be assigned to Buyer, Seller shall use commercially reasonable efforts to, or shall cause its Affiliates to, provide to Buyer the benefits of such rights.

     Section 5.09. Employee-Related Matters.

          (a) Subsequent to approval of the Indiana Department of the Form A filing, or otherwise with the prior written consent of Seller, Seller shall allow Buyer reasonable access to the Employees to enable Buyer to communicate the terms of employment and employee benefits to be offered by Buyer and to conduct enrollment of the Employees of the Company and Dixie into the employee benefit plans of Buyer such that the Continuing Employees become participants in the employee benefit plans of Buyer at the time of employment by Buyer. Buyer shall have the right, but not the obligation, to offer continued employment to any or all of the Employees at wage or salary levels, as applicable, and with employee benefits, that are determined by Buyer.

          (b) Seller shall remain solely responsible for any and all liabilities relating to or arising in connection with the requirements of Section 4980B of the Code to provide continuation of health care coverage under any Plan in respect of Employees to the extent related to a qualifying event occurring on or before the Closing Date. Buyer shall be responsible for any and all liabilities relating to or arising in connection with the requirements of Section 4980B of the Code to provide continuation of health care coverage under a group health plan (as defined in section 4980B(g)(2) of the Code) in respect of Covered Employees or their beneficiaries who become covered under a group health plan sponsored by or contributed to by Buyer after the Closing Date.

          (c) Except to the extent assumed by Buyer pursuant to Section 2.02(b)(ii) or not accrued for in the calculation of the Final Cash Consideration, Seller shall pay any severance payment, termination payment, sale or transaction bonus, success or change of control payment, “stay-around” or similar bonus, non-competition payments and other similar expenses, bonuses or payments (the “Severance Payments”), which become payable to any senior vice president or executive officer of the Company or Dixie whose employment is terminated within three months following the Closing (provided, in such latter event, that Buyer notified Seller in writing prior to the Closing of Buyer’s intention to so terminate the employment of such officer following the Closing). Seller shall indemnify and hold Buyer and its Affiliates (including the Company and Dixie) harmless with respect to such Severance Payments and any third party claims with respect thereto.

          (d) Buyer shall waive all pre-existing condition exclusions, actively at work exclusions and waiting periods in its health and welfare plans for all Covered Employees. For the calendar year during which the Closing Date occurs, all health care expenses incurred by the Covered Employees that were qualified to be taken into account for purposes of satisfying any deductible or out-of-pocket limit under the health care plans in effect prior to the Closing Date shall be taken into account for purposes of satisfying any deductible or out-of-pocket limits under Buyer’s health care plans for such calendar year.

     Section 5.10. Exclusivity. From the date hereof through the Closing Date, except with respect to those matters set forth in Section 5.13:

          (a) Seller shall, and shall cause each of its Affiliates to, cease any discussions or negotiations with any third party regarding (i) any merger, sale of Assets not in the ordinary course of business, acquisition, business combination, Change of Control, bulk reinsurance transaction or other similar transaction involving the Company or Dixie, (ii) any purchase or other acquisition by any Person of any shares of the capital stock of the Company or Dixie or (iii) any sale or issuance by the Company or Dixie of any shares of its capital stock, (any such proposal, offer or transaction being hereinafter referred to as an “Acquisition Proposal”);

          (b) None of Seller, the Company or Dixie shall, nor shall any of them authorize or permit any of their respective directors, officers, employees, representatives, agents or Affiliates to, directly or indirectly, solicit, initiate, encourage, respond favorably to, permit or condone inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any Person (other than Buyer and its directors, officers, employees, representatives and agents) concerning an Acquisition Proposal; and

          (c) Seller shall promptly advise Buyer of, and communicate to Buyer the terms and conditions of (including the identity of the Person making), any bona fide inquiry or proposal received concerning an Acquisition Proposal.

          (d) Notwithstanding the foregoing, but subject to the provisions of subsections (i) and (ii) below, Seller and its Board of Directors, shall be permitted to (i) comply with Rules 14a-9, 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal and make any disclosures that are required by Applicable Law (it being understood that if any such statements or disclosures pursuant to this clause (i) constitute a withdrawal by the Board of Directors of its recommendation in favor of Seller Stockholder Approval (a “Change in Board Recommendation”), Seller shall comply with all applicable provisions of this Section 5.10 with respect thereto), (ii) effect a Change in Board Recommendation, (iii) provide nonpublic information or data to any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person made after the date of this Agreement, (iv) enter into or participate in discussions or negotiations with any Person in response to an unsolicited bona fide Acquisition Proposal made after the date of this Agreement or (v) recommend to Seller’s stockholders or otherwise publicly recommend or enter into an agreement with respect to an Acquisition Proposal, if:

(A) in the case of clause (ii), (iii) or (iv) above, (1) the Seller Stockholder Approval has not been obtained and (2) Seller’s Board of Directors, after consultation with outside legal counsel, has determined in good faith that failure to take such action would result in a breach of its fiduciary duties under Applicable Law; and

(B) in the case of clause (ii) or (v) above, prior to effecting a Change in Board Recommendation in respect of an Acquisition Proposal or taking any action referred to in clause (v), (1) Seller shall have complied with the provisions of Section 5.10(c); (2) the Board of Directors of Seller shall have concluded in good faith by a majority vote that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Buyer pursuant to clause (4) below; (3) it shall have notified Buyer, at least five Business Days in advance of effecting such Change in Board Recommendation or taking such action, or both, that it is considering effecting a Change in Board Recommendation or taking such other action and specifying any revisions to the terms and conditions of such Acquisition Proposal and (4) during such five Business Day period it shall have negotiated, and shall have made its financial and legal advisors reasonably available to negotiate, with Buyer should Buyer elect to make such adjustments in the terms and conditions of this Agreement such that, after giving effect thereto, such Acquisition Proposal no longer constitutes a Superior Proposal.

          (e) For the purposes of this Section 5.10, a “Superior Proposal” means a bona fide written offer, obtained not in breach of this Agreement, (i) to effect a Change of Control of Seller or (ii) to acquire, directly or indirectly, for consideration consisting of cash, securities and/or assumption of indebtedness, all or substantially all of the assets of Seller on a consolidated basis, made by a third party, in either event which is not subject to a financing contingency and which is otherwise on terms and conditions which the Board of Directors of Seller determines in good faith and its reasonable judgment (after consultation with a financial advisor of national reputation) to be more favorable to Seller’s stockholders from a financial point of view than the transaction contemplated by this Agreement, taking into account at the time of determination the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals). Any transaction involving all of the Company Common Stock and all of the Dixie Common Stock or all or substantially all of the assets of the Company and Dixie shall be deemed to involve substantially all of the assets of Seller. No transaction involving Seller or its assets which solely relates to Seller’s healthcare business and not the business of the Company and Dixie shall be deemed to be a Superior Proposal.

     Section 5.11. Seller’s Non-Compete.

          (a) For a period of three years following the Closing Date, none of Seller or any of Seller’s Affiliates shall: (i) directly or indirectly (including by way of reinsurance, stock or asset acquisition, merger or otherwise), engage anywhere in the United States in marketing, selling, distributing, issuing, reinsuring, assuming or administering life insurance or annuity products (a “Competing Business”), and (ii) except if and to the extent required by law or legal process, use or transfer or otherwise disclose to any third party any non-public information included in the Books and Records or any other non-public information about or relating to the

Company; provided that Seller and Seller’s Affiliates may, without violating this covenant, collectively own as a passive investment not in excess of ten percent (10%) of the outstanding capital stock of a corporation which engages in a Competing Business if such capital stock is a security which is actively traded on an established national securities exchange or national over-the-counter trading system; provided, further, that marketing, selling, distributing and administering health care products in connection with existing health service segments or future acquisitions, including the run-off by Premier Life (Bermuda) Limited of its existing business shall not constitute a violation of this Section 5.11(a).

          (b) For a period of two years following the Closing Date, none of Seller or any of Seller’s Affiliates shall, for itself or on behalf of any Person, without the prior written consent of Buyer, directly or indirectly, solicit for employment or hire any employee of Buyer or any of its Affiliates, including any Continuing Employee; provided that nothing in this Section 5.11(b) shall prohibit Seller or any of Seller’s Affiliates from publishing a general solicitation of employment in any newspaper, magazine, trade publication or any other medium or from soliciting or hiring any individual who terminated his or her own employment with Buyer or whose employment was terminated by Buyer or its Affiliates prior to such solicitation or hiring.

          (c) None of Seller or any of Seller’s Affiliates shall, for a period of three years from the Closing Date, directly or indirectly, for itself or on behalf of any other Person, take any action the principal purpose of which is to disrupt or attempt to disrupt or interfere with any relationships between the Company and any of its respective customers, brokers, general agents or other Producers.

          (d) If, at any time, the provisions of this Section 5.11 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 5.11 shall be considered severable and shall become and shall be immediately amended solely with respect to such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the parties agree that this Section 5.11 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

          (e) Seller acknowledges that, in view of the nature of the business of the Company and the business objectives of Buyer in acquiring the Company and the consideration paid to Seller therefor as a stockholder of the Company, the restrictions contained in this Section 5.11 are reasonably necessary to protect the legitimate business interests of Buyer and the Company and that any violation of such restrictions will result in irreparable injury to Buyer and the Company and the business Buyer has acquired for which damages will not be an adequate remedy. Seller therefore acknowledges that, if any such restrictions are violated, Buyer and the Company shall be entitled to seek preliminary and permanent injunctive relief. The rights and remedies of Buyer and the Company hereunder are not exclusive of, or limited by, or in limitation of, any other rights or remedies which they may have, whether at law, in equity, by Contract or otherwise, all of which shall be cumulative.

     Section 5.12. Excluded Assets and Liabilities. At or prior to the Closing, Seller will cause the Company to (i) exchange with Seller or an Affiliate of Seller reasonably acceptable to Buyer, without recourse to the Company, the Assets set forth on Schedule 5.12 (the “Excluded Assets”). The exchange of the Excluded Assets shall be made for cash in an amount equal to the statutory book value as of the date of the exchange of such Excluded Assets on the books of the Company and the assumption by Seller or an Affiliate of Seller reasonably acceptable to Buyer of all Liabilities associated with the Excluded Assets, including without limitation, any Liabilities resulting from any related Actions, whether or not currently pending (the “Excluded Liabilities”). The exchange of the Excluded Assets and the assumption of the Excluded Liabilities shall be pursuant to transfer documents reasonably satisfactory to Buyer.

     Section 5.13. Reinsured Business.

          (a) At or prior to the Closing, Seller shall cause the Company to terminate each Surplus Relief Treaty in accordance with the terms and conditions thereof.

          (b) Prior to the Closing, Seller shall use its commercially reasonable best efforts to cause the Company to enter into a binding agreement to recapture the liabilities ceded under the SCOR Life Treaty, under terms and conditions reasonably satisfactory to Buyer.

          (c) Prior to the Closing, Seller shall use its commercially reasonable best efforts to enter into a binding agreement under terms and conditions reasonably satisfactory to Buyer for the sale of the life insurance business of the Company and Dixie.

     Section 5.14. Proxy Statement. As promptly as practicable following the date of this Agreement, and in any event not later than 45 days from the date of this Agreement, Seller shall prepare and file with the SEC (i) a proxy statement and any necessary amendments and supplements thereto in connection with Seller Stockholder Approval and (ii) a consent solicitation statement and any necessary amendments and supplements thereto with respect to the Trust Preferred Securities Consent Solicitation (collectively, the “Proxy Statements”) in accordance with the Securities Act and the Exchange Act and shall use all reasonable efforts to have the Proxy Statements cleared by the SEC; provided, however, that prior to filing, Seller shall deliver a copy of the proposed Proxy Statements to Buyer and provide Buyer with a reasonable time period in which to review and comment upon such filings, it being agreed that Seller will not make any such filings without the prior consent of Buyer, such consent not to be unreasonably withheld. Seller shall promptly provide to Buyer copies of any written comments received from the SEC and shall promptly advise Buyer of any oral comments received from the SEC. Buyer shall be entitled to review and comment on any proposed amendments to the Proxy Statements. As promptly as practicable after the Proxy Statements have been cleared by the SEC, Seller shall mail the Proxy Statements to its stockholders and the holders of the Trust Preferred Securities, as applicable, as of the record date for Seller’s Stockholder Meeting. Subject to the ability of the Board of Directors of Seller to effect a Change in Board Recommendation pursuant to Section 5.10(d), the proxy statement with respect to the Seller’s Stockholders Meeting shall include the recommendation of Seller’s Board of Directors that the stockholders of Seller vote in favor of the transactions contemplated by this Agreement.

     Section 5.15. Seller’s Stockholder Meeting. Seller shall take all actions necessary in accordance with the Applicable Law and its Articles of Incorporation or By-Laws to duly call, give notice of, convene and hold a stockholder meeting (the “Seller’s Stockholder Meeting”) as promptly as practicable to consider and vote upon the approval of the transactions contemplated by this Agreement. The stockholder vote required for the approval of the transactions contemplated by this Agreement shall be the vote required by Applicable Law and Seller’s Articles of Incorporation and By-Laws, which Seller represents and warrants to be an affirmative vote by holders of a majority of the outstanding shares of Seller’s common stock. Seller shall use its best efforts to obtain such approval.

     Section 5.16. Seller’s Consent Solicitation.

          (a) As soon as practicable following clearance by the SEC of the consent solicitation statement filed pursuant to Section 5.14(ii) hereof, Seller shall conduct the Trust Preferred Securities Consent Solicitation and shall use its reasonable best efforts to obtain the Trust Preferred Securities Consent. In the event Seller fails to obtain the Trust Preferred Securities Consent prior to August 31, 2005, Seller shall have the right, but not the obligation, upon at least thirty (30) days prior written notice to Buyer, to require Buyer on the Closing Date to assume all of the obligations of Seller with respect to the Trust Preferred Securities, including, without limitation, Seller’s obligations under the Indenture and the Guarantee Agreement. In such event, Buyer shall so assume such obligations. In addition, in such event, Seller shall transfer to Buyer on the Closing Date, without further consideration, all of the Common Securities owned by Seller.

          (b) The right of Seller to require Buyer to assume the obligations of Seller with respect to the Trust Preferred Securities, as provided in (a) above, shall be subject to the following:

     (i) No Event of Default shall have occurred and be continuing under the Indenture;

     (ii) Seller shall have paid any interest on the Securities (as defined in the Indenture) that Seller has deferred pursuant to its rights under the Indenture;

     (iii) Seller shall have fulfilled each of the conditions precedent set forth in the Indenture and the Guarantee Agreement to permit such assumption; and

     (iv) Seller shall have taken all steps necessary to (i) terminate the registration of the Trust Preferred Securities under Section 12(g) of the Exchange Act, including without limitation, the filing of a certification on Form 15 with the SEC and (ii) voluntarily delist the Trust Preferred Securities from the Nasdaq National Market pursuant to Marketplace Rule 4480(b).

          (c) In the event that Seller exercises its right to require Buyer to assume the obligations of Seller with respect to the Trust Preferred Securities, as provided in (a) above, Seller and Buyer agree to cooperate in good faith to prepare an indenture supplemental to the Indenture, in form reasonably satisfactory to the parties, and to otherwise effectuate such assumption in accordance with the terms of the Indenture and the Guarantee Agreement.

     Section 5.17. Lease Agreement. At or prior to the Closing, Seller and the Company shall enter into the Lease Agreement.

     Section 5.18. Marketing Initiatives. Each of Seller and Buyer shall cooperate to develop and implement mutually agreeable marketing initiatives in accordance with Applicable Law, through which the Company and its Producers will promote Seller’s health services businesses and Seller will promote the Company and Dixie and their respective insurance products.

     Section 5.19. Seller Assignments. Seller shall assign to Buyer at the Closing all of the Assets set forth on Schedule 5.19 hereto.

     Section 5.20. Provision of Software.

          (a) Seller shall, prior to the Closing, obtain from Financial Marketing Environments, Inc. or its successor, without incremental cost to Buyer, a non-exclusive license to use LIFEfit, (as defined in the Software Transfer and Royalty Agreement) including the SMC Enhancements and SMC Enhanced Software, for the support of the current and future business of the Company, Dixie and their Affiliates on the same terms as Seller pursuant to the Software Transfer and Royalty Agreement.

          (b) In addition to the provisions of (a) above, effective as of (and contingent upon) the Closing, Seller shall, without incremental expense to Buyer or its Affiliates (except such expenses as are currently borne by the Company or Dixie), secure for the benefit of the Company and Dixie, the right to continue use of all additional Seller Licensed Computer Programs and Licensed Computer Programs in the business of the Company or Dixie, whether by securing new licenses, or securing any necessary consents and assigning the existing licenses. Copies of such operative licenses, whether new or existing, and all consents, shall be provided by Seller to Buyer no later than the Closing. Such licensed rights shall be (i) at least as broad and beneficial to the Company and Dixie as those in effect for the benefit of the Company and Dixie at the date hereof, (ii) for at least as many users as licensed in the Company and Dixie, or to operate such software for the general benefit of the business of the Company or Dixie, at the date hereof and (iii) for at least the duration of such licenses as currently in effect.

     Section 5.21. Directors. Following the Closing, Buyer shall cause Ronald D. Hunter (or such other individual as Seller shall designate, subject to the reasonable approval of Buyer) to remain as a member of the Board of Directors of the Company until the date that Seller no longer owns any of the Buyer Preferred Shares. In the event that while Seller owns the Buyer Preferred Shares, Ronald D. Hunter dies, becomes disabled, resigns, withdraws, is removed or is otherwise no longer employed by Seller, then Seller shall be entitled to designate a replacement director to serve on the Board of Directors of the Company.

     Section 5.22. Assumption Agreement. At or prior to the Closing, Seller and Buyer shall enter into the Assumption Agreement.

     Section 5.23. Bill of Sale, General Assignment and Allonge. At or prior to the Closing, Seller and Buyer shall enter into the Bill of Sale, General Assignment and Allonge.

     Section 5.24. Shareholders Agreement. At or prior to the Closing, Seller and Buyer shall enter into the Shareholders Agreement.

     Section 5.25. Pledge Agreement. At or prior to the Closing, Seller and Buyer shall enter into the Pledge Agreement.

     Section 5.26. Termination of Certain Material Contracts. At or prior to the Closing, Seller, the Company and Dixie shall cause the Material Contracts set forth on Schedule 5.26 to be terminated and cancelled, and the Company and Dixie to be fully released from all Liability with respect thereto.

ARTICLE VI.

TAX MATTERS

     Section 6.01. Tax Indemnification.

          (a) Subject to the provisions of Section 11.08, Seller shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless the Company, Dixie, Buyer and their respective Affiliates from and against the following Taxes and Losses: (i) Taxes (and related Losses) imposed on or relating to the Company or Dixie (or the Assets or operations of the Company or Dixie) that arise out of, relate to or are otherwise attributable to any Pre-Closing Tax Period; (ii) any Tax (or related Loss) imposed pursuant to Treasury Regulation section 1.1502-6 or any similar provision of foreign, state or local law as a result of the Company or Dixie having filed a Tax Return with any other Person on a consolidated, combined, unitary or similar basis or having been a member of any such group in a Pre-Closing Tax Period (including any liability for Taxes resulting from an “intercompany transaction” in respect of which gain was deferred pursuant to Treasury Regulation section 1.1502-13(a)(2) (or any predecessor thereof or any analogous or similar provision under state, local or foreign Law)); (iii) all Taxes and Losses (including any Taxes that may be imposed on the holder of any Insurance Contracts or Annuity Contracts) incurred by Buyer, any Affiliate of Buyer, the Company or Dixie resulting from, arising out of or based upon an inaccuracy or breach by Seller, the Company or Dixie of any representation or warranty made herein (as if made on the Closing Date); (iv) all Taxes and Losses incurred by Buyer, any Affiliate of Buyer, the Company or Dixie resulting from, arising out of or based upon a breach by Seller, Company or Dixie of any covenant or agreement contained or provided in this Agreement or the Ancillary Agreements; (v) any Taxes incurred by the Company or Dixie as a transferee, successor or by contract (including without limitation any Tax Sharing Agreements) that relate to a transaction or agreement entered into by the Company or Dixie in a Pre-Closing Tax Period; (vi) all Taxes and related Losses imposed with respect to or that relate to the transactions contemplated by this Agreement and the Ancillary Agreements, any other transaction that occurs on the Closing Date prior to the Closing, or any transaction that is undertaken at the direction or for the benefit of Seller (including without limitation, any such Taxes relating to Buyer’s acquisition of the Surplus Debentures or assumption of the obligations assumed pursuant to Section 2.02(a)(ii)); and (vii) Seller’s allocable portion of Transfer Taxes as provided in Section 6.05 (items (i) – (vii) being referred to as a “Tax Loss”). Except as provided above, Buyer shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless Seller for any other Taxes that are imposed on the Company or Dixie in a Post-Closing Tax Period. The term “Pre-Closing Tax Period” shall mean all taxable periods or portions thereof that commenced prior to or on the Closing Date and end on or before the end of the Closing Date.

The term “Post-Closing Tax Period” shall mean all taxable periods or portions thereof that begin and end after the Closing Date.

          (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

     (i) in the case of Taxes (other than Taxes resulting from the transactions contemplated by this Agreement, the Ancillary Agreements or as described in Section 6.01(a)(vi and vii)) that are either (x) based upon or related to income, premiums or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended with (and included) the Closing Date; and

     (ii) in the case of Taxes (other than Taxes resulting from the transactions contemplated by this Agreement, the Ancillary Agreements or as described in Sections 6.01(a)(vi and vii)) imposed on a periodic basis with respect to the assets of the Company or Dixie, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period,

          (c) Seller and Buyer agree to cause the Company and Dixie to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

          (d) Any refund of a Tax relating to a Pre-Closing Tax Period resulting from the carryback of losses of the Company or Dixie shall be paid to Buyer within 10 Business Days after (i) the receipt in cash of such refunded amount or (ii) Seller or any Affiliate thereof has taken or has been provided with a credit against such Person’s Tax liability.

          (e) The Company, Dixie and Seller agree that any intercompany tax receivables and tax payables related to capital loss carryforwards, operating loss carryforwards and other utilized between the Company, Dixie and Seller will be settled on a statutory accounting basis as of the close of business on the Closing Date.

     Section 6.02. Returns and Payments.

          (a) From the date of this Agreement through and after the Closing Date, Seller shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Entity (or cause to be prepared and filed or so furnished) in a timely manner: (i) all consolidated, unitary, combined or similar Tax Returns (the “Consolidated Tax Returns”) that include or would include the Company or Dixie for any Pre-Closing Tax Period, and (ii) all other Tax Returns not including the Consolidated Tax Returns that relate to the Company and Dixie that are due on or before the Closing Date and Buyer shall do the same with respect to all Tax Returns that relate to a taxable period ending after the Closing Date. (The party with the obligation to file a Tax Return as determined under the preceding sentence shall hereinafter be referred to as the “Filing Party”). Tax Returns of the Company and Dixie for any taxable period that begins before the Closing Date and that ends after the Closing Date shall be prepared by the Company and Dixie in a manner consistent with past practices employed with respect to the Company and Dixie (except to the extent counsel for the Filing Party renders a legal opinion that there is no substantial authority in law as that standard is defined pursuant to Treasury Regulation 1.6662-4(d)(3) or determines that a Tax Return cannot be so prepared and filed without being subject to penalties).

          (b) With respect to any Tax Return required to be filed by Buyer or Seller (as required by the first sentence of Section 6.02(a)) with respect to the Company or Dixie and as to which an amount of Tax is allocable to the other party under Section 6.01 (the “Tax Indemnifying Party”), the Filing Party shall provide the Tax Indemnifying Party and its authorized representatives with: (i) a copy of such completed Tax Return or in the case of a Consolidated Tax Return, (A) the pro-forma Consolidated Tax Return, if any, filed by Seller, and (B) a pro forma Tax Return for the Company and Dixie (prepared on a separate company basis), and (ii) a statement certifying and setting forth the calculation of the amount of Tax shown on such Tax Return or Consolidated Tax Return (as the case may be) that is allocable to such Tax Indemnifying Party pursuant to Section 6.01, together with appropriate supporting information and schedules at least 45 days prior to the due date (including any extension thereof) for the filing of such Tax Return. Such Tax Indemnifying Party and its authorized representatives shall have the right to review and comment on all such applicable Tax Returns and related Statements prior to the filing of such Tax Return. The parties agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Tax Returns and the allocation of taxable income and the related liability for Taxes with respect thereto and to mutually agree to the filing of such Tax Return as promptly as possible. In the event the parties cannot reach a mutual agreement with respect to any dispute regarding such Tax Returns, the dispute shall within thirty (30) days prior to the filing of such Tax Return, be referred to the Settlement Auditor to arbitrate the dispute. The parties shall equally share the fees and expenses of the Settlement Auditor and its determination shall be binding on both parties. Notwithstanding anything to the contrary in the Agreement, the Settlement Auditor shall attempt to settle any such disputes no later than five (5) days prior to the date when such Tax Return must be filed; provided, however, that in all events not later than five (5) days before the due date for the payment of Taxes with respect to any Tax Return which is in dispute, the Tax Indemnifying Party shall pay to the Filing Party an amount equal to the portion of the Taxes allocable to such party that is shown on such Tax Return. In the event a determination by the Settlement Auditor occurs after the date on which such Tax Return is filed the appropriate party shall pay the other party any amount which is determined by such Settlement Auditor to be owed the Filing Party shall make any amendments to such Tax Return that are necessary to properly reflect the determination of the Settlement Auditor.

          (c) Seller shall pay or cause to be paid when due and payable all Taxes allocated to Seller pursuant to the provisions of Section 6.01 to the extent that such Tax is shown on a Tax Return that Seller is required to file (or caused to be filed) pursuant to the terms of paragraph (a) above and Buyer shall do the same with respect to Tax Returns Buyer is required to file. Except in the case of a dispute with respect to the amount of Taxes allocated to a Tax Indemnifying Party the payment of which is addressed in Section 6.02(b) above, in any case where a Filing Party files (or causes to be filed) a Tax Return on which there is an amount of Tax that is allocable to a Tax Indemnifying Party, the Tax Indemnifying Party shall pay the Filing Party the amount so allocated to it pursuant to Section 6.01 at least three Business Days before the due date of the Tax Return required to be filed by the Filing Party (pursuant to Section 6.02(a)) or within three Business Days following an agreement between Seller and Buyer that an indemnity amount is payable by the other, or within three days of (i) an assessment of a Tax by a Governmental Entity, or (ii) a “determination” as defined in Section 1313(a) of the Code has been made. If liability under this Article VI is in respect of costs or expenses other than Taxes, payment by the Tax Indemnifying Party of any amounts due under this Article VI shall be made within five Business Days after the date when the Tax Indemnifying Party has been notified by the Filing Party that the Tax Indemnifying Party has a liability for a determinable amount under this Article VI and is provided with calculations and all other materials reasonably necessary to support such liability.

          (d) Except as provided in Section 6.02(e) and notwithstanding any other provision to the contrary in this Agreement, (i) Seller shall not file or cause to be filed any amended Tax Return if such return results in a Tax detriment to Buyer or any Affiliate of Buyer, including without limitation, the Company and Dixie, unless Buyer provides Seller with its consent (the granting of such consent to be at Buyer’s sole discretion) or Seller pays to Buyer prior to the filing of such amended return the full amount of the Tax Detriment Buyer and Buyer’s Affiliates reasonably expect to suffer as determined as of the time such amended return is filed and agrees in writing to indemnify Buyer and Buyer’s Affiliates against any other Tax Detriments suffered by Buyer or any Affiliate of Buyer as a direct result from the filing of such amended return and (ii) neither the Company nor Dixie shall file or cause to be filed any amended Tax Return if such return results in a Tax Detriment to Seller for any Pre-Closing Tax Period, unless Seller first provides its consent (the granting of such consent to be at Seller’s sole discretion) or the Company or Dixie, as the case may be, pays to Seller prior to the filing of such amended return the full amount of the Tax detriment Seller reasonably expects to suffer as determined as of the time such amended return is filed and agrees in writing to indemnify Seller against any other Tax Detriments suffered by Seller as a direct result from the filing of such amended return.

          (e) Notwithstanding any provision of this Agreement to the contrary, Buyer, the Company and Dixie shall (to the extent allowed by Applicable Law) have the right to carry back any Tax Attributes of the Company or Dixie (or any Affiliate thereof) to Tax periods that end on or before the Closing Date and Seller shall take all reasonable steps to allow Buyer, the Company and Dixie to carry back such Tax Attributes, provided, however, that any such right shall be conditioned on Seller first providing its written consent (the granting of such consent to be at Seller’s sole discretion), provided further, however, that no such consent shall be required if, pursuant to Applicable Law, Buyer, the Company or Dixie must first carryback any such Tax Attribute to Pre-Closing Tax Periods before such Tax Attributes can be carried forward into Post-Closing Tax Periods and Buyer agrees to indemnify and compensate Seller for any Tax Detriment incurred by Seller as a direct result of carrying back any such Tax Attributes. Any Tax refunds or any other Tax-related benefits resulting from or generated by such carry back shall be solely for Buyer’s account.

     Section 6.03. Tax Contest.

          (a) If after the date of this Agreement: (i) Seller, Buyer or any Affiliate thereof (a “Tax Indemnitee”) receives written notice of, or relating to, an Audit from a Tax authority that asserts, proposes or recommends a deficiency, claim or adjustment (a “Tax Contest”) that, if sustained, could result in Taxes for which the other party, the Company, Dixie or any of their Affiliates is responsible under this Agreement (an “Indemnifying Party”), then the Tax Indemnitee shall provide or cause to be provided a copy of such notice to the Indemnifying Party within 10 Business Days of receipt thereof and such Tax Indemnitee shall promptly forward or cause to be forwarded to Buyer (or Seller, as the case may be) relevant portions of any reports or other communications which relate to such matters.

          (b) The Indemnifying Party may discharge, at any time, its indemnification obligation under Section 6.01 by paying to the Tax Indemnitee the amount of the applicable Tax Loss calculated on the date of such payment. Subject to the provisions of Section 6.03(g), the Indemnifying Party may, at its own expense, participate in and, upon notice to the Tax Indemnitee, assume the defense of any Tax Contest for which the Indemnifying Party has sole liability by providing written notice to the Tax Indemnitee within 30 days of the receipt of the notice required under Section 6.03(a) of this Agreement. If the Indemnifying Party does not assume the defense of any such Tax Contest, the Tax Indemnitee may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such Tax Contest after giving 20 days’ prior written notice to the Indemnifying Party setting forth the terms and conditions of settlement.

          (c) In the event of a Tax Contest that involves issues (i) relating to a potential adjustment for which the Tax Indemnifying Party has liability and (ii) that are required to be dealt with in a proceeding that also involves separate issues that could affect the Taxes of the Tax Indemnitee, to the extent permitted by Applicable Law, (A) the Indemnifying Party shall have the right at its expense to control the Tax Contest but only with respect to the former issues and (B) the Tax Indemnitee shall have the right at its expense to control the Tax Contest but only with respect to the latter issues.

          (d) With respect to all other Tax Contests, Buyer shall control such Tax Contests.

          (e) In the case of any Tax Contest, the party that is controlling the Tax Contest pursuant to Sections 6.03(b), (c) or (d) (the “Controlling Party”) shall:

     (i) in the case of any material correspondence or filing submitted to a Governmental Entity or any judicial authority that relates to the merits of such Tax Contest (A) provide the other party (the “Non-Controlling Party”) in advance of submission, but subject to applicable time constraints imposed by such Governmental Entity, with a draft copy of the portion of such correspondence or filing that relates to such Tax Contest, (B) incorporate, subject to applicable time constraints imposed by such Governmental Entity, the Non-Controlling Party’s comments and changes on such draft copy of such correspondence or filing, and

(C) provide the Non-Controlling Party with a final copy of the portion of such correspondence or filing that relates to such Tax Contest; and

     (ii) provide the Non-Controlling Party with notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any meetings with a Governmental Entity (including meetings with examiners) or hearings or proceedings before any Governmental Entity to the extent they relate to such Tax Contest.

          (f) The failure of a Tax Indemnitee to promptly notify the Tax Indemnifying Party in the manner provided in Section 6.03(a) of any matter relating to a particular Tax for a taxable period or to take any action specified in this Section 6.03 of this Agreement shall not relieve the Tax Indemnifying Party of any liability and/or obligation which it may have under this Agreement with respect to such Tax for such Tax period except to the extent that Tax Indemnifying Party’s rights hereunder are materially prejudiced by such failure and in no event shall such failure relieve the Indemnifying Party of any other liability and/or obligation which it may have to a Tax Indemnitee.

          (g) The Indemnifying Party shall have no right to contest any Tax Contest in accordance with Section 6.03 unless:

     (i) within 30 Business Days of a reasonable request by the Tax Indemnitee, the Indemnifying Party shall deliver to the Tax Indemnitee a written opinion of a nationally recognized Tax attorney or Tax accountant that is a member of a nationally recognized law firm or accounting firm, to the effect that the Indemnifying Party’s position with respect to such deficiency, claim or adjustment is supported by a reasonable basis (within the meaning of Treasury Regulations Section 1.6662-3(b)(3));

     (ii) the Indemnifying Party shall have agreed to be bound by a Final Determination of such Tax Contest;

     (iii) the Tax Indemnifying Party shall have agreed to pay, and shall be currently paying, all reasonable costs and expenses incurred by the Tax Indemnitee to contest such deficiency, claim or assessment including reasonable outside attorneys’, accountants’ and investigatory fees and disbursements to the extent such costs relate to the issue being contested by the Tax Indemnitee; and

     (iv) the Indemnifying Party shall have advanced to the Tax Indemnitee, on an interest-free basis (and with no additional net after-tax cost to the Tax Indemnitee), the amount of Tax in controversy (but not in excess of the lesser of (A) the amount of Tax for which the Indemnifying Party could be liable under this Agreement or (B) the amounts actually expended by the Tax Indemnitee) to the extent necessary for the contest to proceed in the forum selected by the Indemnifying Party.

     Section 6.04. Tax Sharing Agreements and Powers of Attorney.

          (a) All Tax Sharing Agreements with respect to or involving the Company or Dixie on the one hand and any other Person other than the Company or Dixie on the other hand, shall be terminated as of the Closing Date with respect to the Company and Dixie and, after the Closing Date, the Company and Dixie shall not be bound thereby or have any liability thereunder.

          (b) Any powers of attorney with respect to any Tax matter related to the Company or Dixie shall be cancelled, revoked or otherwise terminated as of the Closing Date.

     Section 6.05. Transfer Taxes. Subject to Section 6.06, notwithstanding any other provision to the contrary, Seller shall prepare, execute and file all Tax Returns regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes or fees which become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). Seller and Buyer shall each pay and be liable for fifty percent (50%) of all Transfer Taxes, as well as any fees and expenses relating to the preparation, execution and filing of any Tax Returns in connection with Transfer Taxes.

     Section 6.06. Cooperation. Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers and employees to reasonably cooperate, in preparing and filing all Tax Returns (including amended Tax Returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Seller and Buyer agree to retain or cause to be retained all books and records pertinent to the Company or Dixie until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Entity. Buyer agrees to give Seller reasonable notice prior to transferring, discarding or destroying any such books relating to Tax matters with respect to the Company and Dixie, if Seller so requests, Buyer shall allow Seller to make copies of such books and records at Seller’s expense. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceedings involving the Company Dixie for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

     Section 6.07. Section 338(h)(10) Election. Buyer and Seller shall timely determine if there are any net benefits to the Parties with respect to a Section 388(h) (10) Election. Should they determine there is such benefit they will work in good faith toward capturing such benefit. The benefit received shall first be applied to make Seller whole with respect to any costs associated with such election and the remainder of such benefit shall be split evenly between Buyer and Seller.

     Section 6.08. Treatment of Indemnity Payments. The Parties agree to treat any payment made with respect to an indemnity provided under this Agreement as an adjustment to the Purchase Price to the extent permissible under applicable Tax Law. Any such payments shall be made on an after tax basis.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE OBLIGATION
OF BUYER TO CLOSE

          Buyer’s obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer to the extent permitted by law.

     Section 7.01. Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality should be true and correct in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date or period and relate solely to a particular date or period shall be true and correct in all material respects (except that such representations and warranties qualified by materiality shall be true and correct in all respects) as of such date or period. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date. On the Closing Date, Seller shall have delivered to Buyer a certificate dated as of the Closing Date, and signed by an executive officer of Seller, as appropriate, certifying as to the fulfillment of the conditions set forth in this Section 7.01.

     Section 7.02. Governmental Consents and Approvals. All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, Governmental Entities, in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, shall have been made or obtained, including, but not limited to, the approval by the Indiana Department of Insurance of the acquisition of control of the Company and Dixie and the transfer of the Excluded Assets and the assumption of the Excluded Liabilities, and such consents, approvals, permits and authorizations shall be subject to no conditions other than conditions customarily imposed by insurance regulatory authorities in connection with similar acquisitions.

     Section 7.03. Third Party Consents. All consents or waivers of third parties necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, including, without limitation, those consents or waivers set forth in Sections 3.03 and 3.06.

     Section 7.04. Injunction and Litigation. There shall be in effect no injunction, writ, preliminary restraining order or any order of any nature or other legal restraint preventing the consummation of the transactions contemplated by this Agreement. No suit, Action, investigation, inquiry or other proceeding by any Governmental Entity or arbitrator shall be pending which questions the validity or legality of, or seeks to prevent, enjoin, alter or delay, the transactions contemplated by this Agreement or any Ancillary Agreement, or which could reasonably be expected to have a Material Adverse Effect.

     Section 7.05. Surplus Relief Reinsurance Agreements. The termination of the Surplus Relief Treaties, as contemplated by Section 5.13(a), shall have been consummated in all respects.

     Section 7.06. HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated without any material adverse action by the Federal Trade Commission or the Department of Justice.

     Section 7.07. Material Adverse Effect. There shall not have occurred since September 30, 2004 a Material Adverse Effect or any change, event or occurrence which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 7.08. Books and Records. On the Closing Date, Seller shall, or shall cause its respective Affiliates to deliver the Books and Records to Buyer in a format reasonably requested by Buyer.

     Section 7.09. Intercompany Obligations and Agreements. To the extent provided in Section 5.07, all intercompany accounts, loans, advances, payables (including any payable accounts with negative balance), and receivables whether or not currently due and payable between the Company or Dixie, on the one hand, and Seller and its Affiliates, on the other hand shall be settled in full or assumed by Buyer.

     Section 7.10. Seller Assignments. Seller shall have made all assignments to Buyer as required under Section 5.19.

     Section 7.11. Ancillary Agreements. Each of the Ancillary Agreements shall have been entered into on or prior to the Closing Date and shall be in full force and effect on the Closing Date.

     Section 7.12. Seller Stockholder Approval and Trust Preferred Securities Consent. Seller shall have obtained the Seller Stockholder Approval. In addition, Seller shall have either obtained the Trust Preferred Securities Consent, or exercised its right to require Buyer to assume Seller’s obligations with respect to the Trust Preferred Securities, as provided in Section 5.16.

     Section 7.13. Audited Statutory Financial Statements. Seller shall have delivered to Buyer the audited SAP Statements of the Company and Dixie for the year ending December 31, 2004.

     Section 7.14. CIT Group. Seller shall have delivered to Buyer a termination and release agreement in a form reasonably satisfactory to Buyer, executed by CIT Group fully releasing Seller from its obligations under the Credit Agreement and releasing any of the Company Common Stock and Surplus Debentures pledged to CIT Group as security for Seller’s obligations under the Credit Agreement.

     Section 7.15. Closing Deliveries. Seller shall have made, or cause to have been made, the deliveries required to be made by it under Section 2.05(a).

     Section 7.16. Other Documents. Seller, the Company and Dixie shall have delivered such other instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Buyer.

ARTICLE VIII.

CONDITIONS PRECEDENT TO THE OBLIGATIONS
OF SELLER TO CLOSE

          Seller’s obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller to the extent permitted by law.

     Section 8.01. Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality should be true and correct in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date or period and relate solely to a particular date or period shall be true and correct in all material respects (except that such representations and warranties qualified by materiality shall be true and correct in all respects) as of such date or period. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date. On the Closing Date, Buyer shall have delivered to Seller a certificate dated as of the Closing Date, and signed by an executive officer of Buyer, certifying as to the fulfillment of the conditions set forth in this Section 8.01.

     Section 8.02. Governmental Approvals and Consents. All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, Governmental Entities, in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, shall have been made or obtained, including but not limited to the approval by the Indiana Department of Insurance of the acquisition of control of the Company and Dixie and the transfer of the Excluded Assets and the Excluded Liabilities, and such consents, approvals, permits and authorizations shall be subject to no conditions other than conditions customarily imposed by insurance regulatory authorities in connection with similar acquisitions.

     Section 8.03. Third Party Consents. All consents or waivers of third parties necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, including, without limitation, those consents or waivers set forth in Sections 4.03 and 4.04; provided, however, that the consent or waiver by Republic Bank under the Mortgage Security Agreement and Furniture Fixture Filing dated December 28, 2002 shall not be a condition to the obligations of Seller hereunder.

     Section 8.04. Seller Stockholder Approval. Seller shall have obtained the Seller Stockholder Approval.

     Section 8.05. Injunction and Litigation. There shall be in effect no injunction, writ, preliminary restraining order or any order of any nature or other legal restraint preventing the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements. No suit, Action, investigation, inquiry or other proceeding by any Governmental Entity or arbitrator shall be pending which questions the validity or legality of, or seeks to prevent, enjoin, alter or delay, the transactions contemplated by this Agreement or any of the Ancillary Agreements, or which could reasonably be expected to have a Material Adverse Effect.

     Section 8.06. HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated without any material adverse action by the Federal Trade Commission or the Department of Justice.

     Section 8.07. Series A Certificate of Designations. Buyer shall have filed the Series A Certificate of Designations with the Secretary of State of the State of Delaware.

     Section 8.08. Ancillary Agreements. Each of the Ancillary Agreements shall have been entered into on or prior to the Closing Date and shall be in full force and effect on the Closing Date.

     Section 8.09. Closing Deliveries. Buyer shall have made, or cause to have been made, the deliveries required to be made by it under Section 2.05(b).

     Section 8.10. Intercompany Obligations. With respect to the indebtedness of Seller to be assumed by Buyer pursuant to Section 2.02(b)(ii), Buyer, the Company and Dixie shall have executed and delivered to Seller a release in a form reasonably satisfactory to Seller releasing Seller from any liability with respect to such assumed indebtedness.

     Section 8.11. Other Documents. Buyer shall have delivered such other instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Seller.

ARTICLE IX.

ADDITIONAL AGREEMENTS

     Section 9.01. Further Assurances.

          (a) Following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, reasonably cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or any Ancillary Agreement, or to aid in the preparation of any financial statement or filing with any Governmental Entity, including, without limitation, Tax Returns.

          (b) Following the Closing, Buyer shall use commercially reasonable efforts to afford, or cause to be afforded, to any Indemnifying Party pursuant to Article VI and Article XI hereof such access to the Books and Records and to the personnel of Buyer or any of its Affiliates, including, without limitation, the Company and Dixie, as shall be reasonably requested in good faith by such indemnified party with respect to any claim or assertion of any Loss or Tax Loss; provided that Seller shall pay any out-of-pocket expenses of Buyer or any of its Affiliates incurred in connection with such requests and such access shall be at mutually convenient times and places following reasonable notice to Buyer or its Affiliates.

          (c) Following the Closing, Seller shall use commercially reasonable efforts to afford, or cause to be afforded, to any Indemnifying Party pursuant to Article VI and Article XI hereof such access to all books and records and personnel of Seller or any of its Affiliates as shall be reasonably requested in good faith with respect to any claim or assertion of any Loss or Tax Loss; provided that Buyer shall pay any out-of-pocket expenses of Seller or any of its Affiliates in connection with such request and such access shall be at mutually convenient times and places following reasonable notice to Seller or its Affiliates.

     Section 9.02. Post-Closing Obligation to Obtain Permits. Following the Closing, Seller and Buyer will, and Buyer will cause the Company and Dixie to, cooperate fully in obtaining all necessary additional foreign, federal, state, local and any other approval and/or consents and complying with any notice or filing requirements of any such jurisdiction, as may be required in connection with the consummation of the transactions contemplated hereby.

     Section 9.03. Use of Names.

          (a) With respect to the Trademarks listed on Schedule 9.03(a), Seller shall, and shall cause its respective Affiliates to, cease from and after the Closing any further use by Seller and its respective Affiliates in their businesses in any manner, whether as trademarks, trade names, product names, slogans, domain names or otherwise, and to expressly abandon any applications or registrations filed in connection therewith.

          (b) Seller hereby grants to the Company and Dixie a non-exclusive, royalty free license to use Seller’s logo (set forth on Exhibit A to the Disclosure Schedules) for a period of time not to exceed 90 days after the Closing Date in connection with the use of existing policy forms, letterhead, marketing materials and other printed materials that contain the logo of Seller (set forth on Exhibit A to the Disclosure Schedules) and other similar uses, provided that Buyer shall not, and shall cause the Company and Dixie not to, conduct business utilizing the name of Seller.

          (c) All uses of Seller’s logo by the Company or Dixie shall materially conform to the standards and specifications used by Seller as of the Closing. At the reasonable request of Seller from time to time, the Company or Dixie shall submit to Seller samples of its uses of Seller’s logo. The Company and Dixie shall comply with all reasonable requests made by Seller to maintain the quality standards and goodwill of all products and services containing Seller’s logo sold or provided by the Company and Dixie in keeping with Seller’s use of Seller’s logo prior to the execution of this Agreement. The Company and Dixie agree that services and products provided in connection with Seller’s logo shall be of the same or higher quality as heretofore maintained by Seller.

          (d) The Company and Dixie shall be solely responsible for ensuring that all products and services containing Seller’s logo sold or provided by the Company or Dixie comply with all Applicable Law and have received any required approvals of Governmental Entities.

          (e) All uses of Seller’s logo by the Company or Dixie, and all goodwill generated by such uses, shall inure to the benefit of Seller.

          (f) The Company and Dixie shall affix or cause to be affixed to all uses of Seller’s logo such reasonable trademark or service mark notices as may be supplied by Seller or as may otherwise be reasonably directed by Seller.

          (g) Neither the Company nor Dixie shall contest Seller’s right, title or interest in Seller’s logo or register or apply for any trade name, domain name or any other name, mark or trade dress that is the same as or confusingly similar to or which dilutes Seller’s logo.

     Section 9.04. Communications. For a period of no less than 18 months after Closing, to the extent that Seller or Seller’s Affiliates receive communications or inquiries from Producers, customers, or other Persons about the Company or the Company’s business, Seller shall promptly provide, and shall cause its Affiliates to promptly provide, such Persons with the Company’s appropriate contact information; provided, that Buyer has informed Seller in writing of any changes to the Company’s appropriate contact information that occur after the Closing Date.

     Section 9.05. Denial of Form A Approval. In the event that the Form A approval is denied or Buyer, Seller or the Company receives notice from the Indiana Department that Form A approval will be or is likely to be denied and such denial or notice of likely denial results from the failure of Buyer to agree to repay in the ordinary course the indebtedness of Seller to be assumed by Buyer pursuant to Section 2.02(b)(ii), then Seller shall have the right to require Buyer to pay the amount of such indebtedness to Seller as part of the Estimated Cash Consideration in lieu of Buyer assuming the amount of such indebtedness at the Closing

ARTICLE X.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     Section 10.01. Survival of Representations, Warranties and Covenants.

          (a) Notwithstanding any right of Buyer to investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation, Buyer has the right to rely upon the representations, warranties, covenants and agreements of Seller contained in this Agreement. Notwithstanding any right of Seller to investigate the affairs of Buyer and notwithstanding any knowledge of facts determined or determinable by Seller pursuant to such investigation, Seller has the right to rely upon the representations, warranties, covenants and agreements of Buyer contained in this Agreement. Except for the representations and warranties contained in Sections 3.01 (Organization and Standing; Corporate Power; Minute Books), 3.02 (Authorization), 3.04 (Stock Ownership; Subsidiaries), 3.05 (Actions Pending), 3.12 (Taxes), 3.13 (Employee Benefit Matters), 3.22 (Market Conduct Activities), 4.01 (Organization and Standing) and 4.02 (Authorization), all representations and warranties made by Seller or Buyer in Articles III and IV of this Agreement or in any document, certificate, schedule or instrument delivered or executed in connection herewith shall survive the Closing for the period of two years after the Closing Date. The representations and warranties in Sections 3.01 (Organization and Standing), 3.02 (Authorization), 3.04 (Stock Ownership), 3.12 (Taxes), 3.13 (Employee Benefit Matters), 4.01 (Organization and Standing), and 4.02 (Authorization) shall survive the Closing until 30 days after the expiration of all relevant statutes of limitations (including all periods of extension, whether automatic or permissive). The representations and warranties in Section 3.05 (Actions Pending) and 3.22 (Market Conduct) shall survive the Closing for the period of 54 months after the Closing Date. The representations and warranties contained in this Agreement shall expire on the last day of the applicable period set forth above and all claims for inaccuracy or breach of said representations and warranties will be deemed waived unless written notice of the inaccuracy or breach thereof shall have been given to the breaching party prior to the expiration of the applicable period, in which event such representation or warranty shall survive to the extent of the claim referred to in the notice until such claim has been resolved.

          (b) All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing Date shall survive the Closing Date. All other covenants and agreements shall not survive the Closing Date and shall terminate as of the Closing to the extent that such covenants were performed in accordance with their terms.

ARTICLE XI.

INDEMNIFICATION AND OTHER REMEDIES

     Section 11.01. Obligation to Indemnify.

          (a) Subject to the expiration of the representations and warranties of the parties as provided in Article X and the limitations set forth in this Article XI, Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates (including, after the Closing, the Company and Dixie), and their respective directors, officers, employees, agents, representatives, successors and assigns, without duplication (the “Buyer Indemnified Parties,” and individually a “Buyer Indemnified Party”), from and against all Liabilities including, without limitation, all costs, expenses, fines, orders, penalties and reasonable outside attorneys’ fees and disbursements (collectively, “Buyer Losses,” and individually a “Buyer Loss”) incurred or suffered by any of them, directly or indirectly, by reason of or arising out of or in connection with (i) any breach of any of the representations and warranties of Seller contained in this Agreement (including without limitation any breach of the representations and warranties of Seller contained in Section 3.15 or Section 3.22) or in any certificate or other document delivered pursuant hereto, (ii) any breach of the representations and warranties of Seller contained in Section 3.15 or Section 3.22, without regard to any knowledge qualifications contained therein, (iii) any breach of any of the covenants and agreements of Seller contained in this Agreement and (iv) those Actions set forth on Schedule 3.05, to the extent such Buyer Losses exceed, in the aggregate, the litigation reserves reflected in the calculation of the Final Cash Consideration; provided, however, that the Buyer Indemnified Parties shall be entitled to indemnification under Section 11.01(a)(i) and Section 11.01(a)(ii) for breach of representations and warranties made by Seller in Article III only when the aggregate amount of all Buyer Losses arising therefrom and Allocated Tax Losses exceed, in the aggregate, $500,000 (the “Basket Amount”), in which case the Buyer Indemnified Parties shall be entitled to indemnification for such Buyer Losses equal to fifty percent (50%) of such Buyer Losses and Allocated Tax Losses below the Basket Amount (i.e. $250,000) and, subject to the other provisions of this Agreement, all Buyer Losses in excess of the Basket Amount. Notwithstanding anything else contained herein to the contrary, the maximum amount for which Seller shall be liable under Section 11.01(a)(i) and Section 11.01(a)(ii) and for Allocated Tax Losses shall not exceed in the aggregate an amount equal to the Purchase Price (the “Cap”); provided, that the maximum amount for which Seller shall be liable with respect to breaches of the representations and warranties made by it herein (other than breaches of the representations and warranties contained in Sections 3.02 (Authorization), 3.04 (Stock Ownership; Subsidiaries), 3.05 (Actions Pending), 3.12 (Taxes), 3.13 (Employee Benefit Matters) and 3.22 (Market Conduct)) shall be in the aggregate an amount equal to fifty percent (50%) of the Purchase Price. For the purpose of clarity, nothing in this Section 11.01(a) shall be interpreted to impose liability on Seller for breaches of the representations and warranties of Seller under Article III and Allocated Tax Losses in an aggregate amount greater than the Purchase Price. The indemnification obligations of Seller contained under Section 11.01(a)(ii) shall expire on a date 18 months after the Closing Date unless a claim thereunder shall have been given by Buyer to Seller prior to the expiration of said 18 month period, in which event such indemnification obligation shall survive to the extent of the claim until such claim has been resolved.

          (b) Notwithstanding anything else herein to the contrary. Neither Seller nor Buyer shall have any liability under Section 11.01(a) or (c) for any Buyer Losses or Seller Losses, as applicable, where the amount of such Buyer Losses or Seller Losses, as applicable, is less than $5,000 (unless the amount of such Buyer Losses or Seller Losses from any breach, when aggregated with the amount of Buyer Losses or Seller Losses, as applicable, of each other breach arising from the same facts, events or circumstances, equals or exceeds $5,000, in which case all such related breaches shall be treated as a single breach and the aggregate total amount of Buyer Losses or Seller Losses resulting from such related breaches shall be used to determine whether the $5,000 amount is exceeded) and no such Buyer Losses or Seller Losses of less than $5,000 shall be considered in calculating the Basket Amount.

          (c) Subject to the expiration of the representations and warranties of the parties as provided in Article X and the limitations set forth in this Article XI, Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, employees, agents, representatives, successors and assigns (the “Seller Indemnified Parties,” and together with the Buyer Indemnified Parties, the “Indemnified Parties,” and individually an “Indemnified Party”) from and against all Liabilities including, without limitation, all costs, expenses, fines, orders, penalties and reasonable outside attorneys’ fees and disbursements (collectively, “Seller Losses,” and together with Buyer Losses, “Losses,” and individually a “Loss”), incurred or suffered by any of them, directly or indirectly, by reason of or arising out of or in connection with (i) any breach of any of the representations and warranties of Buyer contained in this Agreement or in any certificate or other documents delivered pursuant hereto, and (ii) any breach of any of the covenants and agreements of Buyer contained in this Agreement, provided, however, that Seller Indemnified Parties shall be entitled to indemnification under Section 11.01(c)(i) for breach of representations and warranties made by Buyer in Article IV hereof only when the aggregate amount of all Seller Losses arising therefrom exceeds the Basket Amount, in which case Seller Indemnified Parties shall be entitled to indemnification for such Seller Losses equal to fifty percent (50%) of such Seller Losses below the Basket Amount

(i.e. $250,000) and, subject to the other provisions of this Agreement, all Seller Losses in excess of the Basket Amount. Notwithstanding anything else contained herein to the contrary, the maximum amount for which Buyer shall be liable under Section 11.01(c)(i) shall not exceed in the aggregate an amount equal to the Purchase Price; provided, that the maximum amount for which Buyer shall be liable with respect to breaches of the representations and warranties made by it herein (other than breaches of the representations and warranties contained in Section 4.02 (Authorization), 4.09 (Capitalization)) shall be in the aggregate amount equal to fifty percent (50%) of the Purchase Price. For the purpose of clarity, nothing in this Section 11.01(c) shall be interpreted to impose liability on Buyer for breaches of the representations and warranties of Buyer under Article IV in an aggregate amount greater than the Purchase Price.

          (d) Required payments by any Indemnifying Party pursuant to Section 11.01(a) or 11.01(b) shall be (i) limited to the amount of any Loss that remains after deducting therefrom (A) any insurance proceeds actually recovered by any Indemnified Party and (B) any indemnity, contribution or other similar payment actually recovered by any Indemnified Party from any third party (including, without limitation, reinsurance recoverables), in each case with respect to such Loss and (ii) (A) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (B) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any Loss. The Indemnified Party shall use commercially reasonable efforts to collect all such insurance proceeds, reinsurance recoverables and indemnity, contribution and other similar payments.

     Section 11.02. Notice of Third Party Claim. Promptly (and in any event within 30 days) after receipt by an Indemnified Party hereunder of notice of any demand, claim or circumstances which, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation by an unaffiliated Person (a “Third Party Claim”) that may result in a Loss, such Indemnified Party shall give notice thereof (the “Claims Notice”) to the Indemnifying Party. The Claims Notice shall describe the Third Party Claim in reasonable detail and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by such Indemnified Party and shall include a statement as to the basis for the indemnification sought. Failure to provide a Claims Notice in a timely manner shall not be deemed a waiver of the Indemnified Party’s right to indemnification other than to the extent that such failure actually prejudices the defense of the claim by the Indemnifying Party.

     Section 11.03. Opportunity to Defend.

          (a) Upon receipt of notice from the Indemnified Party pursuant to Section 11.02, the Indemnifying Party shall have the right, but not the obligation, to assume the defense and control of such Third Party Claims at its own expense by providing notice of such intention to the Indemnified Party. In the event that the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in the defense of such Third Party Claims at its own expense. In the event that the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim; and at all times diligently pursue the resolution of such Third Party Claim. The Indemnified Party shall, and shall cause each of its Affiliates and representatives to, cooperate with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party. The Indemnifying Party shall be deemed to not have assumed the defense of a Third Party Claim unless the Indemnifying Party shall deliver written notice of such election to the Indemnified Party within 15 Business Days after receipt by the Indemnifying Party of the Indemnified Party’s notice delivered pursuant to Section 11.02.

          (b) If the Indemnifying Party elects to assume the defense of a Third Party Claim, it shall be conclusively established for the purposes of this Agreement that the claims made in such Third Party Claim are within the scope of and subject to indemnification by the Indemnifying Party. If the Indemnifying Party elects not to assume the defense of a Third Party Claim, the Indemnified Party shall have the right to defend such claim in such manner as it deems appropriate.

          (c) Seller will continue to defend after the Closing Date any Third Party Claim relating to any Action set forth on Schedule 3.05. In such event, Buyer shall have the right to participate in such defense to the extent set forth in Section 11.03(a). Notwithstanding any provision of this Agreement to the contrary, Buyer agrees to reimburse promptly and indemnify Seller against all of Seller’s costs and expenses (including attorneys’ fees, cost of judgment and settlement costs) incurred in such defense up to the amount of Seller’s litigation reserves reflected in the calculation of the Final Cash Consideration.

          (d) The Indemnifying Party shall be authorized to consent to the settlement of, or the entry of any judgment arising from, any Third Party Claim for which the Indemnifying Party has assumed the defense in accordance with the terms of Section 11.03(a) without the prior consent of the Indemnified Party, but only to the extent that such settlement or entry of judgment (i) provides solely for the payment of money by the Indemnifying Party, (ii) provides a complete release of the Indemnified Party from all matters that were or could have been asserted in connection with such Third Party Claim and (iii) does not involve any finding or admission of any violation of law or any violation of the rights of any Person. Except as provided in the immediately preceding sentence, any settlement or consent to entry of judgment shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

     Section 11.04. Procedures for Direct Claims. In the event any Indemnified Party shall have a claim for indemnity against any Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party. Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party so to notify the Indemnifying Party in a timely manner shall not be deemed a waiver of the Indemnified Party’s right to indemnification with respect to any claim made pursuant to this Section 11.04, other than to the extent that such failure actually prejudices the Indemnifying Party, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the representation or warranty to which such claim relates as provided in Article X.

     Section 11.05. Exclusive Remedy. Except as provided in Section 11.08, the parties hereto expressly acknowledge that from and after the Closing Date, the provisions of this Article XI shall be the sole and exclusive remedy for damages caused as a result of breaches of the warranties and representations contained in this Agreement.

     Section 11.06. Interpretation of Representations and Warranties. Notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, no representation or warranty contained herein shall affect the interpretation or limit the application of any other representation or warranty contained herein or in the Ancillary Agreements.

     Section 11.07. Third Party Beneficiaries. All Indemnified Parties are, to the extent applicable, intended to be third party beneficiaries of this Article XI.

     Section 11.08. Tax Loss. All Tax Losses shall be subject to indemnification solely pursuant to the provisions of Article VI and the provisions of this Article XI shall not apply; provided, however, that Tax Losses attributable to Taxes that are allocable to the Company or Dixie pursuant to Schedule 11.08 attached hereto (“Allocated Tax Losses”) shall be taken into account in determining the Basket Amount and shall be subject to the Cap and the provisions of Article X and Section 11.02(b); provided, further, however, that no other Tax Losses shall be taken into account for purposes of the Basket Amount or shall be subject to the Cap or the provisions of Article X or Section 11.02(b).

ARTICLE XII.
TERMINATION PRIOR TO CLOSING

     Section 12.01. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

          (a) By Buyer or Seller, if the Closing has not occurred on or before September 30, 2005, unless the failure to close shall be due to the failure of the Party seeking to terminate this Agreement to perform, in any material respect, any of its obligations under this Agreement required to be performed by it at or prior to the Closing.

          (b) By Buyer or Seller, if the shareholders of Seller do not approve the transactions contemplated hereby at a Seller’s Stockholder Meeting held on or prior to August 31, 2005.

          (c) By Buyer or Seller, if Seller fails to obtain the Trust Preferred Consent prior to August 31, 2005 and does not exercise its right on or prior to such date to require Buyer to assume Seller’s obligations with respect to the Trust Preferred Securities, as provided in Section 5.16.

          (d) By Buyer, if the Board of Directors of Seller has effected a Change in Board Recommendation.

          (e) By Seller, if after compliance in all material respects with the applicable provisions of Section 5.10, Seller elects to enter into a binding agreement with respect to a Superior Proposal.

          (f) By Buyer or Seller, if there has been a material breach by the other party of any provision (including, without limitation, a breach of any material representation, warranty or covenant) set forth in this Agreement that is incapable of being cured or, if capable of being cured, shall not have been cured to the reasonable satisfaction of the other party within ten (10) Business Days after written notice has been provided to such party.

          (g) By Buyer, if there has occurred an event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and cannot be cured within 30 Business Days.

          (h) By Buyer or Seller, in writing, if there shall be any order, injunction or decree of any Governmental Entity which prohibits or restrains any party from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and nonappealable; provided that prior to termination under this Section 12.01(g), the party seeking to terminate this Agreement shall have used commercially reasonable best efforts to have such order, injunction or decree vacated.

          (i) By mutual written consent of Buyer and Seller.

     Section 12.02. Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become null and void and of no further force and effect, except for (a) the provisions of Sections 5.06 (Confidentiality of Information) this Section 12.02 (Survival), Section 12.03 (Termination Fee) and Article XIII (Miscellaneous) and (b) rights and obligations arising from any breach of this Agreement prior to such termination.

     Section 12.03. Termination Fee. In the event of termination of this Agreement pursuant to Section 12.01 (b), (c), (d) or (e) Seller shall, within 60 days following the date of such termination (i) reimburse Buyer and its shareholders for all out-of-pocket expenses incurred by Buyer and its shareholders on or after November 21, 2004 with respect to the matters contemplated under this Agreement (not to exceed $2,000,000) and (ii) pay to Buyer a termination fee in the sum of $3,200,000 in the event of a termination pursuant to Section 12.01(c), (d) or (e) and $1,600,000 in the event of a termination pursuant to Section 12.01(b). In addition, in the event of a termination pursuant to Section 12.01(b), Seller shall promptly pay to Buyer and its shareholders the further sum of $1,600,000 in the event that a proposal for a Change of Control is approved by the Board of Directors of Seller within the twelve month period immediately following the Termination Date.

ARTICLE XIII.

MISCELLANEOUS

     Section 13.01. Publicity. Except as may otherwise be required by Applicable Law, including the rules of any applicable stock exchange, no release or announcement concerning this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby shall be made without advance written approval thereof by Seller and Buyer, which approval shall not be unreasonably delayed or withheld. Buyer and Seller shall cooperate with each other in making any release or announcement. In the event that a release or announcement concerning this Agreement of the transactions contemplated hereby are required by Applicable Law, each of Seller, the Company, Dixie and Buyer, as applicable, agree to use its reasonable best efforts to obtain “confidential treatment” of this Agreement with the SEC (or the equivalent treatment by any other Governmental Entity) and to redact such terms of this Agreement the other party shall request.

     Section 13.02. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (and immediately after transmission confirmed by telephone), sent by prepaid certified or registered mail (return receipt requested) or sent by an express courier (with confirmation), postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (and immediately after transmission confirmed by telephone) or, if mailed, 5 Business Days after the date of deposit in the United States mails or, if sent by an express courier, when delivered, as follows:

(i)	If to Seller to:

Standard Management Corporation
10689 N. Pennsylvania
Indianapolis, IN 46280
Facsimile: (317) 574-6227
Telephone: (317) 574-6221
Attention: Ronald D. Hunter, Chairman and Chief Executive Officer

With a copy to:

Troutman Sanders LLP
Bank of America Plaza
600 Peachtree Street, N.E., Suite 5200
Atlanta, GA 30308
Facsimile: (404) 962-6740
Telephone: (404) 885-3287
Attention: Marlon F. Starr

(ii)	If to Buyer to:

Capital Prospects, LLC
100 Mallard Creek Road, Suite 197
Louisville, KY 40204
Facsimile: (502) 259-9513
Telephone: (502) 259-9494
Attention: John Franco, Chief Executive Officer

With a copy to:

LeBoeuf, Lamb, Greene & MacRae, L.L.P.
125 West 55th Street
New York, NY 10019-5389
Facsimile: (212) 424-8500
Telephone: (212) 424-8000
Attention: Donald B. Henderson, Jr.

          Any party may, by notice given in accordance with this Section 13.02 to the other parties, designate another address or person for receipt of notices hereunder.

     Section 13.03. Entire Agreement. This Agreement (including the Ancillary Agreements and the Exhibits and the Schedules hereto and thereto) and the Confidentiality Agreement contain the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, written or oral, with respect thereto.

     Section 13.04. Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. The rights and remedies herein provided are cumulative and, other than as provided in Section 11.05, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     Section 13.05. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably consent to the jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in Indianapolis, Indiana, in connection with any dispute based on or arising out of or in connection with this Agreement.

     Section 13.06. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives, whether by merger, consolidation or otherwise. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto.

     Section 13.07. Third Party Beneficiaries. Except as set forth in Section 11.07, nothing in this Agreement is intended or shall be construed to give any Person (including any employees of Seller or any of Seller’s Affiliates), other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     Section 13.08. Expenses. Except as otherwise provided herein, the parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation,

execution, and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, investment bankers, counsel, actuaries and accountants.

     Section 13.09. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

     Section 13.10. Table of Contents; Headings. The table of contents and headings in this Agreement are for reference only, and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 13.11. Interpretation.

          (a) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any of the Ancillary Agreements or any other agreement contemplated hereby or thereby, and there is a dispute with respect to the construction or interpretation of such Ancillary Agreement, the dispute resolution procedure provided for in such Ancillary Agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

          (b) The Exhibits and Schedules to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein. When reference is made in this Agreement to any Section, Exhibit or Schedule, such reference is to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The inclusion of a matter or item in any Schedule to this Agreement shall not, for any purpose of this Agreement, be deemed to be the inclusion of such matter or item in any other Schedule to this Agreement.

          (c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

     Section 13.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

     Section 13.13. No Prejudice. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STANDARD MANAGEMENT CORPORATION

By:	/s/ Ronald D. Hunter

Name: Ronald D. Hunter
Title: Chairman and Chief Executive Officer

CAPITAL ASSURANCE CORPORATION

By:	/s/ John Franco

Name: John Franco
Title: Chief Executive Officer

Exhibit A

Statutory Accounting Practices

1.	In accordance with Indiana regulations.

2.	Consistency with past practices.

3.	The inclusion of all applicable adjustments.

4.	The inclusion of all applicable accruals, including:

(a)	Submitted claims

(b)	Incurred but not reported claims

(c)	Income Taxes

(d)	Compensation

(e)	Employee Benefits and other payables

(f)	Litigation

5.	The inclusion of all applicable write-offs and impairment reserves.

6.	The establishment of appropriate interest maintenance reserves.

7.	The inclusion of appropriate asset carrying values.

Exhibit B

Adjustments to Cash Considerations

Additions	(1) 66% of any positive Statutory Gain From Operations[1]	[ ]

	(2) 66% of any net realized and/or net unrealized credit-related capital gains[2] of the Company or Dixie	[ ]

	(3) Capital contributions to the Company	[ ]

Subtractions	(1) 66% of any negative Statutory Gain From Operations[1] of the Company or Dixie	[ ]

	(2) 66% of any net realized and/or net unrealized credit-related capital losses[3] of the Company or Dixie	[ ]

	(3) Amount of any dividends, stock redemptions or other distributions made by the Company	[ ]

	(4) Amount of any capital expenditure carried as an admitted asset under SAP	[ ]

	(5) Amount of any principal payments on the Surplus Debentures	[ ]

	(6) Effect of any change under SAP to less conservative accounting principles or estimates	[ ]

	(7) 66% of any impairment losses required under SAP between the signing of this Agreement and the Closing which are not included in paragraph (2) of Subtractions above	[ ]

[1]	As determined by reference to line 31 of page 4 of the NAIC Annual Statement Blank for Life and Accident and Health [2003 edition] the (“Statutory Annual Statement”).

[2]	Realized credit-related capital gains and capital losses mean the pre-tax amounts included on line 34 of page 4 of the Statutory Annual Statement (other than capital gains or capital losses transferred to the Interest Maintenance Reserve).

[3]	Unrealized credit-related capital gains and capital losses mean the pre-tax amount of investment asset adjustments included on line 38 of page 4 of the Statutory Annual Statement (other than adjustments to any goodwill asset).

EXHIBIT C

CERTIFICATE OF DESIGNATIONS
OF
SERIES A PREFERRED STOCK OF
CAPITAL ASSURANCE CORPORATION

     Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Capital Assurance Corporation, a Delaware corporation (the “Corporation”), does hereby certify that the following resolution was duly adopted by action of the Board of Directors of the Corporation by unanimous written consent dated as of ______, 2005.

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article III of the Certificate of Incorporation of the Corporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation hereby creates a series of preferred stock, par value $1000 per share, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof, as follows:

     Section 1. Designation and Number of Shares; Rank. (a) The shares of such series shall be designated as the “Series A Preferred Stock” (hereinafter referred to as this “Series A”). The number of shares constituting this Series A shall be 5,000. The stated value of each share of this Series A shall be $1000 (the “Stated Value”).

     (b) This Series A shall rank, with respect to preferences, designations, rights and qualifications, limitations and restrictions of the shares of such series, including, without limitation, with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise, (i) senior and prior to the Corporation’s common stock, par value $.01 (the “Common Stock”), (ii) equally with respect to all other series of Parity Stock (as defined below) and (iii) junior to all shares of Senior Stock (as defined below).

          As used in this Certificate of Designations, “Senior Stock” shall mean all equity securities of the Corporation of any series ranking, as to dividends and upon liquidation, senior to this Series A; “Parity Stock” shall mean Preferred Stock of any series ranking, as to dividends and upon litigation, on a parity with this Series A; and “Junior Stock” shall mean all equity securities of the Corporation of any series, other than Series A, that constitute neither Senior Stock nor Parity Stock, and specifically includes Common Stock.

     Section 2. Voting Rights. The holders of this Series A shall not be entitled to vote on any matter except with respect to any Reorganization Proposal (as defined below) or except where such rights are provided by applicable law. In any case in which the holders of this Series A shall be entitled to vote pursuant to a Reorganization Proposal or applicable law, each holder of Series A shall be entitled to one vote for each share of Series A Preferred Stock held, such voting rights being subject to adjustment as set forth below. For purposes of this Section 2, a “Reorganization Proposal” shall mean any agreement, plan or proposal involving any merger, consolidation, recapitalization, exchange of shares or other transaction that, if consummated in accordance with its terms, would result in the holders of the voting capital stock of the Corporation immediately prior to such merger, consolidation, recapitalization, exchange of shares or other transaction owning less than 50.1% of the outstanding voting securities of the Corporation or, if not the Corporation, the resulting entity arising out of such merger, consolidation, recapitalization, exchange of shares or other transaction or any agreement, plan or proposal involving the sale of all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis.

     Section 3. Adjustments Under Certain Circumstances. In the event that the Corporation at any time following the date of issuance of this Series A shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the voting rights of the holders of this Series A in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such right to acquire Common Stock

     Section 4. Dividends upon this Series A. The holders of this Series A shall be entitled to receive, out of funds legally available for such purpose, an annual per share dividend (the “Dividend”) equal to 7% (the “Dividend Rate”) of the Stated Value of such shares of this Series A payable in cash; provided, that such Dividend shall be payable only to the extent that the insurance company subsidiaries of the Corporation are, on the Record Date (as defined below), permitted under applicable law to pay dividends to the Corporation and provided, further, that such Dividend Rate shall be increased to a rate equal to the prime rate as published by The Wall Street Journal from time to time plus an additional 5% if such Series A is not exchangeable on or before [the sixth anniversary of the Closing Date], 2011 or if dividends are in arrears for more than six consecutive quarters. The Corporation agrees to use commercially reasonable efforts to obtain regulatory approval for the payment of dividends in accordance with the foregoing if the payment of such dividends is not permitted without regulatory approval. To the extent payable in accordance with the foregoing, the Dividend shall be payable quarterly commencing June 30, 2005 (each such quarterly period shall be referred to as a “Dividend Period” and such date of payment shall be referred this to as a “Payment Date”) provided that no regulations or laws applicable to the Corporation shall prohibit such payment. Each Dividend shall be paid to the holders of record of shares of this Series A as they appear on the stock register of the Corporation on the “Record Date,” which shall be fixed by the Board of Directors and shall not exceed 15 days preceding the Payment Date thereof. The Dividend shall be cumulative from the first Payment Date. Dividends paid on the shares of this Series A in an amount less than the total amount of such Dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time (the “Late Payment Date”), without reference to any regular Payment Date, to holders of record on the Record Date, not exceeding 15 days preceding the Late Payment Date, as may be fixed by the Board of Directors. No interest shall accrue on any Dividend or portion thereof not timely paid.

     Section 5. Dividend Limitation. So long as any shares of Series A are outstanding, the Corporation shall not declare, pay or set apart for payment, any dividend on any Common Stock or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Common Stock or any warrants, rights, calls or options exercisable or exchangeable for any Common Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property, unless prior to, or concurrently with, such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accrued and unpaid dividends on the shares of Series A not paid on the dates provided for in Section 4 hereof shall have been paid in full in cash.

     Section 6. Optional Redemption. The Corporation may at any time, at its sole option, redeem, out of funds legally available therefor, all, but not less than all, of the outstanding shares of this Series A, by payment of cash in the manner specified in Section 8 hereof for a redemption price equal to the Stated Value, plus any Dividends accrued and unpaid through the most recent Payment Date and accumulated thereon since the most recent Payment Date to the date of the redemption (the “Redemption Price”).

     Section 7. Mandatory Redemption. In the event that the Corporation enters into a Reorganization Proposal in which the consideration to the holders of the voting capital stock of the Corporation will include equity securities for which an active public market does not exist, the Corporation shall, on or prior to the closing of such Reorganization Proposal, redeem all, but not less than all, of the outstanding shares of this Series A, by payment of cash in the manner specified in Section 8 for a redemption price equal to the Redemption Price.

     Section 8. Procedures for Redemption. (a) In the event the Corporation shall elect to redeem shares of this Series A pursuant to Section 6 hereof, or is required to redeem this Series A pursuant to Section 7 hereof, notice of such redemption shall be given by first-class mail to each record holder of the shares to be redeemed, at such holder’s address as the same appears on the books of the Corporation, in either case not less than 30 nor more than 60 days prior to the redemption date. Each such notice shall state (i) the time and date as of which the redemption shall occur; (ii) the Redemption Price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (iv) that Dividends on the shares to be redeemed will cease to accrue on such redemption date unless the Corporation defaults in the payment of the Redemption Price.

     (b) On or before any redemption date, each holder of shares of this Series A to be redeemed shall surrender the certificate or certificates representing such shares of this Series A to the Corporation, in the manner and at the place designated in the notice of redemption. Upon surrender (in accordance with the notice of redemption) of the certificate or certificates representing any shares to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice of redemption shall so state), such shares shall be redeemed by the Corporation at the Redemption Price payable in cash, to the person whose name appears on such certificate or certificates as the owner thereof. The shares represented by each surrendered certificate shall be returned to authorized but unissued shares of preferred stock of any or no series.

     (c) Unless the Corporation defaults in the payment in full of the redemption price, Dividends on this Series A called for redemption shall cease to accrue on the redemption date, and the holders of such shares so redeemed shall cease to have any further rights with respect thereto on the redemption date, other than to receive the Redemption Price without interest.

     (d) Nothing herein shall prevent a holder of Series A Preferred Stock from electing to exchange such shares pursuant to Section 10 after the notice provided for in subparagraph (a) has been given; provided, however, that such holder must exercise the right to exchange prior to the date of redemption.

     Section 9. Liquidation Preferences. (a) Subject to the preferences of the holders of the Senior Stock, if any, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of this Series A shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders the Stated Value plus any Dividends accrued and unpaid through the most recent Payment Date and accumulated thereon since the most recent Payment Date in preference to the holders of, and before any distribution is made on, any Junior Stock.

     (b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation with any other corporation into or with the Corporation, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary for the purposes of this subparagraph (b) of this Section 9.

     (c) After the payment to the holders of the shares of this Series A of full preferential amounts provided for in this Section 9, the holders of shares of this Series A as such shall have no right or claim to any of the remaining assets of the Corporation.

     (d) In the event the assets of the Corporation available for distribution to the holders of shares of this Series A upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to subparagraph (a) of this Section 9, no such distribution shall be made on account of any shares of any Parity Stock upon such liquidation, dissolution or winding up unless proportionate distributable amounts shall be paid on account of the shares of this Series A, ratably, in proportion to the full distributable amounts for which holders of all this Series A and Parity Stock are entitled upon such liquidation, dissolution or winding up.

     Section 10. Exchange Rights.

     (a) Upon the occurrence of either event set forth in subparagraph (b) of this Section 10, the shares of this Series A shall be exchangeable (in whole but not in part) at the election of the holder thereof into such number of fully paid and nonassessable shares of Common Stock as determined by dividing (i) the Stated Value of such shares of this Series A, plus any Dividends accrued and unpaid through the most recent Payment Date and accumulated thereon since the most recent Payment Date, by (ii) the Exchange Price, as determined as hereinafter provided, in effect on the date the certificate is surrendered for exchange.

     (b) Each share of this Series A shall become exchangeable for shares of Common Stock at the Exchange Price (i) during the thirty (30) day period immediately preceding the consummation of a Change of Control of the Corporation or (ii) at any time after [the third anniversary of the Closing Date], 2008 if, on or prior to the exchange date, an active public market exists for the shares of Common Stock. For the purposes of this Section 10, a “Change of Control” shall mean any sale of capital stock of the Corporation, merger, consolidation, recapitalization, exchange of shares or other transaction that, if consummated in accordance with its terms, would result in the holders of the voting capital stock of the Corporation immediately prior to such sale of capital stock, merger, consolidation, recapitalization, exchange of shares or other transaction owning less than 50.1% of the outstanding voting securities of the Corporation or, if not the Corporation, the resulting entity arising out of such merger, consolidation, recapitalization, exchange of shares or other transaction involving the sale of all or substantially all of the assets of the Corporation and subsidiaries on a consolidated basis.

     (c) The Corporation shall give the holders of the Series A at least forty-five (45) days prior written notice of the closing date of a Change of Control.

     (d) Before any holder of this Series A shall be entitled to exchange the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for this Series A, and shall give written notice to the Corporation at its principal corporate office, of the election to exchange the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of this Series A, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such exchange shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of this Series A to be exchanged, and the person or persons entitled to receive the shares of Common Stock issuable upon such exchange shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the exchange is in connection with a Change of Control, the exchange shall be conditioned upon the closing of the Change of Control transaction, in which event the persons entitled to receive the Common Stock upon exchange of the Series A shall be deemed to have been exchanged immediately prior to the closing of such transaction.

     (e) The Exchange Price of this Series A (the “Exchange Price”) shall be an amount determined as follows:

     (i) In the event of a Change of Control, an amount equal to the market value per share of the consideration to be received by the holders of the Common Stock in the Change of Control transaction, calculated on a fully diluted basis assuming that all of the Series A will be exchanged into shares of Common Stock prior to the closing of such transaction; such market value to be determined in good faith by the Board of Directors of the Corporation.

     (ii) In the event an active public trading market exists for the Common Stock, an amount equal to the closing price of the shares of Common Stock (or the average of the closing bid and asked prices if there is no closing price) on the business day prior to the date on which the holder of the shares of Series A to be exchanged gives notice of exchange to the Corporation.

     (f) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the exchange of the shares of this Series A, such number of its shares of Common Stock as shall from time to time be sufficient to effect the exchange of all outstanding shares of this Series A; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exchange of all then outstanding shares of this Series A, in addition to such other remedies as shall be available to the holder of such preferred stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Certificate of Incorporation.

     (g) Any notice required by the provisions of this Section 10 to be given to the holders of shares of this Series A shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

     Section 11. No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the exchange of any shares of this Series A. If more than one share of this Series A shall be surrendered for exchange at one time by the same holder, the number of full shares of Common Stock issuable upon exchange thereof shall be computed on the basis of the aggregate Stated Value of the shares of this Series A so surrendered. If the exchange of any share or shares of this Series A results in a fraction, an amount equal to such fraction multiplied by the fair market value of the Common Stock on the date of exchange shall be paid to such holder in cash by the Corporation.

     Section 12. No Charge for Exchange. The issuance or delivery of certificates for Common Stock upon the exchange of shares of this Series A shall be made without charge to the exchanging holder of shares of this Series A for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of this Series A exchanged; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of this Series A exchanged, and the Corporation shall not be required to issue or deliver such certificate unless or until the person or persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed as of the date first above written.

Capital Assurance Corporation

By:

Name:
Title: Secretary

EXHIBIT D

LEASE

BETWEEN

STANDARD MANAGEMENT CORPORATION

Landlord,

AND

STANDARD LIFE INSURANCE COMPANY OF INDIANA,

Tenant,

DATED: AS OF                 ,

Premises:

10689 N. Pennsylvania Street
Indianapolis, Indiana 46280

INDEX

Defined Term	Article / Section
Additional Rent	3.3
Alteration(s)	1.1
Building	Heading
Building Rules	13.1
Building Systems	1.1
Business Day	1.1
Business Hours	1.1
City	1.1
Commencement Date	Business Terms
Condemnation	1.1
Conference Rooms	13.3
Control	1.1
Damage	1.1
Deficiency	22.4
Employee	1.1
Encumbrance	1.1
Estoppel Certificate	16.3
Expiration Date	Business Terms
Extra Water	4.5
Fees-And-Costs	1.1
Fixed Rent	Business Terms
Government Entity	1.1
Hazardous Materials	1.1
HVAC	1.1
Indemnitees	1.1
Insurance Policy	10.3
Insurance Requirement	1.1
Interest Rate	1.1
Land	Heading
Landlord	Heading
Landlord’s Account	Business Terms
Landlord’s Affiliates	1.1
Law(s)	1.1
Lease	Heading
Lease Year	1.1
Legal Proceeding	1.1
Liability Limit	Business Terms
Lien	1.1
New Landlord	16.2
Non-Structural Alterations	1.1
Notice Addresses	Business Terms
Overtime Hours	1.1
Parking Lot	1.1
Permitted Use	Business Terms
Person	1.1
Premises	Heading
Project	1.1
Public Areas	1.1
Rent(s)	1.1
Rent Payment Address	Business Terms
Required Insurance	1.1, 10.1
Restoration	1.1
Senior Encumbrance	1.1
State	1.1

Defined Term	Article / Section
Telephone Room	2.2
Tenant	Heading
Term	Business Terms
Termination Notice	22.2
Utilities	1.1

          LEASE (this “Lease”) made as of this            day of           , 2005 between STANDARD MANAGEMENT CORPORATION, an Indiana corporation having an address at 10689 N. Pennsylvania Street, Indianapolis, Indiana 46280, (“Landlord”) and STANDARD LIFE INSURANCE COMPANY OF INDIANA, an Indiana life insurance company having an address c/o Capital Prospects, LLC, 100 Mallard Creek Road, Suite 197, Louisville, Kentucky 40207 (“Tenant”).

Introductory Statement

          Landlord is the owner of the building (the “Building”) located at 10689 N. Pennsylvania Street, Indianapolis, Indiana 46280 (the “Land”). Tenant desires to lease from Landlord, and Landlord is willing to lease to Tenant, the first floor computer room and the entire second floor in the Building (the “Premises”) as shown cross-hatched on Exhibit A hereto, upon the terms, covenants, conditions and provisions set forth below.

          This Lease consists of three parts:

Section 13. Business Terms
Section 14. General Lease Provisions
Section 15. Exhibits and Riders

          NOW, THEREFORE, in consideration of the rents and agreements set forth herein, and intending to be legally bound hereby, Landlord and Tenant agree as follows:

Business Terms

The following “Business Terms” shall have the following meanings in this Lease:

“Commencement Date”:	The date hereof.

“Expiration Date”:	The last day of the third Lease Year after the Commencement Date.

“Fixed Rent”:	$480,000 per year, payable in equal monthly installments of $40,000, from the Commencement Date through the end of the Third Lease Year.

“Term”:	The term of this Lease of three (3) years, commencing at 12:00 a.m. on the Commencement Date and expiring at 11:59 p.m. on the Expiration Date (or on such earlier date as this Lease may otherwise terminate in accordance with its terms, covenants, conditions, and provisions).

“Permitted Use”:	Executive, general, and administrative offices and related and ancillary uses for Tenant and Dixie National Life Insurance Company.

“Liability Limit”:	Three million dollars ($3,000,000).

“Notice Addresses”:

(a) for Tenant:

Standard Life Insurance Company of Indiana
c/o Capital Prospects, LLC
100 Mallard Creek Road, Suite 197
Louisville, Kentucky 40207
Attention: Mr. Bob Scott

(b) for Landlord:

Standard Management Corporation
10689 N. Pennsylvania Street
Indianapolis, Indiana 46280
Attention: Steve Coons, Esq.

“Rent Payment Address”:	Standard Management Corporation
10689 N. Pennsylvania Street
Indianapolis, Indiana 46280
Attention: Michael B. Berry

General Lease Provisions

Section 16. Certain Other Definitions.

(a) The following words and phrases shall have the following meanings wherever used in this Lease:

     “Alteration” means any and every alteration, addition, construction, improvement, or modification of or to the Premises and/or any and every installation in the Premises (including all fixtures, panelling, partitions, railings, wall coverings, and all electrical, mechanical, plumbing, heating, ventilating and air conditioning installations affixed or attached to the Premises).

     “Building Systems” means the plumbing, heating, ventilating, air conditioning, elevator, wiring, and electrical systems, installations, and facilities of the Building.

     “Business Day” means any day other than Saturday, Sunday or national holidays.

     “Business Hours” means 8 a.m. to 6 p.m. on Business Days.

     “City” means the municipality in which the Premises are located.

     “Condemnation” (or to “Condemn”) means any and every taking (whether temporary or permanent) for any public or quasi-public purpose, by any Government Entity by exercise of condemnation or eminent domain (or any transfer or conveyance by agreement in lieu thereof).

     “Control” (or, in context, “Controlling” or “Controlled by”) means the ownership of more than fifty per cent (50%) of the common stock of a corporation or of the beneficial ownership of an unincorporated enterprise.

     “Damage” means any and all damage or destruction resulting from fire or other casualty.

     “Employee” means an officer, director, employee, partner, agent, contractor, subcontractor, or representative.

     “Encumbrance” means any and every lease, security interest, charge, covenant, restriction, lien, mortgage, or other encumbrance of any kind whatsoever.

     “Fees-And-Costs” means documented actual and reasonable fees and expenses of attorneys, accountants, architects, engineers, expert witnesses, contractors, consultants and other Persons and costs of transcripts, printing of briefs and records, copying, and other reimbursable expenses charged by any of the foregoing.

     “Government Entity” means the United States, the State, the City, and any and every other agency, department, commission, rule-making body, bureau, instrumentality and/or political subdivision of government of any kind whatsoever, now existing or hereafter created, now or hereafter having jurisdiction over the Premises, the Land, the Building, and/or the use, occupancy, possession, operation and/or maintenance of the Premises, the Land and/or the Building.

     “Hazardous Materials” means any materials, substances, fluids, chemicals, gases, or other compounds the presence, use, storage, emission, drainage, leakage, effusion, modification, or disposition of which is prohibited by law or subject by law to specific procedures, controls, or restrictions, or which are otherwise deemed toxic, poisonous, or unsafe. However, “Hazardous Materials” shall not include minor quantities of substances which are used legally in the ordinary course of a business use for office purposes.

     “HVAC” means the heating, ventilating, and air conditioning equipment servicing the Premises, whether located within the Premises, on the roof of the Premises, or otherwise outside of the Premises.

     “Indemnitees” means Landlord, Landlord’s Affiliates, and each holder of a Senior Encumbrance.

     “Insurance Requirement” means any rule, regulation, code, or other requirement issued by any fire insurance rating bureau or any body having similar functions and/or any insurance company which has issued a policy of insurance covering the Premises, the Land and/or the Building, as in effect from the date of this Lease through the Expiration Date.

     “Interest Rate” means a rate per annum equal to the lesser of (a) 4% above the so-called “prime rate” published in the New York City edition of The Wall Street Journal from time to time (or, if such rate shall cease to be published, any similar rate which is publicly announced from time to time by any bank in New York City having total assets in excess of $500 million designated by Landlord in writing); or (b) the maximum rate of interest, if any, which Tenant may legally contract to pay in the State on the applicable obligation.

     “Landlord” means only the owner (or mortgagee in possession) of the Building for the time being.

     “Landlord’s Affiliates” means (i) any corporation Controlling Landlord and any parent corporation Controlling the same (whether directly or indirectly); (ii) any corporation Controlled by Landlord and any corporation Controlled by the same (whether directly or indirectly); (iii) any Person which acquires substantially all of the assets of Landlord or any corporation into which Landlord may be merged or with which Landlord may be consolidated; and (iv) all Employees of Landlord and of every corporation referred to in (i), (ii) and (iii) above.

     “Law” or “Laws” means each and every law, rule, regulation, order, ordinance, statute, requirement, code, or executive mandate of any kind whatsoever, present or future, issued by any Government Entity applicable to or affecting the Premises, the Land, the Building, and/or the use, occupancy, possession, operation, and/or maintenance of the Premises, the Land and/or the Building.

     “Lease Year” means a period of twelve (12) consecutive months during the Lease Term commencing on the Commencement Date; and “Partial Lease Year” means that portion of the Lease Term occurring after the Commencement Date and ending prior to the commencement of the first full Lease Year or occurring after the end of the last full Lease Year and through the Expiration Date (or any earlier date on which this Lease may otherwise terminate in accordance with its terms, covenants, conditions, and provisions).

     “Legal Proceeding” means every action, litigation, summary proceeding, arbitration, administrative proceeding, and other legal or equitable proceeding of any kind whatsoever.

     “Lien” means any and every lien of any kind whatsoever for the furnishing (or alleged furnishing) of (or on account of) labor, materials, services, facilities, or any other things whatsoever.

     “Non-Structural Alterations” means painting, wallpapering, the installation of carpeting, bookcases, shelves, partitions, non-load bearing walls, paneling, furniture or moveable fixtures, or the hanging of pictures or other decorative items which can be removed without permanent damage to the applicable surface, or computer/telecommunications wiring or re-wiring within the Premises which does not affect Building Systems.

     “Overtime Hours” means hours other than Business Hours.

     “Parking Lot” means the parking lot on the Land adjacent to the Building and owned by Landlord and designated by Landlord for common use by tenants and occupants of the Building and their invitees.

     “Person” means an individual person, corporation, partnership, trust, joint venture, proprietorship, estate or other incorporated or unincorporated enterprise, entity, Government Entity, or organization of any kind whatsoever.

     “Project” means the Building and all Public Areas.

     “Public Areas” means those areas of the Building which are not leased to tenants and which are available for common use of tenants, occupants, and their invitees, including (if any), lobby, loading docks and areas, delivery areas, elevators (including freight elevators), escalators, hallways, pedestrian sidewalks, landscaped areas, stairways, lights and lighting facilities, sanitary systems restrooms, Utility installations, the Parking Lot and facilities, café/cafeteria and exterior courtyard adjacent thereto, and other areas and improvements provided by Landlord for common use or benefit.

     “Rent” or “Rents” means, collectively, Fixed Rent and Additional Rent.

     “Required Insurance” means the insurance coverage required to be provided by Tenant under Article 10.

     “Restoration” (or “Restore”) means and includes any and all repairs, additions, restorations, rebuilding, construction, alterations, improvements and replacements of every kind (whether structural or otherwise).

     “Senior Encumbrance” means: (a) any and every mortgage now a lien, or hereafter becoming a lien, upon the Land or the Building; and (b) any lease presently or hereafter in effect between Landlord, as lessee or tenant, and any owner of the Land or the Building, which covers or includes the Premises.

     “State” means the State of Indiana.

     “Utilities” means gas, water (including water for domestic uses and fire protection), sewer, electricity, light, heat, power, telephone, and telecommunications, data transmission, water filtration service, other utilities of every kind.

     Certain other words and phrases are defined elsewhere in this Lease and/or the Exhibits hereto.

(b) Wherever used in this Lease,

     (i) the words “include” or “including” shall be construed as incorporating “but not limited to” or “without limitation”;

     (ii) the phrase “at Tenant’s expense” means at the sole and exclusive expense of Tenant, who shall be responsible for all costs involved in, or associated with, the applicable matter; and

     (iii) the phrase “in Landlord’s judgment” means in Landlord’s sole and exclusive discretion and judgment.

(c) Wherever this Lease imposes any obligation upon Tenant, or provides that Tenant shall be responsible for any action or matter, this Lease shall be construed to mean that Tenant shall perform or undertake the matter at Tenant’s expense, unless expressly specified otherwise.

Section 17. Term; Commencement Date; Access.

(a) Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Premises for the Term.

(b) Landlord hereby grants Tenant (and its employees and contractors) a non-exclusive license for the Term to use the telephone switch room located on the first floor of the Building (the “Telephone Room”) for maintenance of Tenant’s telephone switch(es) and related equipment.

(c) Tenant shall have access to the Premises and the Telephone Room 24 hours per day, seven days per week.

(d) Landlord shall provide Tenant’s officers and employees with a key, card key, access code or other type of access to the Building, the Premises, the computer room and the Telephone Room and shall maintain such access system in good repair. Landlord shall program the elevator to restrict access to the second floor of the Building to officers and employees of Tenant and other authorized persons designated by Tenant who are holders of card keys which are programmed to provide access to the Premises. Landlord shall also provide a receptionist in the lobby of the Building during Business Hours to receive and direct Tenant’s guests and shall use reasonable efforts to restrict access to the second floor of the Building as directed by Tenant. Landlord shall not grant access to the Premises to other tenants or occupants of the Building (other than Building maintenance and management personnel).

Section 18. Fixed Rent.

(a) Tenant agrees to pay Fixed Rent to Landlord, without notice or demand, in equal monthly installments in advance on the first day of each and every calendar month during the Term. Tenant shall pay the first monthly installment of Fixed Rent upon execution of this Lease.

(b) If the Commencement Date falls on any day other than the first day of a calendar month, the installment of Fixed Rent for such calendar month shall be prorated on a per diem basis (and Tenant shall pay such pro-rated installment on the Commencement Date).

(c) Tenant agrees to pay as additional rent (“Additional Rent”) all sums of money, costs, expenses, charges, interest, or fees of every kind or amount whatsoever, other than Fixed Rent, which Tenant has assumed or agreed to pay to Landlord, or which otherwise may become due and payable by Tenant, under this Lease. Additional Rent shall not include, and Tenant shall not be responsible for, any payments on account of real estate taxes or operating expenses for the Building. Unless otherwise specified, Tenant shall pay all Additional Rent within ten (10) days after Landlord’s demand. Landlord shall have the same rights (and remedies) under this Lease for Tenant’s failure to pay any Additional Rent as for Tenant’s failure to pay Fixed Rent.

(d) Tenant shall pay Fixed Rent and all Additional Rent in lawful money of the United States by unendorsed check payable to Landlord drawn on a bank located within the continental United States.

(e) Tenant shall pay Fixed Rent and all Additional Rent to Landlord at the Rent Payment Address or at such other place as Landlord may designate by notice to Tenant from time to time.

(f) Tenant shall pay all Fixed Rent and Additional Rent promptly when due and payable, without notice or demand, and without offset, deduction, credit, abatement, or counterclaim of any kind or for any reason whatsoever unless, however, specifically permitted elsewhere in this Lease.

(g) If Tenant fails to pay any installment of Fixed Rent or any amount of Additional Rent for more than ten (10) days after the same is due, Tenant shall pay, with the delinquent sum, (a) a late charge equal to 5% of such delinquent installment and (b) interest thereon at the Interest Rate from the date when due through the date of payment.

(h) If Tenant fails to make any payment required by this Lease (other than Fixed Rent), or if Tenant fails to keep or perform any other term, covenant, condition or provision of this Lease, or if this Lease provides in any case that Landlord may take certain actions at Tenant’s expense, Landlord may (at Landlord’s election) make any such payment and/or take such action as Landlord deems necessary or desirable (in Landlord’s judgment) to perform and fulfill such term, covenant, condition or provision. In any such event, Tenant agrees to reimburse Landlord, upon demand, for any such payment, and/or for all amounts so paid or incurred by Landlord (including all Fees-And-Costs), together with interest on each such amount at the Interest Rate from the date of Landlord’s demand.

(i) If any Fixed Rent or any Additional Rent shall be or become uncollectible by virtue of any Laws, Tenant shall enter into such agreement or agreements and take such other action as Landlord may request to permit Landlord to collect the maximum Fixed Rent and Additional Rent which may, from time to time during the continuance of such restriction, be legally permissible (but not in excess of the amounts due under this Lease). Upon the termination of such restriction, (a) Fixed Rent and Additional Rent shall become payable in accordance with the terms of this Lease and (b) Tenant shall pay Landlord, if legally permissible, an amount equal to the Fixed Rent and Additional Rent which would have been payable hereunder but for the restriction, less the amounts paid by Tenant to Landlord during the period that such rent restriction was in effect.

Section 19. HVAC; Building Systems.

(a) Landlord shall provide, maintain and repair the Building Systems.

(b) Landlord shall furnish HVAC to the Premises during Business Hours via the Building Systems. At Tenant’s request, Landlord shall furnish HVAC to the Premises during Overtime Hours, at no additional cost to Tenant, provided Tenant requests such service before 3:00 p.m. on the day for which service is requested (or by 3:00 p.m. on the preceding Business Day if service is requested for a day other than a Business Day).

(c) Landlord shall provide passenger elevator service to the Premises on Business Days during Business Hours. Landlord shall have one passenger elevator subject to call at other times. Elevator service shall be on a non-exclusive basis and shall be subject to temporary cessation for ordinary repair and maintenance and during times when life safety systems override normal building operating systems.

(d) There shall be one freight elevator on call on a “first come”, “first served” basis during Business Hours and Overtime Hours, at no additional cost to Tenant, subject to temporary cessation for ordinary repair and maintenance and during times when life safety systems override normal building operating systems and further subject to the Building Rules and Regulations.

(e) Landlord shall furnish water to the Premises for ordinary lavatory, drinking, pantry and space cleaning purposes. If Tenant uses water for other purposes or excessive quantities (“Extra Water”), Tenant shall pay Landlord’s actual cost for Extra Water.

(f) Tenant shall not discharge (or allow discharge of) foreign or Hazardous Materials into the water or sewer systems of the Building or in violation of Laws.

(g) Landlord shall cause janitorial services to be provided to the Premises, at no additional cost to Tenant, in a manner that Landlord reasonably deems to be consistent with the standards of comparable office buildings in the market area of the Building.

(h) Tenant shall notify Landlord in writing, promptly after learning of the same, of defects or problems in the Building Systems or in services to be furnished by Landlord under this Lease.

(i) Landlord shall make available to Tenant space in the Building directory in the lobby on terms reasonably acceptable to Landlord.

(j) Landlord represents and warrants that the electrical power currently supplied to the Premises via the Building Systems is adequate to continue the current level of operations and use of the Premises. To the extent the services described in this Article 4 require electricity and water supplied by public utilities, Landlord’s covenants thereunder shall only impose on Landlord the obligation to use its reasonable efforts to cause the applicable public utilities to furnish same, provided however, that Landlord shall permit Tenant to use all of the then existing Building Systems, feeders, risers, wiring, and pipes to receive such services. Except for the willful misconduct or negligence of Landlord and as set forth in Section 4.11 below, failure by Landlord to furnish the services described herein, or any cessation thereof, shall not render Landlord liable for damages to either person or property, nor be construed as an eviction of Tenant, nor work an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. In addition to the foregoing, should any of the equipment or machinery, for any cause, fail to operate, or function properly, Tenant shall have no claim for rebate of rent or damages on account of an interruption in service occasioned thereby or resulting therefrom; provided, however, Landlord agrees to use reasonable efforts to promptly repair said equipment or machinery and to restore said services during normal business hours.

(k) Notwithstanding anything to the contrary in this Lease, however, if the Premises, or any portion thereof, shall be rendered untenantable due to Landlord’s failure to perform its obligations under this Lease and/or provide the services required hereunder for any reason within Landlord’s reasonable control for a period of five consecutive Business Days or more, then the Fixed Rent and Additional Rent payable hereunder shall be abated until the date upon which the condition causing the untenantability is cured and the Premises is restored to substantially the same condition as it existed, or if applicable, the date of restoration of substantially the same level of service, prior to the occurrence of the condition which rendered the Premises (or portion) untenantable; and provided, further, that if, for any reason whatsoever (including Landlord’s actions or failure to perform and/or force majeure) (i) a substantial portion of the Premises shall be rendered untenantable and Tenant is entitled to an abatement pursuant to the above and the same continues for forty-five (45) days after Landlord received notice of such untenantable condition (except due to Damage, in which event the provisions of Article 14 shall govern), then Tenant shall be entitled to terminate this Lease, by giving Landlord written notice of its election to terminate within ten (10) days after the expiration of said forty-five (45) day period (time being of the essence).

Section 20. Use.

(a) The Premises shall be occupied and used by Tenant solely and exclusively for the Permitted Use, and Tenant shall not use or permit or suffer the use of the Premises for any other purpose whatsoever.

(b) Tenant agrees that Tenant:

(i) will not permit the use of any part of the Premises for any unlawful purpose;

     (ii) will not permit the Premises to be used for disreputable or pornographic purposes or for activities which would be deemed obscene under applicable Laws; or

     (iii) will not cause or allow any waste, disfigurement or damage, to the Premises.

Section 21. Compliance with Laws and Insurance Requirements.

(a) At Tenant’s expense, Tenant shall comply with all Laws and Insurance Requirements, applicable during the Term, except however to the extent such Laws and Insurance Requirements relate to Landlord’s obligations under this Lease and such compliance requires repairs or Alterations to the Premises.

(b) To the extent permitted by Law, Tenant may in good faith contest, at Tenant’s expense and by appropriate proceedings, the validity or effect of any Law.

(c) Notwithstanding Section 6.2, Tenant shall not use or occupy the Premises in violation of the certificate of occupancy issued for the Premises. If any Government Entity shall give notice that the Premises are being used in violation of such certificate of occupancy, Tenant shall, upon five (5) days written notice from Landlord, discontinue such use of the Premises.

Section 22. Alterations and Installations.

(a) Tenant shall not undertake any Alteration, whether voluntarily or in connection with a Restoration required by this Lease, unless Tenant complies with this Article.

(b) Tenant shall not commence any structural Alteration without Landlord’s prior written consent. Notwithstanding the foregoing, however, Landlord’s consent shall not be required for any Non-Structural Alteration provided that the cost of performing such non-structural alteration shall not exceed $25,000.00 and shall not cause the aggregate of all such alterations in any 12-month period to exceed $50,000.00.

(c) Landlord will not unreasonably withhold or delay consent to an Alteration (when such consent is required) except, however, with regard to any Alteration which will:

     (i) alter or affect the proper functioning of the Building Systems or the structure, facade, roof, or foundation of the Building;

     (ii) detract from the use or character of the Premises;

     (iii) require amendment of any certificate of occupancy for the Premises; or

     (iv) require the consent of any insurer under any Required Insurance or any other policy of insurance covering the Premises or the holder of a Senior Encumbrance.

(d) With respect to every Alteration (except with regard to Non-Structural Alterations), Tenant shall cause all necessary designs, plans and specifications for a proposed Alteration to be prepared at Tenant’s expense by an architect (or engineer, if appropriate) licensed by the State and shall submit the same to Landlord for Landlord’s review. With respect to every Alteration (except with regard to Non-Structural Alterations not requiring Landlord’s consent), such designs, plans and specifications shall be subject to Landlord’s written approval which Landlord will not unreasonably withhold or delay. Landlord’s approval (if given) shall not imply that the Alteration is properly designed or complies with Laws.

(e) With respect to every Alteration:

     (i) Tenant shall procure or cause to be procured all permits, approvals, consents, licenses and filings of any kind required by Laws;

     (ii) Tenant shall obtain (and pay any additional costs for) the consent of any insurer to such Alteration if such consent is required to keep any Insurance Policy in full force and effect;

     (iii) Tenant shall undertake, prosecute, and complete all work in connection with the Alteration continuously and expeditiously and in a good and workerlike manner;

     (iv) Any contractor employed by Tenant (and all subcontractors) shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, delayed or conditioned, and shall agree to employ only such labor as will not result in jurisdictional disputes or strikes or cause disharmony with other workers employed at the Building.

     (v) Tenant shall pay each contractor, as the work progresses, the entire cost of supplying the materials and performing the work shown on Tenant’s approved plans and specifications for an

Alteration, subject to a reasonable retainage (and to resolution of disputes provided that no liens are filed against the Premises).

     (vi) Tenant shall cause the Alteration to be installed or constructed in compliance with Laws.

     (vii) Tenant agrees that each Alteration will:

     (a) be of good quality and free from faults and defects, latent or otherwise;

     (b) be free of Liens;

     (c) conform to the plans and specifications approved by Landlord; and

     (d) be fit for the intended use and purpose.

     (viii) Tenant and Tenant’s contractors shall allow access for inspection by Landlord’s representatives at all reasonable times.

     (ix) Tenant shall obtain all necessary asbestos certifications (if any) and comply with all Laws regarding the removal, handling, or treatment of Hazardous Materials in connection with any Alteration.

     (x) With respect to any Alteration, Tenant shall pay Landlord, upon demand, Fees-And-Costs incurred by Landlord for review by architects and/or engineers of Tenant’s Alteration plans.

(f) Landlord shall not be responsible for any labor or materials furnished to Tenant or for delays of any kind experienced by Tenant’s contractors or subcontractors. No Lien for any labor, materials, or other services or things furnished to Tenant shall attach to or affect Landlord’s estate or interest in the Premises. Tenant agrees to discharge, at Tenant’s expense (whether by payment, bonding, or otherwise) every Lien filed against the Premises for work or materials claimed to have been furnished to Tenant, within thirty (30) days after receiving notice thereof. Tenant shall require that all contractors and subcontractors engaged in connection with Tenant’s Alterations indemnify the Indemnitees against any and all loss, cost, liability, claim, damage, or expense (including Fees-and-Costs) paid or incurred by any Indemnitee, or asserted against any Indemnitee, for bodily injury, disease, or death to persons, or damage to property, by reason of the acts or omissions of Tenant or Tenant’s contractors or subcontractors or by reason of their failure to comply with Laws.

Section 23. Fixtures and Equipment; Tenant’s Property.

(a) Any Alterations made and installed by Landlord (or at Landlord’s expense) shall be Landlord’s property and shall remain upon the Premises (and be surrendered by Tenant) at the end of the Term.

(b) All Alterations made and installed by Tenant (or at Tenant’s expense) in or upon the Premises which are of a permanent nature and cannot be removed without damage to the Premises shall become Landlord’s property and shall remain upon (and be surrendered by Tenant) at the end of the Term. However, except to the extent as Landlord may have otherwise agreed in writing, Landlord shall have the right, by written notice given to Tenant to require Tenant to remove any of such Alterations and, in such event, Tenant will remove the same and restore the Premises to its original condition prior to the Expiration Date, excepting only ordinary wear and tear. In addition, at Landlord’s option, Tenant shall also be responsible for removing all wires and cables installed by Tenant in the Premises and other portions of the Building to serve Tenant’s telecommunications and computer systems in the Premises and the removal of such wires and cables shall be effected by Tenant without damage to the Building and without interference with the business or operations of Landlord or any other tenant of the Building.

(c) Tenant shall have the right during the Term to use any and all furniture, furnishings, trade fixtures and equipment in the Premises as of the Commencement Date. All furniture, furnishings, trade fixtures and equipment otherwise furnished by Tenant or at Tenant’s expense shall be the property of Tenant which Tenant shall remove prior to the Expiration Date.

(d) If any Alterations or other property which Tenant may or must remove under Sections 8.2 or 8.3 are not removed prior to the expiration or termination of this Lease for any cause whatsoever or upon the Tenant being dispossessed by process of law or otherwise, such alterations, effects, personalty and equipment shall, at Landlord’s option, be deemed conclusively to be abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without written notice to Tenant or any other party and without obligation to account for them. Tenant shall pay Landlord on demand any and all expenses incurred by Landlord in the removal of such property, including, without limitation, the cost of repairing any damage to the Building caused by the removal of such property and storage charges (if Landlord elects to store such property).

(e) Tenant shall repair all damage to the Premises resulting from the installation, moving, or removal of any property (or shall reimburse Landlord, upon demand, for Landlord’s cost of repairing any such damage if Tenant fails to do so). This Section shall survive any termination of this Lease.

Section 24. Maintenance; Repairs.

(a) Except for obligations of Landlord specifically set forth in this Lease, Tenant shall maintain the Premises in a good, clean, safe, sanitary, and orderly condition.

(b) Landlord shall maintain: (a) the lobby and other Public Areas of the Building and the exterior of the Building in good, clean and orderly condition (reasonable wear, tear and obsolescence excepted); and (b) the Building Systems in good working order and repair.

(c) Any work or repairs by Tenant required or permitted with respect to the Premises under this Lease shall be of good quality. If Tenant fails to make any such required repairs within a reasonable time after written notice from Landlord (not to exceed thirty (30) days), or to promptly commence and diligently prosecute such repairs within a reasonable time if the same cannot be completed within thirty (30) days, Landlord may (but shall not be obligated to) effect the repairs at Tenant’s expense and collect the cost thereof, upon demand, as Additional Rent, with interest at the Interest Rate from the date of Landlord’s payment.

(d) Tenant shall Restore promptly all Damage or injury to the Premises caused by the acts or omissions of Tenant or Tenant’s Employees or invitees.

(e) Tenant shall not place a load upon any floor of the Premises exceeding the floor load which such floor was designed to carry and which is allowed by Laws. Business machines and mechanical equipment used by Tenant which cause vibration, noise, cold or heat shall be placed and maintained by Tenant in settings of cork, rubber or spring-type vibration eliminators sufficient to absorb and prevent such vibration or noise, or prevent transmission of such cold or heat.

Section 25. Required Insurance.

(a) At Tenant’s expense, Tenant shall secure and keep in force the following “Required Insurance” at all times during the Term:

     (i) commercial liability insurance (including contractual liability coverage recognizing this Lease) covering the Premises and Tenant’s occupancy thereof, with coverage limits not less than the Liability Limit; and

     (ii) “all-risk” insurance protecting against all risk of physical loss or damage to Tenant’s personal property, in amounts not less than the actual replacement cost of Tenant’s trade fixtures, furnishings, wall coverings, floor coverings, drapes, computers and other equipment and other personal property located within the Premises.

(b) Landlord, at its expense, shall secure and keep in force at all times during the Term, “all-risk” casualty insurance, on an extended coverage basis, protecting against all risk of physical loss or Damage to the Premises and the Building from fire, windstorm, and other casualties customarily covered by risk insurance, in an amount at least equal to the full replacement value of the Building.

(c) All Required Insurance shall be evidenced by valid and enforceable policies issued by companies licensed to do business in the State. (Each policy providing Required Insurance is referred to in this Lease as an “Insurance Policy”.) All Insurance Policies shall name Landlord the holder of every Senior Encumbrance and such other parties reasonably designated by Landlord as an additional insured. Tenant shall furnish Landlord, within thirty (30) days after the date of this Lease and thereafter at Landlord’s request from time to time, with original insurance certificates or copies of original policies evidencing such coverage. The minimum limits of the comprehensive general liability policy of insurance shall in no way limit or diminish Tenant’s liability under Article 23 of this Lease. All Required Insurance shall be written on the “occurrence”, and not on the “claims made”, basis.

(d) Each Insurance Policy shall provide that the insurer shall not cancel or amend such Insurance Policy, or reduce any coverage, without thirty (30) days’ prior written notice to Landlord (whether or not such provision is obtainable only by payment of an additional premium).

(e) All policies of insurance carried by Landlord and Tenant shall include, if available without additional premium, a waiver by the insurer of all rights of subrogation against Landlord or Tenant in connection with any loss or damage thereby insured against. Neither party (nor its agents, Employees or guests) shall be liable to the other for loss or damage caused by any risk covered by such insurance, to the extent that policies are obtainable with such waiver of subrogation. If insurance policies with such waivers are available only at extra premium, the insured party will give written notice to the other, who may pay the extra premium for such waiver within thirty (30) days after the giving of such notice; and the insured party will then secure the waiver of subrogation. If the release of either Landlord or Tenant in this Section contravenes any law respecting exculpatory agreements, the party purportedly released hereunder shall not be released; but such party’s liability shall be secondary to that of the other party’s insurer.

(f) Prior to the Commencement Date, Tenant shall deliver to Landlord certificates or, at Landlord’s request, copies of the original policies, evidencing that all Required Insurance shall be in full force and effect as of the Commencement Date. Tenant shall cause each of its contractors to comply with this Section 10.6 prior to entry upon the Premises for the purpose of performing any work.

(g) Thirty (30) days prior to the expiration of any Insurance Policy, Tenant shall deliver to Landlord certificates or, at Landlord’s request, original policies evidencing renewal or replacement of such Insurance Policy. If Tenant fails to deliver such certificates or pay the premiums, Landlord may procure and pay for the renewal or replacement policies after ten (10) days’ notice to Tenant. Any such payments by Landlord shall constitute Additional Rent due and payable by Tenant upon demand, with interest at the Interest Rate from the date of Landlord’s payment.

(h) Tenant and Landlord shall cooperate with each other and with the holders of any Senior Encumbrances in connection with collection of any insurance monies.

(i) Tenant shall not do or permit to be done any act or thing upon the Premises which will invalidate or contravene any Insurance Policy or be in conflict with any Insurance Requirements, or prevent Landlord from obtaining insurance, or increase the rate of fire insurance applicable to the Building; and Tenant shall neither do nor permit to be done any act or thing upon the Premises which will or might subject Landlord to any liability or responsibility for injury to any Person or to property.

(j) Tenant shall reimburse Landlord, as Additional Rent upon demand, for all increases of Landlord’s insurance premiums resulting from violations of Tenant’s obligations under Section 10.9. In any Legal Proceeding involving the cost of insurance, a schedule or “make-up” of rates issued by the body making insurance rates for the Premises shall be presumptive evidence of the items and charges taken into consideration in fixing the insurance rates then applicable to the Premises.

(k) Except to the extent resulting or arising from Landlord’s negligence, Landlord and Landlord’s Affiliates shall not be liable for, and Tenant waives all claim for, any injury or damage to Persons or property resulting from any equipment or appurtenances in disrepair, Landlord’s failure to keep the Building and Premises in repair, fire, explosion, falling plaster, broken glass, steam, gas, electricity, water, wind, rain, snow or other natural elements, or leaks from any part of the Building, or from the pipes, appliances, tanks, plumbing, roof, street, or subsurface, or the backing up of any sewer pipe or drain downspout, or from any other place, or by dampness or steam, or from theft or other criminal activity, or from the acts or omissions of other tenants or occupants or owners of nearby properties, or any other cause of whatsoever nature (excluding however, any of the foregoing resulting directly from elective work in the Premises performed by Landlord or Landlord’s contractors).

Section 26. Damage; Restoration.

(a) Tenant shall notify Landlord in writing of any Damage to the Premises or the Building promptly after Tenant learns of the same.

(b) In event of Damage to the Building or the Premises, Landlord shall Restore the Damaged area and repair or replace Landlord’s personal property in the Premises as nearly as possible to the value, condition and character of the same immediately before the Damage, subject, however, to Sections 9.4 and 11.3.

(c) If the Building is so Damaged (whether or not the Premises are Damaged) as to require, for Restoration, a reasonably estimated expenditure of more than 30% of the value of the Building as actually insured under Landlord’s insurance policies immediately prior to such Damage, and Landlord elects not to Restore the Building, Landlord may terminate this Lease by notice to Tenant within 120 days after the date of such Damage.

(d) In event of Damage to the Building or the Premises, if Landlord is obligated to repair the same under Section 11.2 but has not completed the required repairs within 270 days after the date of such Damage and if the Damage has deprived (and then continues to deprive) Tenant of reasonable access to the Premises or the use and enjoyment of more than 10% of the Premises, Tenant may terminate this Lease by written notice to Landlord given within 30 days after the end of such 270 days.

(e) If Landlord or Tenant terminates this Lease pursuant to Section 11.3 or 11.4, this Lease shall expire as of the date of Landlord’s or Tenant’s notice, as if such date were the Expiration Date. Upon such date, Tenant shall quit, surrender and vacate the Premises as if upon expiration of the Term; and all Rents shall be apportioned as of such date (subject to Section 11.6).

(f) If the Premises become unusable by Tenant for more than five consecutive Business Days from Damage to the Premises or the Building (except any Damage caused by the acts or omissions of Tenant or its Employees or invitees), Tenant shall receive an abatement of Fixed Rent and Additional Rent from the date of the Damage to the date when such Damage is Restored. Such abatement shall be proportional to the ratio which the square footage of the Damaged area of Premises bears to the total square footage of the Premises.

(g) This Article shall be considered an express agreement governing Damage to the Premises and/or the Building; and (to the extent permitted by law) any statute purporting to govern in such cases, now or subsequently in force, shall have no application under this Lease.

Section 27. Condemnation.

(a) If the entire Premises is Condemned or taken in Condemnation, this Lease shall terminate and expire as of the effective date of such Condemnation.

(b) If more than 15% of the usable area of the Land on which the Building has been constructed (excluding adjacent Land not necessary to the operation or maintenance of the Building), the Parking Lot, and/or the Building shall be Condemned (whether or not the Premises are Condemned), Landlord may terminate this Lease by notice to Tenant within 90 days after the effective date of such Condemnation; and this Lease shall terminate on the date specified in Landlord’s notice (which shall be at least 60 days after the date of such notice).

(c) Subject to Section 12.2, if part (but not all) of the Premises is Condemned, this Lease shall terminate with respect only to the portion of the Premises so Condemned, as of the effective date of such Condemnation. In all other respects this Lease shall remain in effect except that Rents shall be reduced, after such date, in the proportion which the square footage of the area so Condemned bears to the Premises.

(d) Notwithstanding Section 12.3, if more than 10% of the Premises is Condemned, or if there is a Condemnation of a substantial part of the means of access to the Premises, Tenant may terminate this Lease by notice to Landlord given within 90 days after the effective date of such Condemnation; and this Lease shall terminate 30 days after the giving of Tenant’s notice.

(e) In event of any Condemnation of the Land, the Building or the Premises, whether or not this Lease terminates, Landlord shall be entitled to the entire award and compensation, without deduction for any estate vested in Tenant by this Lease (or any value attributable thereto). Tenant hereby assigns to Landlord Tenant’s entire interest (if any) in or to any such award and compensation (other than Tenant’s claim for statutory moving expenses, if any); and Tenant agrees to execute and file, at Landlord’s expense, all documents and instruments necessary or desirable to facilitate Landlord’s collection of such award and compensation.

(f) If this Lease terminates in whole or in part under this Article, the effect shall be the same (as to the affected portion of the Premises) as if the date of such Condemnation were the Expiration Date; and Rents shall be apportioned as of such date.

Section 28. Public Areas; Conference Rooms; Parking Lot.

(a) The Public Areas shall be subject to Landlord’s management. Landlord may establish, amend, and enforce reasonable rules concerning the Public Areas and the Premises (the “Building Rules”) from time to time. The current Building Rules are attached hereto as Exhibit C. Any modifications, amendments or additions to the Building Rules shall be subject to Tenant’s reasonable approval.

(b) Tenant and its Employees and invitees shall have the non-exclusive right, in common with Landlord (and others to whom Landlord has granted or may in the future grant rights), to use the Public Areas subject to the Building Rules and Landlord’s rights as set forth above. Landlord may close any Public Areas temporarily at any time to make repairs or changes, to prevent the acquisition of public rights, and for other reasonable purposes.

(c) Tenant shall have the right to use the conference rooms located on the first floor of the Building (the “Conference Rooms”) subject to availability during Business Hours and Overtime Hours for a reasonable fee to be agreed to between Landlord and Tenant. Landlord and Tenant agree that the initial fee for using each room shall be $100.00 per room per day or any portion of such day. Tenant shall have the right to use the café/cafeteria in the Building for Tenant’s exclusive use for special events subject to availability during Overtime Hours for a reasonable fee to be agreed to between Landlord and Tenant. Landlord and Tenant agree that the Initial Fee for such use of the café/cafeteria shall be $200.00 per day or any portion of such day. Tenant shall cause such areas to be cleaned and restocked, as necessary, promptly after the completion of Tenant’s use thereof at Tenant’s sole cost expense. In the event that Tenant fails to comply with the terms of this Section 13.3 and such other reasonable rules and regulations of Landlord relating to the use of such areas, Landlord shall be permitted to terminate Tenant’s use rights of such areas under this Section 13.3 only.

(d) Tenant and its employees, guests, and invitees shall have the nonexclusive right to use up to 120 parking spaces in the Parking Lot. Notwithstanding anything to the contrary in this Lease, Landlord agrees that during the Term, the Parking Lot shall be operated on a “first come”, “first served” basis and that Landlord shall not create “reserved” parking spots in the Parking Lot in addition to those spots currently designated as “reserved”.

(e) Tenant agrees and acknowledges that Landlord shall not have any obligation to continue operation of the café/cafeteria or to otherwise provide any food service facilities or services at the Building and that Tenant shall have no claim whatsoever against Landlord or any other policy in the event of the cessation of such operation.

Section 29. Signs.

(a) Tenant shall have the right to install and maintain at Tenant’s expense a panel on the pylon sign on the Land identifying the occupant(s) of the Premises. Landlord shall have the right to approve the location, materials, dimensions, and design of such signage which approval shall not to be unreasonably withheld or delayed.

Section 30. Landlord’s Access to Premises; Related Matters.

(a) Tenant shall permit Landlord to erect, use and maintain pipes, ducts and conduits in and through the Premises, provided the same are installed adjacent to or concealed behind walls and ceilings of the Premises. To the extent reasonably practicable, Landlord shall install such pipes, ducts and conduits by methods and in locations which will not materially interfere with or impair Tenant’s layout or use of the Premises.

(b) Landlord shall be allowed to bring into and store upon the Premises all necessary materials, equipment, tools, facilities, and supplies to be used for any work permitted or required under this Lease without the same constituting an actual or constructive eviction of Tenant; and Rents shall not abate while said repairs or alterations are being made except as otherwise provided in this Lease. Landlord shall exercise reasonable diligence to minimize disturbance to Tenant during any such work but need not perform any work on an overtime or premium pay basis.

(c) Landlord reserves the right, without the same constituting an actual or constructive eviction and without incurring liability to Tenant, to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, if any, stairways, toilets and/or other public parts of the Building, if any; provided, however, that there shall be no obstruction of access to the Premises or interference with Tenant’s use or enjoyment of the Premises.

(d) Tenant authorizes Landlord and Landlord’s Employees to enter the Premises during Business Hours on at least 24 hours prior notice (provided that such prior notice shall not be required in emergency situations) (a) to inspect the Premises; and/or (b) to perform any maintenance or to make any repairs, alterations, or improvements which Landlord deems necessary to the Premises or which are otherwise permitted under this Lease (including any work required under Article 9 which Tenant has failed to perform or make). Landlord shall not enter the Premises unless accompanied by a representative of Tenant except in case of emergency.

(e) Landlord shall repair any damage to property caused by willful acts or gross negligence of Landlord or Landlord’s Employees.

(f) Tenant agrees to permit Landlord and/or any Employee of Landlord to enter the Premises during Business Hours, on at least 24 hours prior notice and so long as accompanied by a representative of Tenant, to exhibit the Premises in connection with:

     (i) any prospective sale or lease of the Land and/or the Building; or

     (ii) any prospective securing, refinancing, or assignment of any mortgage affecting the Land or the Building; and/or

     (iii) during the final twelve (12) months of the Term, any prospective leasing of the Premises.

(g) If, during the last month of the Term, Tenant has removed all of Tenant’s Property, Landlord may (at Landlord’s option but without any liability to do so) immediately enter and alter, renovate and redecorate the Premises, without abatement or adjustment of any Rents or incurring liability to Tenant for any compensation; and such acts shall have no effect upon this Lease.

Section 31. Subordination: Estoppel Certificate; Attornment.

(a) This Lease (as amended, modified, extended, or otherwise revised from time to time), and the leasehold estate created hereby, are now and shall hereafter be subject and subordinate in every respect to all Senior Encumbrances. This subordination shall be self-operative without requirement of any further instrument of subordination from any Person to whom (or to whose interest) this Lease, and leasehold estate created hereby, are subordinate. However, if and whenever requested by Landlord or the holder of any Senior Encumbrance, Tenant shall execute and deliver within ten (10) days of such request any certificate or instrument requested to evidence such subordination.

(b) Upon request of any present or future or prospective fee owner or the holder of any Senior Encumbrance who succeeds to the rights of Landlord hereunder, whether through conveyance pursuant to sale, possession, foreclosure action, expiration or earlier termination of any ground lease, or otherwise (any such Person, a “New Landlord”), Tenant shall attorn to and recognize each New Landlord as “Landlord” under this Lease (as the same may then have been amended or modified); and Tenant shall promptly execute and deliver any instrument which each New Landlord may reasonably request to evidence such attornment. Upon such attornment, this Lease (as then amended, modified, extended, or otherwise revised) shall continue in full force and effect as, or as if it were, a direct lease between New Landlord and Tenant; except, however, that any New Landlord shall not:

     (i) be liable for any previous act or omission of Landlord under the Lease, or any claim which shall have previously accrued to Tenant against any prior Landlord, except, however, to the extent that such act or omission or claim is continuing; or

     (ii) be bound by any prepayment to any prior Landlord of more than one month’s Fixed Rent or Additional Rent, unless the New Landlord shall have approved the prepayment in writing; or

     (iii) be subject to any offsets, claims, defenses, or counterclaims which Tenant might have against any prior Landlord.

(c) At either party’s request from time to time, Landlord or Tenant, as applicable, shall, within ten (10) days of such request, execute, acknowledge and deliver to the other party a written statement (each such statement, an “Estoppel Certificate”) certifying that, except as specifically disclosed in such Estoppel Certificate, on the date thereof:

     (i) attached to the Estoppel Certificate is a true, correct and complete copy of this Lease, including any and all amendments and modifications thereof;

     (ii) there are no agreements other than this Lease (and, except as attached hereto, no amendments, modifications, extensions, or other revisions of this Lease) in effect between Tenant and Landlord (or Tenant and any other Person) with respect to the Premises;

     (iii) this Lease is valid and in full force and effect and to such party’s knowledge, such party has no setoffs, claims or defenses of any kind whatsoever to enforcement of this Lease;

     (iv) to such party’s knowledge, such party has no claim, demand, cause of action or right to institute any Legal Proceeding against the other party arising out of or by virtue of this Lease or by reason of Tenant’s occupancy and use of the Premises.

In each Estoppel Certificate, such party shall certify, also, the amount of Fixed Rent then payable under this Lease, the amounts (and elements) of Additional Rent (if any) then payable and the dates to which the same has been paid, and such other matters as Landlord or Tenant or the holder of any Senior Encumbrance may reasonably request. Tenant agrees that a prospective purchaser or mortgagee of Landlord’s interest in this Lease, the Premises, the Building, and/or the Land, or the holder of any Senior Encumbrance (or the assignee of any such Person), may rely upon such an Estoppel Certificate.

(d) If the holder of any Senior Encumbrance requests reasonable modifications in this Lease as a condition to approval of any financing or refinancing of the Land or the Building, Tenant will not unreasonably withhold or delay making any requested modifications which do not increase Fixed Rent or Additional Rent, impose additional liabilities on Tenant, or shorten or extend the Term or otherwise reduce Tenant’s rights or increase Tenant’s obligations under this Lease.

(e) Except for the first month’s Fixed Rent, Tenant will pay no Rents under this Lease more than thirty (30) days in advance of the due date.

(f) Tenant will not exercise any right (or alleged right) to terminate this Lease based upon any alleged act or omission of Landlord, unless Tenant first gives written notice of such act or omission to the holder of each Senior Encumbrance (provided Tenant has received written notice of and contact information for such holder) and until a reasonable period to remedy such act or omission elapses after the giving of such notice (during which time such holder shall have the right, but no obligation, to remedy the alleged act or omission). Tenant agrees, further, not to exercise any such right if the holder of any such Senior Encumbrance commences to cure such act or omission within a reasonable time after such notice and diligently prosecutes such cure to completion.

Section 32. Surrender of Premises.

(a) Upon the expiration of the Term or any earlier termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, broom clean, in the condition required under this Lease, excepting ordinary wear and tear and Damage (other than Damage caused by the willful misconduct or negligence of Tenant or its Employees). This Section shall survive the expiration of the Term or any earlier termination of this Lease.

(b) If Tenant holds over after the Expiration Date (or any earlier termination of this Lease) without Landlord’s written consent, at Landlord’s election, such holding over shall be deemed a month-to-month tenancy subject to all of the terms, covenants and conditions herein specified and terminable on thirty (30) days’ prior written notice, provided, however, that Fixed Rent shall be $50,000 per month (i.e., 125% of the amount set forth in the Business Terms section of this Lease).

Section 33. Assignment, Mortgaging, Subletting, etc.

(a) Except as otherwise expressly provided in this Article, Tenant shall not, without obtaining the prior written consent of Landlord (which consent shall not be unreasonably withheld or delayed) in each instance:

     (i) assign or otherwise transfer this Lease, or any part of Tenant’s right, title or interest therein;

     (ii) sublet all or any part of the Premises or allow all or any part of the Premises to be used or occupied by any other Persons; or

     (iii) mortgage, pledge or otherwise encumber this Lease, or the Premises.

For purposes of this Article:

     (w) the transfer of more than fifty percent (50%) of any class of capital stock of any corporate tenant or subtenant, or the transfer of more than fifty percent (50%) of the total interest in any other Person which is a tenant or subtenant, however accomplished, whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of this Lease, or of such sublease, as the case may be, except however, that such transfer shall not be deemed an assignment (and shall not require Landlord’s consent) if such transfer is for a bona fide business purpose and not a device for the transfer of Tenant’s interest in this Lease and Tenant so certifies to Landlord;

     (x) an agreement by any other Person, directly or indirectly, to assume Tenant’s obligations under this Lease (or to reimburse Tenant for any Rents payable under this Lease) shall be deemed an assignment;

     (y) any Person to whom Tenant’s interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Article; and

     (z) each modification, amendment or extension of any sublease to which Landlord has previously consented shall be deemed a new sublease.

Tenant agrees to furnish to Landlord upon demand at any time such information and assurances as Landlord may reasonably request that neither Tenant, nor any previously permitted subtenant, has violated the provisions of this Article.

(b) Any assignment, whether made with or without Landlord’s consent (as required by Section 18.1), shall not be effective, and shall be null and void as against Landlord, unless and until the assignee shall execute, acknowledge and deliver to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, under which the assignee assumes the obligations and performance of this Lease and agrees to be bound personally by all of the covenants, agreements, terms, provisions and conditions hereby on the part of Tenant to be performed or observed on and after the effective date of any such assignment.

Section 34. Quiet Enjoyment.

(a) Upon paying Fixed Rent and Additional Rent and keeping and performing the terms, covenants, conditions and provisions of this Lease, Tenant may lawfully and quietly hold and enjoy the Premises during the Term SUBJECT, HOWEVER, to the terms, covenants, conditions, and provisions of this Lease.

Section 35. Real Estate Brokers.

(a) Tenant covenants, represents and warrants that Tenant has had no dealings with any real estate broker, finder, or sales agent in connection with the negotiation and execution of this Lease.

(b) Tenant agrees to indemnify and hold Landlord harmless from and against any commission or fee claimed by any real estate broker, finder, or other Person with respect to the negotiation or execution of this Lease if such claim(s) are based in whole or in part on dealings with Tenant (or by, through, or under any Person claiming to have had such dealings). Tenant’s indemnity shall cover, also, all Fees-And-Costs which Landlord incurs to defend against any such claim.

(c) Landlord agrees to indemnify and hold Tenant harmless from and against any commission or fee claimed by any real estate broker, finder, or other Person with respect to the negotiation or execution of this Lease if such claim(s) are based in whole or in part on dealings with Landlord (or by, through, or under any Person claiming to have had such dealings). Landlord’s indemnity shall cover, also, all Fees-And-Costs which Tenant incurs to defend against any such claim.

Section 36. Adjacent Excavation; Shoring; Construction.

     If excavation, foundation, other substructure or superstructure work, or other construction work shall be made or authorized in, on or upon land adjacent to the Premises, the Land and/or the Building, Tenant shall afford to the Person causing (or authorized to cause) such excavation or construction, license to enter the Premises to do such work as necessary to preserve the walls of the Building from injury or damage, and to support the same by proper foundations, without any claim for damages or indemnity against Landlord, or diminution or abatement of Rents.

Section 37. Defaults; Conditional Limitations; Remedies.

(a) Each of the following events shall be a “Default” under this Lease:

     (i) Tenant fails to pay any installment of Fixed Rent or Additional Rent within five days after written notice from Landlord, provided that such notice and cure period shall be afforded to Tenant only two times in any consecutive 12-month period;

     (ii) Tenant admits, in writing, that Tenant is unable to pay Tenant’s debts as such become due;

     (iii) Tenant makes an assignment for the benefit of creditors;

     (iv) Tenant files a voluntary petition in bankruptcy or a petition is filed against Tenant and an order for relief is entered, or Tenant files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other law, or Tenant seeks or consents to or acquiesces in or suffers the appointment of any trustee, receiver or liquidator of Tenant or of the Premises (or Tenant’s interest therein) or of all or any substantial part of Tenant’s properties;

     (v) Within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other law, such proceeding is not dismissed; within sixty (60) days after the appointment (without the consent or acquiescence of Tenant) of any trustee, receiver or liquidator of Tenant or of all or any substantial part of Tenant’s properties or of the Premises (or Tenant’s interest therein), such appointment is not vacated or stayed on appeal or otherwise, or within sixty (60) days after the expiration of any such stay, such appointment shall not have been vacated;

     (vi) Tenant sublets the Premises (or any part thereof) or mortgages, pledges, assigns, transfers, or otherwise disposes of this Lease (or any part of Tenant’s right, title, and interest hereunder) without complying with all requirements of this Lease;

     (vii) Tenant fails to secure or maintain any Required Insurance;

     (viii) A levy under execution or attachment is made against Tenant or Tenant’s property and is not vacated or removed by court order, bonding or otherwise within thirty (30) days thereafter;

     (ix) Tenant uses (or permits the use of) the Premises in violation of the certificate of occupancy for the Premises after five (5) days’ written notice from Landlord; and/or

     (x) Tenant fails to keep or perform any other term, covenant, condition, or provision of this Lease, and such failure continues for thirty (30) days after written notice from Landlord - unless such failure is susceptible of cure and requires work to be performed, acts to be done, or conditions to be removed which cannot be performed, done or removed within such thirty (30) days, in which case the Default shall not be deemed to exist as long as Tenant:

          (a) advises Landlord by written notice within ten (10) days after Landlord’s notice that Tenant intends to take all steps necessary to remedy such failure with due diligence and specifies a reasonable date by which all steps will have been completed which date shall not be more than ninety (90) days after Tenant’s notice;

          (b) duly commences curing the same within such period;

          (c) diligently and continuously prosecutes to completion all steps necessary to remedy the same and prior to the date specified by Tenant for the completion thereof.

(b) If and whenever any Default occurs, at Landlord’s option, Landlord may give written notice to Tenant (the “Termination Notice”), stating that this Lease and the Term shall expire and terminate on the date specified in such Termination Notice (which date shall be not less than ten (10) days after the giving of the Termination Notice). In such event, this Lease and the Term (and Tenant’s entire right, title, and interest therein) shall expire and terminate as if the date specified in the Termination Notice were the Expiration Date; and

Tenant shall quit and surrender the Premises but shall remain liable as provided in this Lease.

(c) If and whenever any Default occurs, and/or if this Lease and the Term terminate under Section 22.2 or otherwise, Landlord may without notice re-enter and repossess the Premises using such lawful force for that purpose as may be necessary without being liable to indictment, prosecution or damages; and Tenant shall remain liable as provided in this Lease. If Landlord so re-enters, at its option, and whether or not this Lease and the Term have terminated, Landlord may:

     (i) repair and alter the Premises in such manner as Landlord may deem necessary or desirable without relieving Tenant of any liability whatsoever under this Lease; and/or

     (ii) let or relet the Premises (or any parts thereof) for the whole or any part of the remainder of the Term or for a longer period, in Landlord’s name or as agent of Tenant, and pay and apply all rents and other sums thus collected or received as follows:

          (a) first, to all costs and expenses (including all Fees-And-Costs which Landlord pays or incurs in terminating this Lease, re-entering, retaking, repossessing, repairing and/or altering the Premises, and removing all Persons and property therefrom;

          (b) second, to all costs and expenses which Landlord incurs in securing any new tenant(s) of the Premises (including in such costs brokerage commissions and expenses of preparing the Premises for reletting, and all Fees-And-Costs), and, if Landlord maintains the Premises, all costs and expenses of maintaining the Premises, including utilities); and

          (c) third, any balance of Rents and other amounts then remaining on account of Tenant’s liability to Landlord under this Lease.

In no case shall re-entry by Landlord, whether under summary proceedings or otherwise, absolve or discharge Tenant from any liability whatsoever under this Lease.

(d) If Tenant Defaults and/or if this Lease and the Term terminate under Section 22.2 or otherwise, and/or if Landlord re-enters the Premises under Section 22.3 or by any summary proceeding or other Legal Proceeding, then, in any of such events:

     (i) Tenant shall pay Landlord all Fixed Rent and Additional Rent due under this Lease to the date upon which this Lease and the Term have terminated or to the date of re-entry upon the Premises by Landlord, as the case may be; and

     (ii) Tenant shall pay Landlord, also, as damages, any deficiency (a “Deficiency”) between (i) the Fixed Rent and all Additional Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term and (ii) the amount, if any, of rents actually collected by Landlord under any reletting effected pursuant to Section 22.3(c) for any part of such period (after deducting from such collections all Fees-and-Costs and other amounts paid or incurred by Landlord pursuant to Section 22.3. Tenant shall pay any Deficiency in installments on the days specified in this Lease for payments of Fixed Rent. Landlord shall be entitled to recover from Tenant each Deficiency installment as the same arises; and no Legal Proceeding to collect any Deficiency installment shall prejudice Landlord’s right to collect any subsequent installment by a similar or other Legal Proceeding.

Whether or not Landlord collects any unpaid Deficiency installments under (b) above, Tenant shall pay Landlord, on demand, in lieu of any further Deficiency, as and for liquidated and agreed final damages (it being agreed that it would be impractical or extremely difficult to fix the actual damages), a sum equal to the amount by which Fixed Rent and Additional Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Premises for the same period, both discounted to present worth at the rate of four (4%) per cent per annum. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises (or any party thereof)

shall have been relet for the period which otherwise would have constituted the unexpired portion of the Term, the amount of rent reserved upon such reletting shall be deemed prima facie the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of such reletting.

(e) Landlord may bring Legal Proceedings from time to time, at Landlord’s election, for the recovery of damages, or for a sum equal to any installment or installments of Fixed Rent or Additional Rent or any Deficiency or other sum payable by Tenant to Landlord pursuant to this Article; and nothing in this Lease shall require Landlord to await the originally scheduled Expiration Date for any such purpose.

(f) No receipt of moneys by Landlord from Tenant after the giving of a Termination Notice, or after a termination of this Lease, shall reinstate, continue or extend the Term or affect any Termination Notice or other written notice previously given to Tenant, or operate as a waiver of Landlord’s right to enforce payment of Fixed Rent or Additional Rent then or subsequently becoming due, or operate as a waiver of Landlord’s right to recover possession of the Premises. Tenant agrees that after the giving of a Termination Notice or commencement of summary proceedings or other Legal Proceeding, or after final order or judgment for possession of the Premises, Landlord may demand, receive and collect all moneys without invalidating or rescinding such Termination Notice, proceeding, order, suit or judgment; and at Landlord’s election, all moneys so collected shall be deemed payments either on account of the use and occupancy of the Premises or on account of Tenant’s liability hereunder.

(g) If Tenant is dispossessed by judgment or warrant of any court, or in the event of re-entry or repossession by Landlord or in the event of expiration or any termination of this Lease, Tenant (on behalf of Tenant and all Persons claiming by, through, or under Tenant) hereby expressly waives to the fullest extent permitted by law (a) service of any notice of intention to re-enter now or hereafter provided by law, or of commencement of Legal Proceedings for such purpose; (b) any and all right of redemption now or hereafter provided by law; and (c) any re-entry or repossession or right to restore the Term or legal continuance of this Lease.

(h) Landlord and Tenant hereby waive trial by jury in any Legal Proceeding brought by either against the other with respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claims of injury or damage.

(i) No failure by Landlord or Tenant to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy after any Default, and no acceptance of full or partial Fixed Rent or Additional Rent during the continuance of any Default shall constitute a waiver of any such covenant, agreement, term, condition, or Default. No covenant, agreement, term or condition of this Lease to be performed or complied with by Tenant, and no Default, shall be waived, altered or modified except by a written instrument executed by Landlord.

(j) In event of any Default, or any actual or threatened breach by either party of any term, covenant, condition or provision of this Lease, the other party shall be entitled to enjoin such Default or actual or threatened breach and shall have the right to invoke all rights and remedies allowed at law or in equity as though this Lease did not provide for re-entry, summary proceedings, or other remedies.

(k) Each right and remedy of Landlord in this Lease shall be cumulative and in addition to every other right or remedy in this Lease, or now or hereafter existing at law or in equity; and the exercise (or beginning of exercise) by Landlord of any one or more rights or remedies shall not preclude the simultaneous or later exercise by Landlord of any and all other rights or remedies.

Section 38. Indemnification.

(a) Tenant hereby agrees, to the fullest extent permitted by law, to indemnify each and every Indemnitee and hold each and every Indemnitee harmless from and against (and to pay the full amount of) all loss, liability, obligation, damage, penalty, tax, cost, claim, demand, judgment, charge, or expense of every kind whatsoever which any Indemnitee may suffer, incur, or pay out, or which may be asserted against any Indemnitee, in whole or in part, by reason of, or in connection with:

     (i) Tenant’s use, occupancy, management or control of the Premises, or Tenant’s operations, conduct or activities in the Premises;

     (ii) any Legal Proceeding by Landlord to terminate the Lease, or any other Legal Proceeding by Landlord against Tenant, in which Landlord secures a judgment against Tenant, final beyond appeal, or in which Landlord receives any payment from Tenant pursuant to any written settlement agreement disposing of such Legal Proceeding;

     (iii) any Default by Tenant in the observance or performance of any obligation under the Lease;

     (iv) any bodily injury, sickness, disease or death of or to any person or persons, or any Damage to or of the Premises, (or to property of any other Person), resulting (or alleged to result) from any acts or omissions of Tenant or Tenant’s Employees;

     (v) any failure of Tenant to comply with Laws or Insurance Requirements;

     (vi) any failure of Tenant to secure and maintain Required Insurance (or any loss of coverage under any Required Insurance); and/or

     (vii) any other appearance by Landlord (or any Employee of Landlord) as a witness or otherwise in any Legal Proceeding whatsoever involving or affecting Tenant or this Lease.

(b) Tenant shall defend any and all Legal Proceedings commenced against Landlord by any Person (other than Tenant) concerning any matter covered by any indemnity or obligation under Section 23.1 (regardless of any alleged fault or cause). Tenant shall deliver to Landlord copies of documents served in any such Legal Proceeding and, whenever requested by Landlord, shall advise as to the status of such Legal Proceeding. If Tenant fails to defend diligently any such Legal Proceeding, or if Landlord elects to defend by written notice to Tenant at any time, Landlord shall have the right (but no obligation) to defend the same at Tenant’s expense. Tenant shall not settle any such Legal Proceeding without Landlord’s prior written consent unless such settlement (i) provides solely for the payment of money by the Tenant, (ii) provides a complete release of the Landlord from all matters that were or could have been asserted in connection with such Legal Proceedings and (iii) does not involve any finding or admission of any violation of law or any violation of the rights of any Person and does not affect any other claims that may be made against the Landlord.

(c) Tenant’s indemnities and obligations under Sections 23.1 and 23.2 shall cover and include all Fees-And-Costs incurred by Landlord in connection with any and every matter and amount referred to in Sections 23.1 and 23.2, as well as Fees-And-Costs incurred by Landlord to enforce Landlord’s rights and remedies under this Article. Tenant shall pay all such Fees-And-Costs to Landlord upon demand.

(d) Tenant shall notify Landlord immediately of every Legal Proceeding or claim which may or might be covered by any indemnity under this Article 23 and/or by any Required Insurance. Tenant shall also give timely notice of such Legal Proceedings and claims to each insurer which has issued an applicable policy of Required Insurance.

Section 39. Notices.

     All notices, requests, demands, elections, consents, approvals and other communications hereunder must be in writing (each such, a “notice”) and addressed to the parties at their Notice Addresses (or to any other address which either party may designate by notice). Any notice required by this Lease to be given or made within a specified period of time, or on or before a date certain, shall be deemed to have been duly given only if delivered by hand, evidenced by written receipt, or mailed by first class, certified or registered mail, return receipt requested, postage and fees prepaid. A notice sent by certified or registered mail (as above) shall be deemed given two (2) Business Days after mailing. All other notices shall be deemed given when received.

Section 40. No Waivers.

(a) No agreement to accept a surrender of this Lease shall be valid unless in writing signed by Landlord. No Employee of Landlord shall have any power to accept the keys of the Premises prior to the Expiration Date. The delivery of keys to any Employee of Landlord shall not operate as a termination of this Lease or a surrender of the Premises. If Tenant at any time desires to have Landlord sublet the premises for Tenant’s account, Landlord or Landlord’s Employees are authorized to receive said keys for such purpose without releasing Tenant from any of the obligations under this Lease. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease or any of the Rules and Regulations (now or hereafter in effect) shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach.

(b) This Lease contains the entire agreement between the parties, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

Section 41. No Representations by Landlord; Landlord’s Interest; Transferee Landlords.

(a) Tenant agrees that Landlord and Landlord’s Employees have made no representations or promises with respect to the Land, the Building, the Premises, or any terms, covenants, conditions, or provisions of this Lease, except as expressly set forth in this Lease; and, except as expressly set forth in this Lease or in that certain Stock and Asset Purchase Agreement entered into between Landlord and Capital Assurance Corporation as of February 9, 2005. Tenant accepts the Premises “as is” in the condition existing on the date of this Lease.

(b) Tenant agrees to look solely to Landlord’s interest in the Premises for the satisfaction of any right or remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord (or Landlord’s Affiliates), in the event of any liability by Landlord, and no other property or assets of Landlord (or Landlord’s Affiliates) shall be subject to levy, execution, attachment, or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant’s use and occupancy of the Premises, or any other liability of Landlord (or Landlord’s Affiliates) to Tenant.

(c) In the event of any transfer of title to the Land or the Building, or in the event of a lease of the Building, or of the Land and Building, upon written notification to Tenant of such transfer or lease the transferor Landlord shall be released from future covenants, obligations and liabilities of Landlord under this Lease accruing or arising thereafter; and it shall be deemed a covenant running with the land that the transferee or lessee, as applicable, has assumed and agreed to carry out any and all covenants, obligations and liabilities of Landlord under this Lease accruing or arising after such event.

Section 42. Consent to Jurisdiction.

     Tenant hereby agrees that any Legal Proceeding with respect to this Lease may be brought in the courts of the State. Tenant hereby accepts with regard to any such Legal Proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Nothing in this Article shall affect Landlord’s rights to commence Legal Proceedings or otherwise proceed against Tenant in any other jurisdiction in which assets of Tenant are located or to serve process in any other manner permitted by applicable law. Tenant agrees that final judgment in any such Legal Proceeding shall be conclusive and, to the extent permitted by applicable law, may be enforced in any other jurisdiction within or outside the United States by suit on the judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of Tenant’s indebtedness).

Section 43. Termination of Current Lease.

(a) That certain Office Building Lease dated December 28, 2001 (the “Prior Lease”) entered into between Landlord and Tenant with respect to the Premises, is terminated effective as of the Commencement Date hereof and Landlord represents and warrants that: (a) there are no other leases or occupancy agreements now in effect or pending with respect to the Premises, other than this Lease, and (b) no obligations or liabilities of Tenant (including any obligation to remove or restore or pay for the removal or restoration of any existing improvements in the Premises) under the Prior Lease survive termination of such Prior Lease.

Section 44. Miscellaneous.

(a) This Lease shall be governed by and construed in accordance with the laws of the State of Indiana (without giving effect to principles of conflicts of laws). This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Unless otherwise specifically provided in this Lease, each covenant, agreement, obligation or other provision of this Lease to be performed by Tenant shall be deemed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. The captions of this document are for convenience and do not define, limit or describe the scope of this Lease or the intent of any provisions thereof.

(b) Any interest payable by Tenant under this Lease shall be at the Interest Rate, unless otherwise provided. If and whenever Tenant is in arrears in payment of Fixed Rent or Additional Rent, Tenant waives Tenant’s right (if any) to designate the items against which any payments made by Tenant are to be credited; and Tenant agrees that Landlord may apply any payments by Tenant, in Landlord’s judgment, among amounts owed by Tenant to Landlord, notwithstanding any specific designation or request by Tenant.

(c) All Exhibits, Schedules, and Riders to this Lease form part of this Lease and are incorporated in this Lease.

(d) The terms, covenants, conditions, and provisions of this Lease shall bind and inure to the benefit of Landlord and Tenant and, subject to Article 18, their respective legal representatives, successors, and assigns.

(e) No remedy or election of Landlord under this Lease shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies at law or in equity.

(f) If any term, covenant, condition or provision of this Lease (or the application thereof) shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Lease shall not be affected thereby; and each remaining term, covenant, condition and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

(g) Landlord’s acceptance of any name for listing on the Building directory or signage will not be deemed, nor will it substitute for, Landlord’s consent, as required by this Lease, to any sublease, assignment, or other occupancy of the Premises.

     IN WITNESS WHEREOF, LANDLORD AND TENANT HAVE RESPECTIVELY EXECUTED THIS LEASE AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

LANDLORD:

STANDARD MANAGEMENT CORPORATION

By:
Name:
Title:

TENANT:

STANDARD LIFE INSURANCE COMPANY OF INDIANA

By:
Name:
Title:

Exhibit A

The Premises

     A portion of the first and the entire second floor of the Building comprising approximately 22,294 square feet as shown on the floor plans attached hereto as Exhibit A-1.

Exhibit B

BUILDING RULES AND REGULATIONS

1.	WINDOW TREATMENTS, SIGNS AND EXTERIOR APPEARANCE: No signs, pictures, advertisements or notices visible from the exterior of the Premises shall be installed, affixed, inscribed, painted or otherwise displayed by Tenant on any part of the Premises or the Building unless the same is first approved by Landlord. Any such sign, picture, advertisement or notice approved by Landlord shall be painted or installed for Tenant at Tenant’s cost by Landlord or by a party approved by Landlord. No awnings, curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with any window or door of the Premises without the prior consent of the Landlord, including approval by the Landlord of the quality, type, design, color and manner of attachment. In the event of any breach of the foregoing, Landlord may remove the applicable item, and Tenant agrees to pay the cost and expense of such removal and associated repairs.

2.	ELECTRICAL LOAD: Tenant agrees that its electrical load shall never exceed the capacity of existing feeders, risers or wiring installation if a specific capacity is described in Section 4.10 of the Lease. Any wires and wiring installed by or on behalf of Tenant within any riser of the Building shall be bundled together within such riser and a tag shall be placed on such bundle at each floor of the Building identifying the floor(s) served by each bundle and the name and telephone number of a representative of Tenant to contact in the case of an emergency.

3.	APPROPRIATE USES FOR INTERIOR AND EXTERIOR SPACE: The interior and exterior of the Premises shall not be used for storage of any types of materials other than business related items in designated areas to be determined by Landlord. Tenant shall not do or permit to be done in or about the Premises or Building anything which shall increase the rate of insurance on said Building or obstruct or interfere with the rights of other lessees of Landlord or annoy them in any way, including, but not limited to, using any musical instrument, making loud or unseemly noises, or singing, etc. The Premises shall not be used for sleeping or lodging. No cooking or related activities shall be done or permitted by Tenant in the Premises except with permission of Landlord. Tenant will be permitted to use for its own employees within the Premises a refrigerator, a small microwave oven and Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations, and provided that such use shall not result in the emission of odors from the Premises into the common area of the Building. No vending machines of any kind will be installed, permitted or used on any part of the Premises without the prior consent of Landlord. No part of said Building or Premises shall be used for gambling, immoral or other unlawful purposes. No intoxicating beverage shall be sold in said Building or Premises without prior written consent of the Landlord.

4.	ANIMALS AND VEHICLES: No birds or animals of any kind shall be brought into the Building (other than trained assist dogs required to be used by the visually impaired). No bicycles, motorcycles or other motorized vehicles shall be brought into the Building.

5.	APPROPRIATE USE OF BUILDING. The sidewalks, entrances, passages, corridors, halls, elevators, and stairways in the Building shall not be obstructed by Tenant or used for any purposes other than those for which same were intended as ingress and egress. No windows, floors or skylights that reflect or admit light into the Building shall be covered or obstructed by Tenant and no articles shall be placed on the windowsills of the Building. Toilets, wash basins and sinks shall not be used for any purpose other than those for which they were constructed, and no sweeping, rubbish, or other obstructing or improper substances shall be thrown therein. Any damage resulting from the Tenant’s or its employees’ misuse of the building shall be borne by Tenant.

6.	KEYS AND LOCKS: Only one key for each office in the Premises will be furnished Tenant without charge. Landlord may make a reasonable charge for any additional keys. No additional lock, latch or bolt of any kind shall be placed upon any door nor shall any changes be made in existing locks without written consent of Landlord and Tenant shall in each such case furnish Landlord with a key for any such lock. At the termination of the Lease, Tenant shall return to Landlord all keys furnished to Tenant by Landlord, or otherwise procured by Tenant, and in the event of loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

7.	HEAVY ARTICLES AND FREIGHT: Landlord shall have the right to prescribe the weight, position and manner of installation of heavy articles such as safes, machines and other equipment brought into the Building. Tenant shall not allow the building structure within the Premises, nor shall Tenant cause the elevators of the Building, to be loaded beyond rated capacities. No safes, furniture, boxes, large parcels or other kind of freight shall be taken to or from the Premises or allowed in any elevator, hall or corridor except upon prior notice to Landlord. Tenant shall make prior arrangements with Landlord for use of freight elevator for the purpose of transporting such articles and such articles may be taken in or out of said Building during Business Hours and otherwise as reasonably approved by Landlord. Landlord reserves the right to inspect and, where deemed appropriate by Landlord, to open all freight coming into the Building and to exclude from entering the Building all freight which is in violation of any of these Rules and Regulations and all freight as to which inspection is not permitted. No hand trucks, mail carts, floats or dollies shall be used in passenger elevators. All hand trucks, mail carts, floats or dollies used by Tenant or its service providers for the delivery or receipt of any freight shall be equipped with rubber tires.

8.	BUILDING AIR QUALITY: Tenant shall not cause or permit any gases, liquids or odors to be produced upon or permeate from the Premises, and no flammable, combustible or explosive fluid, chemical or substance shall be brought into the Building. Tenant shall prevent inadequate ventilation from and will assure proper operation of any HVAC systems and/or office equipment under Tenant’s control, and Tenant will not allow any unsafe levels of chemical or biological contaminants in the Premises and will take all steps necessary to prevent the release of such contaminants from adhesives, machinery, and cleaning agents. Tenant shall cooperate in all respects with Landlord regarding the management of the indoor air quality in the Building and in connection with the development and implementation of an indoor air quality management plan for the Building. Smoking will not be permitted in any common areas of the Building or the Project or in any premises within the Building. If Tenant shall assert that the air quality in the Premises is unsatisfactory or if Tenant shall request any air quality testing within the Premises, Landlord may elect to cause its consultant to test the air quality within the Premises and to issue a report regarding same. If the report from such tests indicates that the air quality within the Premises is comparable to the air quality of other first-class office buildings in the market area of the Building, or if the report from such tests indicates that the air quality does not meet such standard as a result of the activities caused or permitted by Tenant in the Premises, Tenant shall reimburse Landlord for all costs of the applicable tests and report. Additionally, in the event Tenant shall cause or permit any activity that shall adversely affect the air quality in the Premises, in the common area of the Building or in any premises within the Building, Tenant shall be responsible for all costs of remedying same.

9.	HOURS OF OPERATION AND ACCESS: The Building’s normal hours of operation will be from 8:00 a.m. to 6:00 p.m. – Monday through Friday. All non-building personnel (i.e., visitors, guests, vendors, and/or contractors) will only be allowed access to the Building through its Southeast entrance and will be required to sign in at the Security Desk. A call will be placed to the appropriate party announcing their guest has arrived. On all weekends and national holidays, the Building will be closed. Notwithstanding the Building’s normal hours of operation, Tenant and its employees shall have the right to enter the Building and Premises with card access twenty-four hours per day, seven days per week (including weekends and national holidays).

10.	SERVICE CONTRACTS: Unless agreed to in writing by Landlord, Tenant shall not employ any person other than Landlord’s contractors for the purpose of cleaning and taking care of the Premises. Cleaning service will not be furnished on nights when rooms are occupied after 6:30 p.m., unless, by agreement in writing, service is extended to a later hour for specifically designated rooms. Only persons authorized by the Landlord may furnish ice, drinking water, towels, and other similar services within the Building and only at hours and under regulations fixed by Landlord.

11.	MAINTENANCE: Connection shall not be made to the electric wires or gas or electric fixtures, without the consent in writing on each occasion of Landlord. All glass, locks and trimmings in or upon the doors and windows of the Premises shall be kept whole and in good repair. Tenant shall not injure, overload or deface the Building, the woodwork or the walls of the Premises, nor permit upon the Premises any noisome, noxious, noisy or offensive business.

12.	ELECTRICAL WORK: If Tenant requires wiring for a bell or buzzer system, such wiring shall be done by any of the electricians indicated on the list of contractors approved by Landlord attached hereto, and no other electrician shall be allowed to do work of this kind unless by the written permission of Landlord or its representatives, such permission not to be unreasonably withheld, delayed or conditioned. If telegraph or telephonic service is desired, the wiring for same shall be approved by Landlord, and no boring or cutting for wiring shall be done unless approved by Landlord or its representatives, as stated. The electric current shall not be used for space heaters unless written permission to do so shall first have been obtained from Landlord or its representatives in writing, and at an agreed cost to Tenant.

13.	PARKING AND VEHICLES: Tenant and its employees and invitees shall observe and obey all parking and traffic regulations as imposed by Landlord. All vehicles shall be parked only in areas designated by Landlord.

14.	SOLICITATION: Canvassing, peddling, soliciting and distribution of handbills or any other written materials in the Building are prohibited, and Tenant shall cooperate to prevent the same.

15.	WASTE RECYLCLING PROGRAMS: Tenant agrees to participate in the waste recycling programs implemented by Landlord for the Building, including any programs and procedures for recycling writing paper, computer paper, shipping paper, boxes, newspapers and magazines and aluminum cans. If Landlord elects to provide collection receptacles for recyclable paper and/or recyclable aluminum cans in the Premises, Tenant shall designate an appropriate place within the Premises for placement thereof, and Tenant shall cause its employees to place their recyclable papers and/or cans into the applicable such receptacles on a daily basis.

16.	SPECIAL WORK OR SERVICES: Any special work or services requested by Tenant to be provided by Landlord shall be provided by Landlord only upon request received at the Building Operations and Security Services office. Building personnel shall not perform any work or provide any services outside of their regular duties unless special instructions have been issued from Landlord or its managing agent.

17.	CHANGING THE BUILDING’S NAME OR STREET ADDRESS: Landlord shall have the right to change the name of the Building and to change the street address of the Building, provided that in the case of a change in the street address, Landlord shall give Tenant not less than 180 days’ prior notice of the change, unless the change is required by governmental authority.

18.	SUPPLEMENTAL RULES AND REGULATIONS. These Rules and Regulations are supplemental to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Building.

19.	ADDITIONAL RULES AND REGULATIONS: Landlord reserves the right to make such other and reasonable Rules and Regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Project and/or the Building, and for the preservation of good order therein.

List of Permitted Contractors

EXHIBIT E

ASSUMPTION AGREEMENT

     This ASSUMPTION AGREEMENT (this “Agreement”), dated as of ___, 2005, is entered into by and between Standard Management Corporation, an Indiana corporation (“Seller”), and Capital Assurance Corporation, a Delaware corporation (“Buyer”).

WITNESSETH:

     WHEREAS, Seller and Buyer have entered into a Stock and Asset Purchase Agreement, dated as of February 9, 2005 (the “Stock and Asset Purchase Agreement”), pursuant to which, among other things, Seller has agreed to assign to Buyer, and Buyer has agreed to assume from Seller, pursuant to Section 2.02(b)(ii) of the Stock and Asset Purchase Agreement, the obligations of Seller as of the date hereof for amounts lent by the Company to Seller plus those additional intercompany obligations of Seller set forth on Schedule A attached hereto (hereinafter referred to as “Seller’s Obligations”).

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements set forth herein and in the Stock and Asset Purchase Agreement and the other Ancillary Agreements, the parties hereto hereby agree as follows:

     Section 1. Definitions. Capitalized terms used herein and not defined herein shall have the respective meanings assigned to them in the Stock and Asset Purchase Agreement.

     Section 2. Assumption. Effective as of the date hereof, Seller hereby assigns to Buyer all of Seller’s Obligations, and Buyer hereby assumes and agrees to pay, perform and discharge in full, all of Seller’s Obligations. Buyer further completely and unconditionally releases and discharges Seller forever from all of Seller’s Obligations.

     Section 3. Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement.

     Section 4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

     Section 5. Jurisdiction. Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court of the United States located in the State

E-1

of New York with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

     Section 6. Successors and Assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise.

     Section 7. No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement.

     Section 8. Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

     Section 9. Headings. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first written above.

STANDARD MANAGEMENT CORPORATION

By:
Name:
Title:

CAPITAL ASSURANCE CORPORATION

By:
Name:
Title:

E-2

EXHIBIT F

BILL OF SALE, GENERAL ASSIGNMENT AND ALLONGE

     This BILL OF SALE, GENERAL ASSIGNMENT AND ALLONGE (this “Agreement”), dated as of ___, 2005, is entered into by and between Standard Management Corporation, an Indiana corporation (“Seller”), and Capital Assurance Corporation, a Delaware corporation (“Buyer”).

RECITALS:

     WHEREAS, Seller and Buyer have entered into a Stock and Asset Purchase Agreement, dated as of February 9, 2005 (the “Stock and Asset Purchase Agreement”), pursuant to which, among other things, Seller has agreed to sell, assign and transfer to Buyer, and Buyer has agreed to purchase, acquire and assume from Seller, the Shares and the Surplus Debentures, in each case, upon the terms and subject to the conditions set forth in the Stock and Asset Purchase Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements set forth herein and in the Stock and Asset Purchase Agreement and the other Ancillary Agreements, the parties hereto hereby agree as follows:

     Section 45. Definitions. Capitalized terms used herein and not defined herein shall have the respective meanings assigned to them in the Stock and Asset Purchase Agreement.

     Section 46. Assignment of Shares, Surplus Debentures; Acceptance of Assignment. Effective as of the date hereof, subject to the terms and conditions set forth in the Stock and Asset Purchase Agreement Seller hereby sells, assigns and transfers to Buyer all of Seller’s right, title and interest in the Shares and the Surplus Debentures, free and clear of all Liens, Stock Restrictions and Permitted Liens, as applicable. Buyer hereby acquires, accepts and takes an assignment of the Shares and the Surplus Debentures so assigned.

     Section 47. Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement.

     Section 48. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

     Section 49. Jurisdiction. Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court of the United States located in the State of New York with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

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     Section 50. Successors and Assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise.

     Section 51. No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement.

     Section 52. Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

     Section 53. Headings. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first written above.

STANDARD MANAGEMENT CORPORATION

By:
Name:
Title:

CAPITAL ASSURANCE CORPORATION

By:
Name:
Title:

F-2

EXHIBIT G

SHAREHOLDERS AGREEMENT

by and among

CAPITAL ASSURANCE CORPORATION

and

STANDARD MANAGEMENT CORPORATION

and

CAPITAL ASSURANCE HOLDINGS, LLC

Dated as of [ ]

SHAREHOLDERS AGREEMENT

     This SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of [ ], is entered into by and among Capital Assurance Corporation, a Delaware corporation (the “Company”), Standard Management Corporation, an Indiana corporation (the “Stockholder”), Capital Assurance Holdings LLC, a Delaware limited liability company and any future stockholder of the Company that becomes a party to this Agreement (each, a “Shareholder” and collectively, the “Shareholders”).

     WHEREAS, the Company has entered into a Stock and Asset Purchase Agreement with Stockholder, dated February 9, 2005 (the “Purchase Agreement”), pursuant to which and in connection with the transactions contemplated thereby, Stockholder has acquired beneficial ownership of certain preferred stock of the Company (the “Series A Preferred Stock”);

     WHEREAS, the Stockholder has an option to exchange the Series A Preferred Stock into shares of Common Stock (as defined below) (any such shares of Common Stock received by the Stockholder in the exercise of such exchange rights are hereinafter referred to as the “Shares”) pursuant to and in accordance with the Certificate of Designations of Series A Preferred Stock of Capital Assurance Corporation dated as of [ ];

     WHEREAS, the Company and the Stockholder each desire to make certain covenants and agreements concerning, among other things, the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”); and

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the Company and Stockholder hereby agree as follows:

     Section 54. Definitions.

     As used in this Agreement, the following terms shall have the meanings set forth below:

     “Common Stock” means the common stock, par value $0.01 per share, of the Company.

     “Company” has the meaning set forth in the first paragraph of this Agreement.

     “Counsel” has the meaning set forth in Section 5(a) of this Agreement.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Governmental Entity” means any agency, administrative division or department (or administrative subdivision), commission, regulatory authority, Taxing or administrative authority, guaranty fund association, court or other judicial body or legislature of the government of the United States or of any state, city, municipality, county or town thereof, or of any foreign jurisdiction, including the employees or agents of any thereof.

     “Interruption Period” has the meaning set forth in Section 5(d) of this Agreement.

     “list” means the listing of any securities on any stock exchange, quotation system or other securities market in Europe, the United States or elsewhere.

     “Losses” has the meaning set forth in Section 8(a) of this Agreement.

     “Misstatement/Omission” has the meaning set forth in Section 8(a) of this Agreement.

     “Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

     “Piggyback Registration” has the meaning set forth in Section 2(a) of this Agreement.

     “Proposed Purchaser” has the meaning set forth in Section 7(a) of this Agreement.

     “Purchase Offer” has the meaning set forth in Section 7(c) of this Agreement.

     “qualify” means the qualification of any securities for sale, or of any offering document in relation thereto, with any securities regulatory authority.

     “register” means the preparation and filing of a Registration Statement in compliance with the Securities Act and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.

     “Registrable Securities” means the Shares; provided, however, any particular Shares will cease to be Registrable Securities when (i) they have been distributed to the public pursuant to an offering registered under the Securities Act, (ii) they have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act or (iii) they are eligible for immediate sale pursuant to Rule 144(k) under the Securities Act.

     “Registration Statement” means any registration statement under the Securities Act of the Company that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related prospectus and any information deemed to be a part of such prospectus pursuant to Rule 430A under the Securities Act, all amendments and supplements to such registration statement or prospectus, including pre-and post-effective amendments (including any registration statement filed pursuant to Rule 462(b) under the Securities Act), all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

     “Requested Information” has the meaning set forth in Section 5(a) of this Agreement.

     “Sale Notice” has the meaning set forth in Section 7(a) of this Agreement.

     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Selling Shareholders” has the meaning set forth in Section 7(a) of this Agreement.

     “Shares” has the meaning set forth in the recitals to this Agreement.

     “Shareholder” has the meaning set forth in the first paragraph of this Agreement.

     “Stockholder” has the meaning set forth in the first paragraph of this Agreement.

     “Transfer” means to sell or otherwise transfer an interest, in whole or in part, provided, however, that Transfer shall not include (i) the bona fide pledge of Common Shares in connection with a loan by a financial institution or any transfer back to the pledgor by the pledgee of such Common Shares following the termination of any such bona fide pledge, or any such assignment or transfer that is made involuntarily or by operation of law or at a judicial sale.

     “Transferee” has the meaning set forth in Section 7(e) of this Agreement.

     Unless otherwise stated, capitalized terms used but not defined herein have the meanings set forth in the Purchase Agreement.

     Section 55. Piggyback Registrations.

          (a) Right to Piggyback. Provided that the Stockholder holds Registrable Securities at such time, whenever the Company proposes to register any of its Common Stock under the Securities Act (other than a registration statement on Form S-4 or S-8 or any successor forms to such forms), whether or not for sale for its own account, the Company will give prompt written notice of such proposed filing to Stockholder at least thirty (30) days before the anticipated filing date. Such notice shall offer Stockholder the opportunity to register such amount of the Registrable Securities as it shall request (a “Piggyback Registration”). Subject to Section 2(b) hereof, the Company shall include in such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after such notice has been received by Stockholder, provided, however, that if, at any time after giving written notice of its intention to register any Common Stock pursuant to this Section 2(a) and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register such Common Stock, the Company shall give written notice to the Stockholder and, thereupon, shall be relieved of its obligations to register any Registrable Securities in connection with such registration. If the Registration Statement relating to the Piggyback Registration is to cover an underwritten offering, such Shares shall be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. Stockholder shall be permitted to withdraw all or part of the Shares from a Piggyback Registration at any time prior to the effective time of such Piggyback Registration.

          (b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company by or through one or more underwriters of recognized standing and the lead underwriters advise the Company that, in their good faith judgment, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without materially and adversely affecting the marketability of the offering, then the Company will include in the Registration Statement relating to such registration (i) first, the securities the Company proposes to sell, and (ii) second, the Registrable Securities requested to be included in such registration by

Stockholder and the securities requested to be included in such registration by other selling security holders (if any), reduced, in each case, on a pro rata basis, based on the amount of Registrable Securities owned by Stockholder and the securities owned by each such other selling security holder; provided, however, that the amount of Registrable Securities requested to be included in the offering by Stockholder shall not be reduced unless there is first excluded from such Registration Statement all Registrable Securities proposed to be included therein by (i) any holder thereof not having any such contractual incidental registration rights or (ii) any holder thereof having contractual incidental registration rights subordinate and junior to the rights of the Stockholder. If as a result of the proration provisions of this Section 2(b), the Stockholder is not entitled to include all of its Shares in such Piggyback Registration, the Stockholder shall nevertheless continue to have the right to include any remaining Shares then held by it in any subsequent Registration Statement as may be filed by the Company with respect to offerings of its Common Stock.

     Section 56. Hold-Back Agreements.

          (a) Company Hold-Back. The Company agrees (i) if so required by the lead underwriters of an underwritten offering effected pursuant to a Registration Statement under Section 2 hereof, not to effect any public or private sale or distribution of securities of the same type (including any underlying securities) as the Registrable Securities included in such underwritten registration, or any securities convertible into or exchangeable or exercisable for such securities, during the ten (10) days prior to the pricing of such offering and until the earlier of (A) the end of the 180-day period beginning on the date of pricing of such offering (except as part of such underwritten offering and except pursuant to registrations on Form S-4 or Form S-8 (or any successor forms to such forms)), unless the lead underwriters for such offering otherwise agree, and (B) the abandonment of such offering, and (ii) to use commercially reasonable efforts to cause each holder of securities of the same type as the securities included in such underwritten offering, or any securities convertible into or exchangeable or exercisable for such securities, in each case purchased from the Company at any time after the date of this Agreement (other than in a registered public offering), to agree not to effect any public or private sale or distribution or otherwise dispose (including sales pursuant to Rule 144 under the Securities Act) of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the lead underwriters for such offering otherwise agree.

          (b) Stockholder Hold-Back. If the Company registers securities of the Company in connection with an underwritten public offering of its Common Stock solely by the Company, Stockholder, if so requested by the lead underwriters of such underwritten offering, agrees not to effect any public sale or distribution of any of the Registrable Securities, including any sale pursuant to Rule 144 under the Securities Act (other than as a part of such underwritten public offering) without the consent of the Company or such lead underwriters during the period commencing on a date specified by the lead underwriters, such date not to exceed ten (10) days prior to the effective date of such Registration Statement, and ending on the earlier of (A) 180 days after the pricing of such offering, (B) the abandonment of such offering and (C) the first date on which the Company or any affiliate or executive officer of the Company is permitted to sell the Common Stock.

     Section 57. Obligations of the Company. Whenever the Company is required to register Registrable Securities pursuant to Section 2 hereof, the Company will use its reasonable best efforts to effect the registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

          (a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities as prescribed by Section 2 on a form available for the sale of the Registrable Securities by Stockholder in accordance with the intended method or methods of distribution thereof and use its reasonable best efforts to cause such Registration Statement to become and remain effective within the time periods and otherwise as provided herein;

          (b) prepare and file with the SEC such amendments, (including post-effective amendments) to the Registration Statement and such supplements to the prospectus as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

          (c) furnish to Stockholder and to each underwriter, if any, such number of copies of such Registration Statement, each amendment and post-effective amendment thereto, the prospectus included in such Registration Statement (including each preliminary prospectus and any supplement to such prospectus and any other prospectus filed under Rule 424 of the Securities Act), in each case including all exhibits, and such other documents as Stockholder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by Stockholder or to be disposed of by such underwriter (the Company hereby consenting to the use in accordance with all applicable law of each such Registration Statement (or amendment or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) by Stockholder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Registration Statement or prospectus);

          (d) use its reasonable best efforts to register or qualify and, if applicable, to cooperate with Stockholder, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of, the Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions as the Stockholder or lead underwriters (if any) shall reasonably request, to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the applicable Registration Statement; provided, however, that the Company will not be required (i) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (ii) to subject itself to general taxation in any such jurisdiction or (iii) to consent to general service of in any such jurisdiction;

          (e) use its reasonable best efforts to cause all such Registrable Securities to be listed on a principal national securities exchange, or included in an inter-dealer quotation system of a registered national securities association, on or in which securities of the same class or series issued by the Company are then listed or included;

          (f) provide a transfer agent and registrar for all such Registrable Securities and a CUSIP number or other recognized securities identification number for all such Registrable Securities not later than the effective date of such Registration Statement;

          (g) comply with all applicable rules and regulations of the SEC, and make available to its security holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than 45 days after the end of any 12-month period (or 90 days after the end of any 12-month period if such period is a fiscal year) (or in each case within such extended period of time as may be permitted by the SEC for filing the applicable report with the SEC) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in an underwritten offering or (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Company after the effective date of a Registration Statement, which earnings statement shall cover said 12-month period;

          (h) use its reasonable best efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement or suspending the qualification (or exemption from qualification) of any of the Registrable Securities included therein for sale in any jurisdiction, and, in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, the Company will use commercially reasonable efforts promptly to obtain the withdrawal of such order at the earliest possible moment;

          (i) obtain “cold comfort” letters and updates thereof (which letters and updates (in form, scope and substance) shall be reasonably satisfactory to the lead underwriters, if any, and Stockholder) from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each of the underwriters, if any, and Stockholder, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings and such other matters as the lead underwriters, if any, or Stockholder may reasonably request;

          (j) obtain opinions of independent counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead underwriters, if any, and Stockholder), addressed to Stockholder and each of the underwriters, if any, covering the matters customarily covered in opinions of issuer’s counsel requested in underwritten offerings, such as the effectiveness of the Registration Statement and such other matters as may be requested by such counsel and lead underwriters, if any;

          (k) promptly notify Stockholder and the lead underwriters, if any, and confirm such notice in writing:

               (i) when a prospectus or any supplement or post-effective amendment to such prospectus has been filed and, with respect to a Registration Statement or any post-effective amendment thereto, when the same has become effective,

               (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related prospectus or for additional information,

               (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of any prospectus or the initiation of any proceedings by any Person for that purpose,

               (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of a Registration Statement or any of the Registrable Securities for offer or sale under the securities or blue sky laws of any jurisdiction, or the contemplation, initiation or threatening of any proceeding for such purpose, and

               (v) of the happening of any event or the existence of any facts that make any statement made in such Registration Statement or prospectus untrue in any material respect or that require the making of any changes in such Registration Statement or prospectus so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of any prospectus), not misleading (which notice shall be accompanied by an instruction to Stockholder and the lead underwriters, if any, to suspend the use of the prospectus until the requisite changes have been made);

          (l) if requested by the lead underwriters, if any, or Stockholder, promptly incorporate in a prospectus, supplement or post-effective amendment such information as the lead underwriters, if any, and Stockholder reasonably request to be included therein relating to the sale of the Registrable Securities, including, without limitation, information with respect to the number of shares of Registrable Securities being sold to the underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering, and make all required filings of such prospectus, supplement or post-effective amendment promptly following notification of the matters to be incorporated in such supplement or post-effective amendment;

          (m) furnish to Stockholder and the lead underwriters, without charge, at least one signed copy of the Registration Statement;

          (n) as promptly as practicable upon the occurrence of any event contemplated by clause 4(k)(v) above, prepare a supplement or post-effective amendment to the Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold hereunder, the prospectus will not contain an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or prospectus or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

          (o) if such offering is an underwritten offering, enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other appropriate and reasonable actions requested by Stockholder or by the lead underwriters (including cooperating in reasonable marketing efforts, including participation by the senior executives of the Company in any “roadshow” or similar meeting with potential investors) in order to expedite or facilitate the disposition of such Registrable Securities and, in connection therewith, provide indemnification provisions and procedures substantially to the effect set forth in Section 7 hereof with respect to all parties to be indemnified pursuant to said Section. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder.

     Section 58. Obligations of the Stockholder. In connection with the registration of the Registrable Securities, the Stockholder shall have the following obligations:

          (a) It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities that such Stockholder shall furnish to the Company such information regarding itself, the Shares held by it and the intended method of disposition of the Shares held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request. At least ten business days prior to the first anticipated filing date of a Registration Statement, the Company shall notify the Stockholder and its counsel, whether in-house or otherwise (“Counsel”) of the information the Company requires from the Stockholder (the “Requested Information”). If at least four business days prior to the anticipated filing date the Company has not received the Requested Information from the Stockholder or its Counsel, then the Company shall send the Stockholder and its Counsel a reminder of such information request. If at least two business days prior to the anticipated filing date the Company still has not received the Requested Information from the Stockholder or its Counsel, then the Company may file the Registration Statement without including the Registrable Securities. However, promptly upon receipt of the Requested Information, and at the Stockholder’s expense, the Company shall file such amendment(s) to the Registration Statement as may be necessary to include therein the Registrable Securities.

          (b) The Stockholder agrees to cooperate with the Company in connection with the preparation and filing of such Registration Statement hereunder, unless the Stockholder has notified the Company in writing of its election to exclude all of the Registrable Securities from such Registration Statement.

          (c) As promptly as practicable after becoming aware of such event, the Stockholder shall notify the Company of the occurrence of any event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d) The Stockholder agrees that, upon receipt of written notice from the Company of the happening of any event of the kind described in Section 4(k)(iii), (iv) or (v), Stockholder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement until Stockholder’s receipt of the copies of the supplemented or amended Registration Statement contemplated by Section 4(n), or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus (such period during which disposition is discontinued being an “Interruption Period”), and, if so directed by the Company, Stockholder will deliver to the Company all copies of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

     Section 59. Registration Expenses.

          (a) Expenses Generally. The Company shall bear all expenses incurred in connection with the registration or attempted registration of the Registrable Securities pursuant to Section 2 of this Agreement as provided herein. Such expenses shall include, all printing, legal and accounting expenses incurred by the Company or Stockholder and all registration and filing fees imposed by the SEC, any state securities commission or the principal national securities exchange or national market system on which the Common Stock is then traded or quoted. Notwithstanding the foregoing sentence, Stockholder shall be responsible for any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of Registrable Securities.

          (b) Withdrawal of Registration Statement. The obligation of the Company to bear the expenses described in Section 6(a) shall apply irrespective of whether a registration becomes effective, is withdrawn or suspended or is converted to another form of registration, irrespective of when any of the foregoing shall occur; provided, however, that the expenses described in Section 6(a) related to any Registration Statement withdrawn solely at the request of Stockholder (other than as a result of the occurrence of a material adverse development affecting the business or financial condition of the Company) or any supplements or amendments to a Registration Statement resulting from a Misstatement/Omission (as defined below) by Stockholder shall be borne solely by Stockholder.

     Section 60. Drag-Along Rights; Tag-Along Rights.

          (a) Drag Along Rights. If, at any time when no active public market exists for the shares of Common Stock, one or more holders of the Common Stock (the “Selling Shareholders”) propose to Transfer to any Person or group of Persons (the “Proposed Purchaser”) in any transaction or series of related transactions a number of shares of Common Stock equal to [50]% or more of the then outstanding shares of Common Stock, such Selling Shareholders may require the Stockholder to include in such Transfer all, but not less than all, of Shares held by the Stockholder by giving at least 30 days notice to the Company and the Stockholder (a “Sale Notice”) of their intention to exercise such right. Any Sale Notice shall state such Selling Shareholders’ intent to make such sale to the Proposed Purchaser, the exercise by such Selling Shareholder of its right to require the Stockholder to include its Shares in the Transfer, the kind and amount of consideration proposed to be paid for such Common Stock, the name of the Proposed Purchaser and the other material terms of the Transfer.

          (b) In the event the Selling Shareholders so provide a Sale Notice with respect to a Transfer, Stockholder shall contemporaneously with the Transfer by the Selling Shareholders, transfer its Shares for the same consideration and on the same terms as those provided by the Proposed Purchaser to the Selling Shareholders; provided, however, that the Stockholder shall in no event be required to Transfer its Shares pursuant to this Section 7(b) unless the consideration to be received by the Stockholder in such Transfer is at least equal to the aggregate stated value of the Series A Preferred Stock that was exchanged by the Stockholder for its Shares plus any accrued and unpaid dividends thereon as of the date of such exchange.

          (c) Tag Along Rights. If, at any time when no active public market exists for the shares of Common Stock, the Selling Shareholders propose to Transfer to the Proposed Purchaser in any transaction or series of related transactions a number of shares of Common Stock equal to [50]% or more of the then outstanding shares of Common Stock, and the Selling Shareholders have not given a Sale Notice to the Shareholder pursuant to Section 7(a), the Selling Shareholders shall have the obligation to cause such Proposed Purchaser to offer to acquire all Shares held by the Stockholder. In such event, at least 20 days prior to the date for such Transfer, the Selling Shareholders shall give notice to the Company and the Stockholder, stating such Selling Shareholders’ intent to make such sale to the Proposed Purchaser, the number of shares of Common Stock proposed to be transferred, the kind and amount of consideration to be paid for such Common Stock, the name of the Proposed Purchaser and the other material terms of the Transfer (the “Purchase Offer”). The Stockholder shall have the right to Transfer to the Proposed Purchaser all but not less than all of the Shares on the same terms and conditions and at the same price as the Selling Shareholders.

          (d) The Stockholder shall have 10 days from the receipt of the Purchase Offer in which to accept such Purchase Offer by written notice to the Selling Shareholders. If the Stockholder accepts such Purchase Offer, the Stockholder shall, contemporaneously with the Transfer by the Selling Shareholders, transfer its Shares for the same consideration and on the same terms as those provided by the Proposed Purchaser to the Selling Shareholders.

          (e) If any Shareholder or the Stockholder wishes to Transfer any of its Common Stock to another Person (a “Transferee”) pursuant to Section 7 hereof or otherwise, such Shareholder or the Stockholder shall, as a condition of such Transfer, require the Transferee to execute and deliver an agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by all the provisions hereof.

     Section 61. Indemnification.

          (a) Indemnification by Company. The Company agrees to indemnify and hold harmless, Stockholder, and each officer, director, employee, counsel, agent or representative of Stockholder and each other Person, if any, who controls, is controlled by or is under common control with such Stockholder (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against, all losses, claims, damages, liabilities, costs

(including, without limitation, costs of preparation and attorneys’ fees and disbursements) and expenses, including expenses of investigation (collectively, “Losses”) arising out of, caused by or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, any preliminary prospectus or final prospectus contained in any Registration Statement, or any amendment or supplement to such Registration Statement, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of (i) or (ii) above, a “Misstatement/Omission”), or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; provided, however, that the Company shall not be liable insofar as such Misstatement/Omission or violation is made in reliance upon and in conformity with information furnished in writing to the Company or its representatives by Stockholder or such officer, director, employee, counsel, agent or representatives or controlling Person of the Stockholder expressly for use therein. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of Stockholder. This indemnity shall be in addition to any other indemnification arrangements to which Company may otherwise be party.

          (b) Indemnification by Stockholder. In connection with any Registration Statement in which Stockholder is participating, Stockholder agrees to indemnify and hold harmless, the Company and officer, director, employee, counsel, agent or representative of the Company and each other Person, if any, who controls, is controlled by or is under common control with the Company (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against, any Losses arising out of or based upon any Misstatement/Omission contained in the Registration Statement, if and to the extent that such Misstatement/Omission was made in reliance upon and in conformity with information furnished in writing by Stockholder or any officer, director, employee, counsel, agent or representative or controlling Person of the Stockholder expressly for use therein and then only in an amount not in excess of the net proceeds received by Stockholder from the sale of all Registrable Securities sold by Stockholder in the offering.

          (c) Conduct of Indemnification Proceedings. In case any action, claim or proceeding shall be brought against any Person entitled to indemnification hereunder, such indemnified party shall promptly notify each indemnifying party in writing, and such indemnifying party shall assume the defense thereof including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses incurred in connection with the defense thereof. The failure to so notify such indemnifying party shall not affect any obligation it may have to any indemnified party under this Agreement or otherwise except to the extent that (as finally determined by a court of competent jurisdiction (which determination is not subject to review or appeal)) such failure materially prejudiced such indemnifying party. Each indemnified party shall have the right to employ separate counsel in such action, claim or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of each indemnified party unless: (i) such indemnifying party has agreed to pay such expenses; (ii) such indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to such indemnified party; or

(iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and such indemnifying party or an affiliate or controlling person of such indemnifying party, and such indemnified party shall have been advised by counsel that either (x) there may be one or more legal defenses available to it which are different from or in addition to those available to such indemnifying party or such affiliate or controlling person or (y) a conflict of interest may exist if such counsel represents such indemnified party and such indemnifying party or its affiliate or controlling person; provided, however, that such indemnifying party shall not, in connection with any one such action or proceeding, or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the fees and expenses of more than one separate firm of attorneys (in addition to its own counsel and any local counsel), which counsel shall be designated by such indemnified party.

     No indemnified party shall be liable for any settlement effected without its written consent. Each indemnifying party agrees, jointly and severally, that it will not, without the indemnified party’s prior written consent, consent to entry of any judgment or settle or compromise any pending or threatened claim, action or proceeding in respect of which indemnification or contribution may be sought hereunder unless the foregoing contains an unconditional release, in form and substance reasonably satisfactory to the indemnified parties, of the indemnified parties from all liability and obligation arising therefrom. The indemnifying party’s liability to any such indemnified party hereunder shall not be extinguished solely because any other indemnified party is not entitled to indemnity hereunder.

          (d) Survival. The indemnification provided for under this Agreement will (i) remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party, (ii) survive the transfer of securities and (iii) survive the termination of this Agreement.

          (e) Right to Contribution. If the indemnification provided for in this Section 8 is unavailable to, or insufficient to hold harmless, an indemnified party under Section 8(a) or Section 8(b) above in respect of any Losses referred to in such Sections, then each applicable indemnifying party shall have an obligation to contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and of Stockholder, on the other, in connection with the Misstatement/Omission which resulted in such Losses, taking into account any other relevant equitable considerations, provided, however, that in any such case, Stockholder will not be required to contribute except to the extent and under such circumstances as Stockholder would be required to provide indemnification hereunder and then only in an amount not in excess of the net proceeds received by Stockholder from the sale of all Registrable Securities sold by Stockholder in the offering. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Section 8(c) above, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation, lawsuit or legal or administrative action or proceeding.

     The relative fault of the Company, on the one hand, and of Stockholder, on the other, shall be determined by reference to, among other things, whether the relevant Misstatement/Omission relates to information supplied by the Company or by Stockholder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Misstatement/Omission.

     No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     Section 62. Miscellaneous.

          (a) Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally, (ii) on the third business day after being mailed by certified mail, return receipt requested, (iii) the next business day after delivery to a recognized overnight courier, or (iv) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile (and shall also be transmitted by facsimile to the Persons receiving copies thereof), to the parties at the following addresses or facsimile numbers (or to such other address and facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company to:

Capital Assurance Corporation
100 Mallard Creek Road, Suite 197
Louisville, KY 40207
Attention: John Franco, President
Facsimile: (502) 259-9513
Telephone: (502) 259-9495

With a copy to:

LeBoeuf, Lamb, Greene & MacRae, L.L.P. 125 West 55th Street New York, NY 10019-5389 Attention: Donald B. Henderson, Jr. Facsimile: (212) 424-8500 Telephone: (212) 424-8000

If to the Stockholder to:

Standard Management Corporation 10689 N. Pennsylvania Indianapolis, IN 46280 Facsimile: (317) 574-6227 Attention: Ronald D. Hunter, Chairman and Chief Executive Officer

With a copy to:

Troutman Sanders LLP Bank of America Plaza 600 Peachtree Street, N.E., Suite 5200 Atlanta, GA 30308 Attention: Marlon F. Starr Facsimile: (404) 962-6740 Telephone: (404) 885-3287

If to Capital Assurance Holdings LLC to:

Capital Assurance Holdings LLC
100 Mallard Creek Road, Suite 197
Louisville, KY 40207
Attention: John Franco, President
Facsimile: (502) 259-9513
Telephone: (502) 259-9495

With a copy to:

LeBoeuf, Lamb, Greene & MacRae, L.L.P. 125 West 55th Street New York, NY 10019-5389 Attention: Donald B. Henderson, Jr. Facsimile: (212) 424-8500 Telephone: (212) 424-8000

          (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by the Company and the Stockholder.

          (c) Successors and Assigns. No party may assign any of its or his rights or delegate any of its or his obligations under this Agreement without the prior written consent of the other parties, except that the Company may, without the consent of the Stockholder, assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise.

          (d) No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except as such rights as may inure to a successor or permitted assignee under Section 9(c).

          (e) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

          (f) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter other than the Stock and Asset Purchase Agreement and any other agreement, document or instrument expressly referenced therein.

          (g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provisions of this Agreement.

          (h) Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

          (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his or its right to exercise any such or other right, power or remedy or to demand such compliance.

          (j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without giving effect to the principles of conflict of laws thereof.

          (k) Jurisdiction. Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court of the United States located in Indianapolis, Indiana with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

          (l) Waiver of Jury Trial. The Stockholder hereby waives, to the fullest extent permitted by applicable law, any right he may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.

          (m) Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his or its legal representative drafted the provision.

          (n) Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

          (o) Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

IN WITNESS WHEREOF the parties hereto have or have caused this Shareholders Agreement to be duly executed as of the date first above written.

CAPITAL ASSURANCE
CORPORATION

By:

STANDARD MANAGEMENT
CORPORATION

By:

CAPITAL ASSURANCE HOLDINGS
LLC

By:

EXHIBIT H

STOCK PLEDGE AGREEMENT

     THIS STOCK PLEDGE AGREEMENT (this “Agreement”) is made as of February [ ], 2005, by and between Capital Assurance Corporation (the “Secured Party”) and Standard Management Corporation (the “Pledgor”).

     WHEREAS, Pledgor and Secured Party have entered into a certain Stock and Asset Purchase Agreement dated February 9, 2005 (the “Purchase Agreement”); and

     WHEREAS, in connection with the closing of the transactions contemplated under the Purchase Agreement, the Pledgor is issuing the Pledged Shares (defined below) to the Secured Party; and

     WHEREAS, in order to secure the payment and performance in full of the indemnification obligations of the Pledgor under the Purchase Agreement, the Pledgor has agreed to pledge to Secured Party and to grant to Secured Party a security interest in the Pledged Shares;

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties agree as follows:

Section 63.

DEFINITIONS

     (a) Definitions. For all purposes of this Agreement:

          (i) “Collateral” shall have the meaning attributable to it in Section 2.01.

          (ii) “Event of Default” means the failure by the Pledgor to pay in full when due any amount payable to Secured Party and the continuation of such failure for thirty (30) days after notice to Pledgor from Secured Party.

          (iii) “Pledged Shares” means 5,000 Shares of Series A Preferred Stock, $1000 par value per share, of Secured Party, evidenced on the date hereof by certificate number ___.

          (iv) “Secured Obligations” means all of the indemnification obligations and liabilities of Pledgor to the Secured Party arising under Article XI of the Purchase Agreement.

          (v) “UCC” means the Uniform Commercial Code, as now or hereinafter in effect in the State of Indiana.

Section 64.

PLEDGE AND ASSIGNMENT BY THE PLEDGOR

     (a) Pledge and Assignment. In order to secure the payment and performance in full of all of the Secured Obligations, the Pledgor, as record and beneficial owner, hereby pledges, hypothecates and assigns to the Secured Party, and hereby grants to the Secured Party a continuing security interest in, all of Pledgor’s right, title and interest in and to the following: (a) each of the Pledged Shares and all of the certificates representing the Pledged Shares; (b) all interest, dividends, cash, instruments and other property from time to time received, receivable, or distributed in respect of any and all of the foregoing, excluding, however, any dividends paid on the Pledged Shares at any time when an Event of Default does not then exist; (c) all proceeds of any and all of the foregoing; (d) all security entitlements of the Pledgor in respect to any and all of the foregoing and all proceeds of any such security entitlements; and (e) all of the Pledgor’s rights and all other benefits whatever now existing or hereafter arising in, to, under or in respect of the Pledged Shares (collectively, the “Collateral”).

     TO HAVE AND TO HOLD all of the foregoing unto the Secured Party, subject, however, to the terms and conditions set forth in this Agreement.

     (b) Value of Pledge Shares; Payment of Pledged Obligations. The Pledgor and Secured Party agree that the value of each share of the Pledged Shares shall at all times during the term of this Agreement be deemed by the parties to be $1000 plus all accrued and unpaid dividends thereon. The aggregate value ascribed to the Pledged Shares is Five Million Dollars ($5,000,000).

     (c) Payment of Secured Obligations. Secured Obligations shall be deemed to be due and payable when either (i) Pledgor has acknowledged in writing that such obligations are due, (ii) such obligations or liabilities arise out of Third Party Claims (as defined in the Purchase Agreement) as to which the Pledgor has assumed the defense or (iii) such obligations have been determined to be due in a final and non-appealable order of a court of competent jurisdiction.

Section 65.

REPRESENTATIONS

     (a) Beneficial Ownership of Pledged Shares. The Pledgor hereby represents and warrants to the Secured Party that Pledgor is the sole legal, record, and beneficial owner of each of the Pledged Shares. None of the Pledged Shares is subject to any pledge, hypothecation, assignment, mortgage, lien, security interest, charge or other encumbrance of any kind created by or through Pledgor except that created by this Agreement. None of the Pledged Shares is subject to any voting agreements, voting trusts, trust deeds, irrevocable proxies or any other similar agreements or instruments of any kind created by or through Pledgor, except this Agreement.

Section 66.

COVENANTS

     (a) Defense of Secured Party’s Title and Rights. The Pledgor hereby covenants with the Secured Party that the Pledgor will defend the Secured Party’s right, title and property interest in and to all of the Pledged Shares. The Pledgor will not sell, assign or otherwise transfer or dispose of any of the Pledged Shares, and it will not create, assume, incur or permit to exist any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind in respect of any of the Pledged Shares; excluding, however, the lien, pledge, and security interest created under this Agreement.

Section 67.

POWER OF ATTORNEY

     (a) Power of Attorney. Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Shares for certificates or instruments of smaller or larger denominations. Upon and after an Event of Default, Pledgor irrevocably designates, makes, constitutes and appoints Secured Party (and all Persons designated by Secured Party) as its true and lawful attorney (and agent-in-fact) and Secured Party, or Secured Party’s agent, may, without notice to Pledgor, and at such time or times thereafter as Secured Party or said agent, in its discretion, may determine, in the name of Pledgor or Secured Party: () endorse the name of Pledgor upon any checks, notes, acceptance, money orders, certificates, drafts or other forms of payment of security that come into Secured Party’s possession to the extent they constitute Pledged Collateral; and () do all acts and things necessary, in Secured Party’s discretion, to fulfill the obligations of Pledgor under this Agreement.

Section 68.

enforcement of the security

     (a) Upon and after the occurrence of any Event of Default hereunder, Secured Party shall have the following rights and remedies:

               (a) Secured Party may offset any accrued but unpaid dividends on the Pledged Shares against the Secured Obligations then due and payable;

               (b) Secured Party may, without demand and without advertisement, notice or legal process of any kind (except as may be required by law), all of which Pledgor waives, at any time or times apply any cash distributions or dividend payable in respect of the Pledged Shares to the Secured Obligations then due and payable; and

               (c) Secured Party may repossess and cancel the minimum number of whole shares of the Pledge Shares having a value sufficient to pay the Secured Obligations, the nonpayment of which gave rise to such Event of Default. To the extent that the Pledged Shares so cancelled represent only a portion of the Pledged Shares evidenced by a certificate, Secured Party shall issue a new certificate for the uncancelled balance of the Pledged Shares. The Pledgor shall execute stock powers to effect such repossession or cancellation if requested by Secured Party.

     (b) In the event that Pledgor acknowledges an obligation in writing pursuant to 2.03(i) such writing shall also contain a statement to the effect that Pledgor consents to the repossession or cancellation of such Pledged Shares in partial or full satisfaction, as the case may be, of the Secured Obligation.

     (c) Secured Party hereby acknowledges and agrees that (a) the Secured Obligations represent a contingent obligation, the maturity of which cannot be accelerated, (b) the occurrence of an Event of Default with respect to any portion of the Secured Obligations shall not permit Secured Party to accelerate the due date, or otherwise demand payment, of any other portion of the Secured Obligations and (c) an Event of Default with respect to any portion of Secured Obligations shall not permit Secured Party to exercise its rights or remedies hereunder with respect to any other portion of Secured Obligations. Pledgor acknowledges and agrees that the prior exercise by Secured Party of its rights and remedies hereunder with respect any portion of the Collateral as a result of an Event of Default with respect to any portion of the Secured Obligations shall not be a defense to, restrict or otherwise impair Secured Party’s right or ability to exercise its rights and remedies hereunder with respect to any other portion of the Collateral upon the occurrence of an Event of Default with respect to any other portion of the Secured Obligations.

Section 69.

application of moneys in collateral

     (a) Application and Deemed Application of Proceeds. All moneys realized by the Secured Party pursuant to Sections Section 68(a)(a) or Section 68(a)(b) above shall be utilized by the Secured Party to satisfy the Secured Obligations giving rise to such Event of Default. Upon cancellation of shares of Pledged Shares pursuant to Section Section 68(a)(c) hereof, Secured Party shall be deemed to have received proceeds in an amount equal to the value of the Pledge Shares so cancelled and the Secured Obligations giving rise to such Event of Default shall be deemed satisfied, to the extent of the value of such Pledged Shares.

     If after exhausting all of the Collateral there is a deficiency, the Pledgor will be liable therefor to the Secured Party; provided, however, that nothing contained herein will obligate the Secured Party to proceed against the Collateral prior to proceeding against Pledgor or any other party obligated under the Secured Obligations or against any other collateral for the Secured Obligations. To the extent there are surplus proceeds available after Secured Party has exercised its remedies hereunder (including, but not limited to, surplus deemed proceeds arising from the cancellation of Pledged Shares having a value in excess of the Secured Obligations then due and payable), Secured Party shall pay such surplus to Pledgor in cash.

Section 70.

termination

     (a) This Agreement shall terminate on the earlier of (a) the date all Pledged Obligations have been satisfied or expire, (b) the date that Pledgor’s obligations under Article XI of the Purchase Agreement terminate, (c) the date the Pledged Shares are exchanged for common stock of the Secured Party and (d) [Closing Date], 2009.

Section 71.

PROVISIONS OF GENERAL APPLICATION

     (a) Notices. All notices and other communications under this Agreement shall be in given in accordance with Section 13.02 of the Purchase Agreement.

     (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by the Secured Party and the Pledgor.

     (c) Successors and Assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise.

     (d) No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except as such rights as may inure to a successor or permitted assignee under Section 9.03.

     (e) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

     (f) Entire Agreement. This Agreement and the Purchase Agreement embody the entire agreement and understanding among the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter.

     (g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provisions of this Agreement.

     (h) Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

     (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without giving effect to the principles of conflict of laws thereof.

     (k) Jurisdiction. Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court of the United States located in the State of Indiana with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

     (l) Waiver of Jury Trial. Each of the parties hereto hereby waive, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.

     (m) Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

     (n) Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

     (o) Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

     IN WITNESS WHEREOF, this PLEDGE AGREEMENT has been duly executed by or on behalf of each of the parties hereto as of the day and in the year first above written.

CAPITAL ASSURANCE CORPORATION

By:
Name:
Title:

STANDARD MANAGEMENT CORPORATION

By:
Name:
Title: